      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2000
                                          REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             ELEMENT K CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            16-1580060
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            500 CANAL VIEW BOULEVARD
                           ROCHESTER, NEW YORK 14623
                                 (716) 240-7500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                LANCE E. D'AMICO
                         VICE PRESIDENT, SECRETARY AND
                                GENERAL COUNSEL
                             ELEMENT K CORPORATION
                            500 CANAL VIEW BOULEVARD
                           ROCHESTER, NEW YORK 14623
                                 (716) 240-7500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                  STACY J. KANTER                                    STEPHEN L. BURNS
                  HOWARD L. ELLIN                                 CRAVATH, SWAINE & MOORE
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                        825 EIGHTH AVENUE
                 FOUR TIMES SQUARE                               NEW YORK, NEW YORK 10019
           NEW YORK, NEW YORK 10036-6522                            TEL: (212) 474-1000
                TEL: (212) 735-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
          TITLE OF SECURITIES BEING REGISTERED                    OFFERING PRICE(1)             REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Class A common stock, $.01 par value.....................            $75,000,000                    $19,800
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) of the Securities Act.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 9, 2000

                                        Shares

                                 elementk LOGO

                              Class A Common Stock

                               ------------------

     Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of the Class A common stock is
expected to be between $     and $     per share. We have applied to list our
Class A common stock on The Nasdaq Stock Market's National Market under the symbol "LMNK."

     The underwriters have an option to purchase a maximum of      additional
shares of our Class A common stock to cover over-allotments of shares.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 8.

                                                                  UNDERWRITING    PROCEEDS TO
                                                       PRICE TO   DISCOUNTS AND    ELEMENT K
                                                        PUBLIC     COMMISSIONS    CORPORATION
                                                       --------   -------------   -----------
Per Share............................................        $             $              $
Total................................................  $             $              $

     Delivery of the shares of our Class A common stock will be made on or about
          , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                                   CHASE H&Q
                                                      THOMAS WEISEL PARTNERS LLC

                The date of this prospectus is           , 2000.

                              [INSIDE FRONT COVER]

                                   [ARTWORK]

                               ------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    8
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS AND INDUSTRY
  DATA................................   17
USE OF PROCEEDS.......................   18
DIVIDEND POLICY.......................   18
CAPITALIZATION........................   19
DILUTION..............................   20
SELECTED HISTORICAL FINANCIAL DATA....   21
UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS..........................   22
CORPORATE HISTORY AND ORGANIZATION....   31
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   35
BUSINESS..............................   41

                                        PAGE
                                        ----
MANAGEMENT............................   52
RELATED PARTY TRANSACTIONS............   58
PRINCIPAL STOCKHOLDERS................   61
DESCRIPTION OF CAPITAL STOCK AND
  MEMBERSHIP UNITS....................   63
SHARES ELIGIBLE FOR FUTURE SALE.......   69
IMPORTANT UNITED STATES FEDERAL TAX
  CONSEQUENCES TO NON-U.S. HOLDERS OF
  OUR CLASS A COMMON STOCK............   71
UNDERWRITING..........................   73
NOTICE TO CANADIAN RESIDENTS..........   76
LEGAL MATTERS.........................   77
EXPERTS...............................   77
WHERE YOU CAN FIND MORE INFORMATION...   77
INDEX TO FINANCIAL STATEMENTS.........  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus, including the risk factors and our financial statements, before deciding to invest in our Class A common stock.

                                  OUR COMPANY

     We are a leading provider of Web-based learning, or e-learning, designed to address the strategic objectives of businesses and government organizations by helping them build knowledge, expand competencies and improve productivity. Our e-learning course and reference libraries can be conveniently accessed through standard Web browsers. We enhance our e-learning environment through the use of multimedia content, simulations, searchable databases, message boards, e-mail and chat rooms. Our solution includes a learning management system that allows our customers to track and evaluate participation and performance. We believe that our e-learning offerings enable our customers to improve productivity and generate greater returns on their e-learning investments than those that are typically achieved through traditional classroom or other forms of computer-based training.

     We believe that our early entry into the e-learning market in 1997 has enabled us to become a leader in paid subscriptions and the number of courses offered. We market and deliver approximately 400 high-quality online courses, which deliver approximately 2,600 hours of training, covering a broad array of information technology, or IT, topics as well as a growing library of business and professional courses. We are translating several of these courses into foreign languages and currently have more than 80 translated versions representing more than 400 hours of training. Our current customers include American Express, IBM, Intel, Prudential, the State of Texas, Toyota and the U.S. Navy. Our corporate and government customers generally purchase annual subscriptions that give individual employees unlimited access to one or more of our libraries of online courses. As of March 31, 2000, we had more than 140,000 active subscriptions that were sold directly to businesses and government organizations. We also sell our e-learning offerings through resale and licensing agreements, including through strategic relationships with Gateway, Micron and ZDNet. In 1999, our revenues totaled $10.5 million, a 114% increase over 1998 revenues. Pro forma for the acquisition of the remaining interests in our content development affiliate, our 1999 revenues were $17.3 million.

     According to TRAINING Magazine, domestic corporations with more than 100 employees budgeted $62.5 billion for training in 1999. Although corporate learning has historically consisted primarily of classroom-based training programs, we believe this traditional methodology has a number of limitations, including travel and opportunity costs, inability to update content in a timely manner, difficulty in tailoring courses to a student's needs, facility and instructor costs and poor tracking and assessment capabilities. In response to these limitations, many businesses and government organizations are seeking more effective learning solutions, and an increasing number are adopting e-learning to meet their training needs. A study published in January 2000 by International Data Corporation, or IDC, estimated that the U.S. market for e-learning was about $1.1 billion in 1999 and projected to grow at a compound rate of 79% annually to $11.4 billion in 2003. The largest segment of the U.S. e-learning market is currently IT training, which the IDC study estimated to be $870 million in 1999 and projected to grow to $5.3 billion in 2003. We believe e-learning providers that offer a fully-hosted, integrated solution -- comprising an extensive array of high-quality content, an enhanced learning experience and a robust learning management system -- are uniquely positioned to take advantage of this growing market opportunity.

     We provide a complete e-learning solution. Our solution features anytime, anywhere accessibility and extensive libraries of high-quality course and reference materials. Our enhanced learning experience offers several online learning modalities, including instructor-led courses, self-paced tutorials and reference sources. Our solution also includes a robust learning management system that allows our customers to easily deploy our service throughout their organizations and to track its use and effectiveness. Because we provide a fully-hosted solution, our customers avoid the expense of designing, building and maintaining infrastructure and content themselves.

     We intend to build on our expertise in e-learning to take advantage of the growing market opportunity and to become the leading provider of high-quality e-learning solutions for businesses and government organizations. We are pursuing a strategy consisting of the following key elements:

     - creating diverse revenue streams from our integrated e-learning solution and its individual components;

     - expanding our sales and distribution channels by substantially increasing our enterprise sales team and telesales force and by further developing our relationships with resellers;

     - broadening our course libraries to include more than 500 IT and 75 business and professional courses by December 2000;

     - enhancing our learning management system by upgrading our learner assessment capabilities and by introducing authoring tools that will enable our customers to create their own proprietary content; and

     - continually improving our users' learning experience by providing greater functionality and a more engaging experience.

                       CORPORATE HISTORY AND ORGANIZATION

     Since the introduction of our e-learning offerings in 1997, we operated within a division of Ziff-Davis. In February 2000, Ziff-Davis sold this division to an investment group composed of U.S. Equity Partners, L.P., a private equity fund managed by Wasserstein Perella Group, Inc., and several co-investors.

     The following chart summarizes our corporate structure at the completion of the offering:

                        [CORPORATE STRUCTURE FLOWCHART]

     For more information regarding our corporate history and organization, see "Corporate History and Organization."

     Each share of Class A common stock of Element K Corp. to be issued in the offering is economically equivalent, except for differences arising from the different tax treatment of an LLC member compared to a corporate stockholder, to a membership unit in Element K, including those owned by USEP and the co-investors. For further details, see "Description of Capital Stock and Membership Units."

     Unless the context otherwise requires, in this prospectus:

     - "Element K Corp." refers to Element K Corporation, the company whose shares of Class A common stock you will be purchasing if you decide to invest in the offering and whose sole business is to own membership interests in and serve as manager of Element K Holdings LLC;

     - "Element K" refers collectively to Element K Holdings LLC, a holding company, and its wholly-owned operating subsidiaries, including Element K LLC;

     - "We," "us" and "our" refer collectively to Element K Corp. and Element K, the business of Element K, or any of these, as the case may be;

     - "Wasserstein Perella" refers to Wasserstein Perella Group, Inc. and its affiliates, including USEP and WP Management Partners, LLC;

     - "USEP" refers to U.S. Equity Partners, L.P., an affiliate of Wasserstein Perella;

     - "Co-investors" refers to the founding equity investors, including some of our executive officers, who, in conjunction with USEP, invested in Element K;

     - "Press" refers to Element K Press LLC, an affiliate of ours that sells training courseware in print media;

     - "Content" refers to Element K Content LLC, an affiliate of ours that develops content for us and Press and that will be 100% owned by Element K after the offering;

     - "Ziff-Davis" refers to Ziff-Davis Inc. and its subsidiaries, the company which was the prior owner of our business; and

     - "ZD Education" refers to ZD Education, a division of Ziff-Davis that was purchased by entities formed by USEP.

                            ------------------------

     We have recently adopted the corporate identity and brand name "Element K," which is the subject of a pending federal trademark application, and we have obtained the Internet domain names "elementk.com," "elementk.net," "elementk.org," "lmnk.com," "lmnk.net" and "lmnk.org." This prospectus contains other product names, trade names, trademarks and service marks, all of which are the property of their respective owners.

                            ------------------------

     We were incorporated in Delaware on January 18, 2000. Our principal executive offices are located at 500 Canal View Boulevard, Rochester, New York 14623 and our telephone number is (716) 240-7500. Our Web site is www.elementk.com. The information on our Web site is not part of this prospectus.

                                  THE OFFERING

Class A common stock offered:.......        shares

Common stock to be outstanding after
the offering:
  Class A common stock(1)...........        shares
  Class B common stock(2)...........      one share

Membership units in Element K to be
outstanding after the
  offering(3)(4)(5):................          units, which are economically
                                         equivalent to shares of Class A common
                                         stock, except for differences arising
                                         from the different tax treatment of an
                                         LLC member compared to a corporate
                                         stockholder.

Total Class A common stock
equivalents to be
  outstanding after the
  offering(6):......................

Estimated net proceeds from the
offering............................     $

Use of proceeds:

  by Element K Corp. ...............     To acquire           membership units
                                         in Element K, representing an
                                         approximate      % equity interest in
                                         Element K, or           membership
                                         units representing      % if the
                                         underwriters exercise their over-
                                         allotment option in full.

  by Element K......................     To purchase the equity interests in
                                         Content not already owned by us, expand
                                         our online course library, build brand
                                         awareness, improve technical
                                         capabilities, increase our sales and
                                         marketing efforts and fund other
                                         general corporate activities, including
                                         working capital and possible future
                                         acquisitions.

Dividend policy.....................     Element K Corp. does not expect to pay
                                         any cash dividends for the foreseeable
                                         future.

Voting rights.......................     Holders of Class A common stock are
                                         entitled to one vote per share. The
                                         holder of Class B common stock is
                                         entitled to a number of votes per share
                                         equal to 250 plus the number of
                                         membership units held by all members of
                                         Element K other than Element K Corp.

Risk factors........................     We refer you to "Risk Factors" and the
                                         other information included in this
                                         prospectus for a discussion of factors
                                         you should carefully consider before
                                         deciding to invest in our Class A
                                         common stock.

Proposed Nasdaq National Market
symbol..............................     LMNK

---------------
(1) Excludes           shares of Class A common stock subject to outstanding
    options under the 2000 Stock Option Plan, including           shares of
    Class A common stock subject to outstanding options granted at $4.00 per
    share and           shares of Class A common stock subject to outstanding
    options granted at the initial public offering price of the Class A common stock.

(2) The share of Class B common stock is convertible at any time into 250 shares of Class A common stock.

(3) Each membership unit, other than those held by Element K Corp., is exchangeable at any time for one share of our Class A common stock.

(4) If USEP and the co-investors exchanged their membership units for Class A common stock immediately following the offering, they would collectively own
    approximately      % of our outstanding Class A common stock (     % if the
    underwriters exercise their over-allotment option in full). See "Description of Capital Stock and Membership Units."

(5) Excludes                underfunded membership units held by some of our
    executive officers, which are subject to vesting requirements and are exchangeable for shares of Class A common stock on a one-for-one basis after
    payment of $4.00 per unit with respect to                underfunded
    membership units and the initial public offering price with respect to underfunded membership units.

(6) Assumes conversion into Class A common stock of all outstanding membership units in Element K and the sole share of Class B common stock, but excludes
    up to        shares of Class A common stock subject to outstanding options or issuable upon exchange of underfunded membership units.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The table below sets forth the summary historical financial data for our predecessor business, which we refer to as Element K Corporation Predecessor Business, as of the dates and for the periods indicated and the pro forma and pro forma as adjusted financial data for Element K Corp. as of and for the year ended December 31, 1999. For a description of the pro forma adjustments, see "Unaudited Pro Forma Financial Statements." The historical statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the historical balance sheet data as of December 31, 1999 have been derived from financial statements audited by Arthur Andersen LLP, and are based on the accounting records of Ziff-Davis, which, in the opinion of management, include all adjustments necessary for the presentation of the financial position at such dates and the results of operations for such periods. During the periods presented, we operated as part of a separate division of Ziff-Davis, and therefore the data presented is provided on a carve-out basis. The financial information included here may not necessarily reflect our results of operations and financial position in the future or what our results of operations and financial position would have been had we been a separate, stand-alone company during the periods and on the dates presented. You should read the following data in conjunction with the financial statements, the pro forma financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                      ELEMENT K CORP.
                                                                                         PRO FORMA
                                       ELEMENT K CORPORATION PREDECESSOR BUSINESS       AS ADJUSTED
                                       -------------------------------------------    ---------------
                                                 YEAR ENDED DECEMBER 31,                YEAR ENDED
                                       -------------------------------------------     DECEMBER 31,
                                          1997            1998            1999             1999
                                       -----------    ------------    ------------    ---------------
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Subscription revenues..............  $      225     $     1,737     $     4,946       $     4,946
  Royalty revenues...................       2,874           2,999           4,955            11,739
  Other revenues.....................          --             194             640               640
                                       ----------     -----------     -----------       -----------
Total net revenues...................       3,099           4,930          10,541            17,325
Cost of net revenues.................         230           1,336           4,048             4,048
                                       ----------     -----------     -----------       -----------
Gross profit.........................       2,869           3,594           6,493            13,277
Operating expenses:
  Research and development...........       1,354           3,527           7,418             8,502
  Selling and marketing..............         898           2,199           4,219             3,533
  General and administrative.........         637           1,843           3,312             6,781
  Depreciation and amortization......         108             107             283            29,223
                                       ----------     -----------     -----------       -----------
Total operating expenses.............       2,997           7,676          15,232            48,039
                                       ----------     -----------     -----------       -----------
  Loss from operations...............        (128)         (4,082)         (8,739)          (34,762)
Provision for income taxes...........          --              --              --                --
                                       ----------     -----------     -----------       -----------
  Net loss...........................  $     (128)    $    (4,082)    $    (8,739)      $   (34,762)
                                       ==========     ===========     ===========       ===========
Basic and diluted net loss per common
  share..............................          --              --              --
Shares used in determining net loss
  per share..........................          --              --              --

                                                                    AS OF DECEMBER 31, 1999
                                                             -------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL      PRO FORMA     AS ADJUSTED
                                                             -------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $    --      $ 4,413
Working capital............................................   (4,328)          84
Total assets...............................................    6,790       78,960
Total liabilities..........................................   10,139       10,139
Minority interest..........................................       --           --
Division deficit...........................................   (3,349)          --
Members' equity............................................       --       68,821
Stockholders' equity.......................................       --           --

                                  RISK FACTORS

     You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in our Class A common stock. We believe that the risks and uncertainties described below are the principal material risks facing us as of the date of this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of the following risks. The trading price of our Class A common stock could decline due to any of the following risks, and you might lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND FINANCIAL PERFORMANCE

WE RECENTLY BEGAN OPERATING AS A STAND-ALONE COMPANY AND MAY NOT BE SUCCESSFUL AS A STAND-ALONE COMPANY.

     We recently began operating as a stand-alone company and cannot assure you that we will be successful as a stand-alone company. Until February 2000, we operated as part of a division of Ziff-Davis and we derived benefits from our relationship with Ziff-Davis, including the financing of our activities and the ability to use the Ziff-Davis brand. Following our separation from Ziff-Davis, we have been and will continue to be required to supplement our financial, administrative and other resources to provide services necessary to operate as an independent public company.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

     We have a limited operating history as an independent company. The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods and on the dates presented or what our results of operations, financial position and cash flows will be in the future.

WE EXPECT FUTURE LOSSES AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

     We expect that our business will incur losses for the foreseeable future. The accumulated net loss of our business through December 31, 1999 was approximately $12.9 million. We expect to incur increasing quarterly losses as we expand our operations and fund our growth. We plan to increase our operating expenses in order to market, sell and support our e-learning offerings, enhance our technological capabilities and hire additional staff. We plan to invest heavily to develop additional courses and enhance the functionality of our products, which will also increase our operating expenses. As a result, we will need to significantly increase our revenues to achieve profitability. If we do not generate sufficient revenues or become profitable within a time frame expected by investors, the market price of our Class A common stock will likely decline. Even if we do achieve profitability, we may not be able to sustain or increase profitability in the future.

OUR QUARTERLY OPERATING RESULTS ARE DIFFICULT TO PREDICT AND SUBJECT TO FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.

     As a result of our limited operating history, our future revenues and operating results are difficult to predict. Our quarterly results of operations may fluctuate significantly in the future due to shortfalls in revenues or booked revenues. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and that you should not rely on them to predict our future performance or the future performance of our stock price. In the event of a revenue or booked revenue shortfall or unanticipated expenses in some future quarter or quarters, our operating results may be below the expectations of investors. If this were to occur, the price of our Class A common stock could decline significantly.

     Due to the factors discussed in this risk factors section and elsewhere in this prospectus and because we are engaged in a relatively new and emerging business, revenue and operating results for the foreseeable future are difficult to forecast. We are incurring significant development and other expenses with the expectation that certain levels of revenue will be generated by these activities. We will likely be unable to, or may elect not to, reduce spending quickly enough to offset any unexpected revenue shortfall. Any significant shortfall in revenue in relation to our expectations would have a material adverse effect on our financial position.

WE ARE GROWING RAPIDLY, AND IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY WE MAY BE UNABLE TO TAKE ADVANTAGE OF MARKET OPPORTUNITIES, WHICH WOULD ADVERSELY IMPACT OUR ABILITY TO COMPETE.

     Our recent rapid growth has placed, and future anticipated growth is likely to continue to place, a considerable burden on our managerial resources. We have grown from 103 employees on December 31, 1998 to 319 employees on March 31, 2000. Several members of our senior management team have joined us within the last several months, including our chief executive officer. We plan to continue to expand our sales and marketing, content and technology development and administrative departments. In order to manage this growth effectively, we will need to integrate new personnel and improve our financial and managerial controls, reporting systems and procedures. In addition, we will need to expand, train and manage our growing work force. If we fail to manage our growth effectively, we may be unable to capitalize on business opportunities and may fail to adequately support our existing customer base.

IF WE LOSE SENIOR MANAGERS OR OTHER KEY PERSONNEL, OUR BUSINESS COULD SUFFER.

     We depend on the continued services and performance of our senior management and other key personnel, including technical and sales personnel. We do not have employment agreements with most of our senior management team. The current premium paid to managers and professionals with Internet experience may create incentives for them to leave our company, which could harm our business.

IF WE FAIL TO ATTRACT SKILLED EMPLOYEES, OUR ABILITY TO GROW MAY BE LIMITED.

     The growth of our business and revenue depends in large part upon our ability to attract sufficient numbers of highly skilled employees, particularly sales and marketing personnel and product development personnel. As a result of the competitive labor market, we may face recruitment difficulties.

ANY ACQUISITIONS OF OR INVESTMENTS IN BUSINESSES, TECHNOLOGIES, PRODUCTS OR SERVICES THAT WE UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE.

     We intend to acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. We could have difficulty integrating these acquisitions with our business. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may issue equity securities to pay for any future acquisitions, which would be dilutive to our existing stockholders.

WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE E-LEARNING MARKET.

     If we fail to anticipate or respond adequately to technological developments or we are unable to make necessary investments in technology, we could lose customers or fail to gain new customers. The e-learning market is characterized by rapidly changing technologies, short development cycles and evolving standards. We must respond rapidly to developments related to Internet technology, hardware platforms, operating systems and applicable programming languages. We may have to expand or adapt our technological components to respond to the following:

     - an increasing number of customers;

     - insufficient bandwidth;

     - changes in our customers' requirements;

     - the need for enhanced network response times;

     - technological advances; or

     - government regulation.

IF WE ARE UNSUCCESSFUL IN PROMOTING BRAND AWARENESS, OUR REVENUE GROWTH COULD SUFFER.

     Our efforts in developing awareness of our new brand name, Element K, may not be successful. The development of the Element K brand name is critical to achieving market penetration and revenue growth. The e-learning market is new and evolving and our long-term success is dependent on our ability to be perceived as a leading provider of online educational services. From our inception until April 2000, we were known as ZD Education and marketed our services under the brand names ZDU and LearnItOnline. We have only recently introduced our Element K corporate identity and brand name. We cannot predict what effects, if any, the recent change in brand name and any resulting brand confusion will have on our business. If we fail to successfully promote and maintain our brand, we may not achieve sufficient market acceptance to generate the revenue levels we need to become profitable.

IF WE FAIL TO INCREASE OUR SALES TO LARGE ENTERPRISES, OUR REVENUE TARGETS MAY BE DIFFICULT TO ACHIEVE.

     We may need to increase the number of our contracts with large enterprises if we are to achieve our revenue targets. To date, the majority of our e-learning revenue from direct corporate sales has come from contracts with mid-sized organizations or work groups within large organizations. Although we have recently formed an enterprise sales team and are currently investing to hire additional salespeople for this group, we may not succeed in developing large enterprise accounts. In addition, our experience indicates that large enterprise sales typically involve longer or multi-staged sales cycles, which will tend to delay revenue growth from additional sales efforts.

TERMINATION OF OUR RELATIONSHIP WITH GATEWAY, MICRON OR ZDNET WOULD HARM OUR FINANCIAL PERFORMANCE.

     We have relationships with Gateway and Micron that provide these entities with the right to resell or license our online offerings. Our relationship with Gateway generated approximately 3% of our revenue and 15% of our booked revenue in 1999, and we expect that it will account for a greater percentage of our revenue and booked revenue in 2000. Our reseller relationship with Micron generated approximately 8% of our revenue and 9% of our booked revenue in 1999. We also have a license agreement with ZDNet under which it sells some of our online courses. ZDNet accounted for 16% of our revenue and 11% of our booked revenue in 1999. Our arrangements with these strategic resellers are not subject to long-term contractual commitments. Our revenues and operating results would be adversely affected if any of these companies were to withdraw all or a substantial portion of its business.

REDUCED ROYALTIES FROM PRESS COULD HARM OUR FINANCIAL PERFORMANCE.

     Approximately 39% of our pro forma revenue and 31% of our pro forma booked revenue for the year ended December 31, 1999 represented royalties received from Press under our ten-year license agreement. Press sells printed IT courseware and IT journals based on our content. Our revenues and operating results would be adversely affected if the royalties we receive from Press were to decline.

WE DO NOT HAVE LONG-TERM OR EXCLUSIVE ARRANGEMENTS WITH THIRD-PARTY CONTENT DEVELOPERS, AND SOME OF THESE DEVELOPERS MAY STOP WORKING WITH US OR MAY COMPETE WITH US, WHICH COULD HARM OUR BUSINESS.

     Although we develop the majority of our course content, a number of our courses are based on content that we license from outside sources. We do not have exclusive arrangements or long-term contracts with most of our third-party content developers, and some of these developers may stop working with us or may compete with us. If one or more of these content developers were to stop working with us, we would have to rely on our employees or other content developers to develop additional courses. For relatively standard content, such as content related to popular software applications, it may be relatively easy to develop new or obtain replacement content from other sources. For highly specialized course content for which few sources of expertise are available, we may not be able to obtain reliable alternative sources on reasonable terms in a timely manner, or at all. If we need to find new sources for content, our course development costs could increase and we might be forced to delay the introduction of new courses.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND OUR INTERNET DOMAIN NAMES OUR BUSINESS MAY SUFFER.

     The ability to protect our proprietary rights and technology is critical to our success. We rely on a combination of copyrights, trademarks, service marks and trade secret laws to protect our proprietary rights. Despite our efforts to protect these rights, unauthorized parties may attempt to duplicate or copy our courses or our delivery technology or obtain and use information that we regard as proprietary. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. As a consequence, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our courses and services are made available.

     We have recently adopted the brand name "Element K," which is the subject of a pending federal trademark application, and we have obtained the Internet domain names "elementk.com," "elementk.net" and "elementk.org." In addition, we have purchased a number of trademarks, service marks and Internet domain names from Ziff-Davis. It is possible, however, that third parties could acquire trademarks or domain names that are substantially similar or conceptually similar to our trademarks or domain names. This could decrease the value of our trademarks or domain names and could hurt our business. The regulation of domain names in the United States and in foreign countries is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain exclusive rights to our domain names in the United States or in other countries in which we conduct business.

THIRD PARTIES MAY CLAIM THAT WE HAVE BREACHED THEIR INTELLECTUAL PROPERTY
RIGHTS.

     It is possible that our trademarks or domain names may infringe upon or otherwise violate the rights of third parties. It is also possible that the content for some of our courses, including content provided by other parties, may subject us to the intellectual property claims of third parties. Although we generally seek indemnification from our content providers to protect us from these types of claims, we may not be fully protected from extensive damage claims or claims for injunctive relief. In addition, our content providers may assert that some of the courses we develop or license may improperly use their proprietary content. Our involvement in any litigation to resolve intellectual property ownership matters may require us to incur substantial costs and divert management's attention and resources. In addition, we cannot predict the effect of a failure to prevail in any litigation of this kind.

PENDING LITIGATION AGAINST ZIFF-DAVIS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     On December 28, 1998, Pacifica Data Services, Inc, doing business as Knowledge Quest, Mark Dawson and Martin Dawson filed an action against ZD Inc., a subsidiary of Ziff-Davis, in California Superior Court for Orange County. Logical Operations, a former division of Ziff-Davis that was a predecessor to ZD Education, and Pacifica are parties to a software development and license agreement dated July 1, 1996. Pacifica's complaint alleges breach of this contract and other related claims, including alleged misappropriation of trade secrets, breach of the implied covenant of good faith and fair dealing, unfair competition, copyright infringement and intentional and negligent misrepresentation. Pacifica is seeking, among other things, injunctive relief, damages, a declaratory judgment and attorney's fees. Although we did not assume these liabilities in connection with the acquisition, and ZD Inc. has agreed to indemnify us against any losses related to this litigation, we cannot be certain that ZD Inc. will be successful in its defenses, and if the litigation is decided adversely to ZD Inc., there could be a material adverse effect on our business.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL.

     We currently anticipate that our available cash resources, combined with the net proceeds from this offering, will be sufficient for us to meet our anticipated working capital and capital expenditure requirements for at least the next 24 months. However, we may need to raise additional capital to fund more rapid expansion, develop new course categories, improve our technical capabilities, enhance existing services, respond to competitive pressures or acquire complementary products, businesses or technologies. We may also expand our content and technology development through acquisitions or investments in other companies, which would increase our future funding requirements. If adequate funds are not available when required, or are not available on acceptable terms, our business and financial results could suffer.

RISKS RELATING TO OUR INDUSTRY AND THE INTERNET

THE GROWTH OF OUR BUSINESS WOULD BE CONSTRAINED IF e-LEARNING IS NOT WIDELY ACCEPTED.

     If the e-learning market fails to develop or develops more slowly than we expect, we may not achieve our growth and revenue targets and the value of our Class A common stock will likely decline. The e-learning market's early stage of development makes it difficult for us to predict customer demand accurately. Many of our potential customers have allocated only a limited portion of their education budgets to e-learning. Even if companies implement e-learning programs, they may still choose to design, develop or manage all or a part of their programs internally. The failure of companies to utilize third parties like us to provide e-learning would adversely affect the growth of our business.

THE e-LEARNING MARKET IS HIGHLY COMPETITIVE AND WE MAY NOT HAVE ADEQUATE RESOURCES TO COMPETE EFFECTIVELY.

     The e-learning market is highly competitive and we may not have adequate resources to compete effectively. We compete primarily with third-party suppliers of instructor-led training, internal training departments and other suppliers of computer-based training and e-learning solutions. Our competitors vary in size and in the scope and breadth of the courses and services they offer. Several of our competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. A number of these competitors also have broader and more established distribution channels to deliver competing products or services directly to customers. In addition, larger companies may choose to enter the e-learning market, including through the acquisition of one or more of our competitors.

     The e-learning market is characterized by frequent new product and service introductions, which could render our products obsolete. Competitive product introductions and evolving customer requirements will require us to continue to make substantial investments in product development. We cannot guarantee that we will be successful in developing and marketing future products or product enhancements on a timely and cost-effective basis. We also cannot guarantee that any new products, enhancements or services that we may introduce will achieve market acceptance.

     We anticipate that the lack of significant entry barriers to the e-learning market and the availability of licensable content will allow additional competitors to enter the market. As competition intensifies, we expect the e-learning market to undergo significant price competition. Increased competition or our inability to compete successfully against current and future competitors could result in reduced revenues and operating margins.

ANY PROLONGED FAILURE IN OUR COMPUTER NETWORK WOULD DIRECTLY IMPACT OUR ABILITY TO DELIVER e-LEARNING SERVICES AND WOULD LIKELY LEAD TO CUSTOMER DISSATISFACTION AND A LOSS OF REVENUES.

     In order to address the expected growth in our business, we must continue to improve the capacity of our computer network. The continuing and uninterrupted performance of our internal computer network and Internet servers is critical to our success. Any system failure that causes interruptions or delays in our ability to make our courses accessible to customers could reduce customer satisfaction and, if sustained or repeated, could reduce the attractiveness of our courses and services and result in significant revenue losses. We are particularly vulnerable to network failures during periods of rapid growth when our roster of courses and participants can outpace our network capacity. Our business requires that we support multiple participants concurrently and deliver fast response times with minimal network delays. We periodically experience unscheduled system downtime, during which our Web site is inaccessible to participants. If we experience extended downtime, our course participants and corporate customers could lose confidence in our services. We are continuing to add system capacity, but we may not be able to adequately address network capacity, especially during periods of rapid growth. Any failure to meet these capacity requirements could lead to additional expenditures, lost business opportunities and damage to our reputation and competitive position.

ANY FAILURE OF OR CAPACITY CONSTRAINTS IN THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD ADVERSELY AFFECT OUR BUSINESS.

     Most of our communications and computer hardware operations are located at the facilities of Applied Theory Communications, a secure co-location facility operator in Syracuse, New York. Unexpected events such as natural disasters, power losses and vandalism could damage our systems. Telecommunications failures, computer viruses, electronic break-ins, earthquakes, fires, floods, other natural disasters or other similar disruptive problems could adversely affect the operation of our systems. Despite precautions we have taken, unanticipated problems affecting our systems in the future could cause interruptions or delays in the delivery of our e-learning services. The failure of our telecommunications provider or Applied Theory to provide sufficient and timely data communications capacity and network infrastructure could cause service interruptions or slower response times, and reduce customer demand for our services. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could be required to make significant capital expenditures in the event of damage.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET IN GENERAL AND TO OUR INDUSTRY IN PARTICULAR COULD ADVERSELY AFFECT OUR BUSINESS.

     The applicability to the Internet of existing laws is uncertain with regard to many issues, including sales tax, intellectual property ownership and infringement, copyright, trademark, trade secret, export of encryption technology and personal privacy. There are an increasing number of laws and regulations pertaining to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. It is possible that more laws and regulations may be adopted with respect to the Internet, such as laws or regulations relating to user privacy, taxation, e-mail, pricing, Internet access, content, copyrights, distribution and characteristics and quality of products and services. In addition, various state statutes govern private post-secondary educational institutions. It is uncertain whether states will attempt to apply these statutes to regulate the offering of courses over the Internet. Changes in existing laws and the adoption of additional laws or regulations may decrease the popularity or expansion of the Internet.

     We may be subject to liability if private information provided to us by our users is misused. In addition, if third parties penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. We could also be subject to liability for claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims, or other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in costly and time-consuming litigation. Congress is considering adopting stricter privacy laws regarding the collection and use of personal information obtained from individuals when accessing Web sites. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices.

RISKS RELATING TO THE OFFERING

FUTURE SALES OF SHARES AFTER THE OFFERING COULD CAUSE OUR STOCK PRICE TO
DECLINE.

     Future sales of shares by existing stockholders or holders of membership units in Element K who exchange membership units for shares of our Class A common stock could negatively affect our stock price. Upon completion of the
offering we will have outstanding           shares of Class A common stock,
assuming no exercise of the underwriters' over-allotment option. Of these shares, only the shares of Class A common stock sold in the offering will be freely tradeable, without restriction, in the public market. After the lockup agreements pertaining to the offering expire 180 days from the date of this prospectus, we
may be required to register up to                additional shares of Class A
common stock issuable upon the exchange of membership units in Element K under the registration rights provisions of Element K's limited liability company agreement. Credit Suisse First Boston Corporation, on behalf of the underwriters, may waive the lockup period. The additional shares of Class A common stock will also become freely tradeable once the holding period and other requirements contained in Rule 144 of the Securities Act have been satisfied. For a more detailed discussion of when shares not sold in the offering will become freely tradable, see "Shares Eligible for Future Sale" and "Related Party Transactions -- Registration Rights."

PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL, EVEN IF THIS WOULD BE BENEFICIAL TO STOCKHOLDERS.

     Provisions of our organizational documents and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - a classified board of directors, in which our board is divided into three classes with three-year terms with only one class elected at each annual meeting of stockholders, which means that a holder of a majority of the voting power of our capital stock will need two annual meetings of stockholders to gain control of the board;

     - a provision that permits only the board of directors, the chairman or the chief executive officer to call special meetings of stockholders; and

     - a provision that requires advance notice to the company of items of business to be brought before stockholders' meetings.

     In addition, amending any of the above provisions requires the approval of
holders representing      % of the voting power of our outstanding capital
stock.

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE OF YOUR CLASS A COMMON STOCK.

     The initial public offering price of our Class A common stock is substantially higher than the net tangible book value per share of the outstanding Class A common stock immediately after the offering. Therefore,
based on an assumed initial public offering price of $     per share, the
midpoint of the range on the cover page of this prospectus, if you purchase our Class A common stock in the offering, you will incur immediate and substantial
dilution in pro forma net tangible book value of $     per share. If the holders
of outstanding options exercise those options, you will incur further dilution. For more information on the calculation of the amount of this dilution, see "Dilution."

OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THE OFFERING.

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies like ours, have been highly volatile. Investors may not be able to resell their shares of Class A common stock at or above the initial public offering price. In addition, our results of operations during future periods following the completion of the offering may fail to meet the expectations of investors. In such event, the market price of our Class A common stock could fall. Our stock price may also fluctuate as a result of factors that are beyond our control or unrelated to our operating results. We expect our stock price to fluctuate as a result of factors such as:

     - variations in our actual or anticipated quarterly operating results, or those of our competitors;

     - announcements by us or our competitors of technological innovations;

     - introduction of new products or services by us or our competitors;

     - conditions or trends in the e-learning and Internet-related industries;

     - changes in the market valuations of other Internet companies; or

     - our entry into strategic partnerships or joint ventures.

RISKS RELATING TO OUR CORPORATE STRUCTURE

WASSERSTEIN PERELLA WILL EFFECTIVELY CONTROL OUR COMPANY, WHICH COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST.

     Upon completion of the offering, Wasserstein Perella will be the sole owner of our Class B common stock, and, as a result, will effectively control Element K Corp. Wasserstein Perella may exercise that control in a manner that is inconsistent with the interests of holders of our Class A common stock. As long as Wasserstein Perella owns a majority of the outstanding voting power of our common stock, it will generally be able to determine the outcome of all actions by Element K Corp. and Element K, including:

     - the right to compel a reorganization that would result in an exchange of all outstanding membership units in Element K and all shares of Element K Corp. common stock into shares of capital stock of a newly-formed holding company of Element K Corp. on a one-for-one basis;

     - the right to compel the conversion of all outstanding membership units in Element K into shares of Class A common stock of Element K Corp.;

     - the composition of our board of directors and, through it, the direction and policies of our company, including the appointment and removal of officers;

     - mergers or other business combinations involving our company, including mergers into holding companies controlled by Wasserstein Perella;

     - acquisitions or dispositions of assets;

     - future issuances of common stock or other securities;

     - incurrences of debt;

     - amendments, waivers and modifications to our agreements, including those with Wasserstein Perella; and

     - the payment of dividends on our common stock.

WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH PRESS THAT MAY ADVERSELY AFFECT US.

     We do not intend to compete with Press in the businesses of publishing printed courseware and providing classroom training. Nevertheless, it is possible that in the future the interests of our business and those of Press could come into conflict. Several members of our senior management also serve as senior managers of Press. In particular, Bruce Barnes serves as chief executive officer, Terence Nulty serves as president, Howard Cohen serves as executive vice president and chief financial officer and Lance D'Amico serves as vice president, secretary and general counsel of each of Element K Corp., Element K and Press. In addition, seven of our directors -- Bruce Barnes, Terence Nulty, Bruce Wasserstein, Robert Fogelson, Ellis Jones, Anup Bagaria and Thomas Unterman -- are also directors of Press. Because the business objectives of the two companies may differ, there are potential conflicts of interest between Press and us in a number of areas relating to our past and ongoing relationship, including:

     - potential competitive business activities;

     - the allocation of management's time;

     - management compensation;

     - the nature and pricing of services rendered by Element K to Press or by Press to Element K;

     - shared marketing functions; and

     - employee benefit matters.

     Our management and the controlling equity holders of Element K and Press could resolve these conflicts in a manner adverse to our company. For more information regarding our relationship with Press, see "Related Party Transactions -- Intercompany Agreements."

IF PRESS DEFAULTS ON ITS OBLIGATIONS UNDER ITS BANK CREDIT AGREEMENT, IT COULD RESULT IN A CHANGE OF CONTROL IN OUR COMPANY.

     While neither Element K Corp. nor Element K currently has any outstanding debt, Press is a party to a bank credit facility. In the event of a default, the lenders have the right to foreclose on the membership interests in Element K and the Class A common stock of Element K Corp. owned by USEP and the founding co-investors and then liquidate those equity interests. This could lead to a change of control in our company. Your investment in the shares of our Class A common stock could be adversely affected by these events.

WE ARE A HOLDING COMPANY WHOSE SOLE ASSET IS OUR EQUITY INTEREST IN ELEMENT K, WHICH MAY BE LIMITED IN ITS ABILITY TO MAKE FUNDS AVAILABLE FOR THE PAYMENT OF OUR OBLIGATIONS.

     We are a holding company whose sole asset after the completion of the
offering will be an approximate      % equity interest in Element K, of which we
will be the sole manager. We have no independent means of generating revenues and we depend on cash from Element K to satisfy our obligations. Element K is not obligated to make funds available to Element K Corp. for payment of any obligations in the form of loans, distributions or otherwise. In addition, Element K's ability to make any loans, distributions or other payments to us will depend on Element K's earnings, business and tax considerations and legal restrictions. As sole manager of Element K, we intend to cause Element K to make cash distributions, as required by the Element K limited liability company agreement, to its members in amounts sufficient to cover the members' tax liabilities, if any.

                     SPECIAL NOTE REGARDING FORWARD-LOOKING
                          STATEMENTS AND INDUSTRY DATA

     This prospectus contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "forecast," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

     - our ability to compete effectively in the e-learning market;

     - the level of acceptance of e-learning;

     - our ability to manage the growth of our business;

     - our ability to respond effectively to potential changes in the method of delivery of e-learning;

     - our ability to keep up with new applications and enhancements to existing applications;

     - our plans to develop new products; and

     - our business strategies and plans.

These statements are only predictions.

     Although we believe that the expectations reflected in the forward-looking statements in this prospectus are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The risks set forth in the risk factors section and elsewhere in this prospectus could cause our future operating results to differ materially from those contemplated by our forward-looking statements. In addition, factors that we are not currently aware of could harm our future operating results.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of shares of
Class A common stock in the offering of $   million, assuming an initial public
offering price of $     per share, the mid-point of the range set forth on the
cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds
will be approximately $     million.

     Element K Corp. will use the net proceeds of the offering to acquire
membership units in Element K representing an approximate      % equity interest
in Element K, or      % if the underwriters' over-allotment option is exercised
in full. The price of the membership units we plan to acquire will equal the net proceeds per share of the Class A common stock offered in this prospectus.

     Element K will use the net proceeds to:

     - purchase the equity interests in Content that we do not already own;

     - expand our course libraries;

     - build our brand awareness;

     - improve our technical capabilities;

     - increase our sales and marketing efforts; and

     - fund other general corporate activities, including working capital and possible future acquisitions.

     Element K intends to invest the net proceeds in appropriate investments until the proceeds are used for the purposes described above.

                                DIVIDEND POLICY

     Neither Element K Corp. nor Element K has declared or paid any cash dividends or distributions since their inception or expects to pay any cash dividends or distributions for the foreseeable future. Nevertheless, we expect to cause Element K to pay distributions to its members to the extent necessary to enable those members to pay taxes incurred with respect to taxable income of Element K. We currently intend to cause Element K to retain future earnings, if any, less any tax distributions, to finance the expansion of our business.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 1999, cash and cash equivalents, the actual capitalization of Element K Corporation Predecessor Business, the pro forma capitalization of Element K and the pro forma as adjusted capitalization of Element K Corp. The pro forma capitalization of Element K reflects the formation of Element K and the acquisition of Element K Corporation Predecessor Business by Element K. The pro forma as adjusted capitalization of Element K Corp. reflects (1) the formation of Element K Corp.,
(2) the receipt of net proceeds by Element K Corp. from the sale of the Class A common stock in the offering at an assumed initial public offering price of
$     per share, after deducting the underwriting discounts and commissions and estimated offering expenses, (3) the acquisition of Element K membership units by Element K Corp. with the net proceeds of this offering and (4) the acquisition by Element K of the equity interests in Content that it does not already own for approximately $ million.

                                                                       DECEMBER 31, 1999
                                                            ---------------------------------------
                                                             ELEMENT K                   ELEMENT K
                                                            CORPORATION                    CORP.
                                                            PREDECESSOR    ELEMENT K     PRO FORMA
                                                             BUSINESS      PRO FORMA    AS ADJUSTED
                                                            -----------    ---------    -----------
                                                                        (IN THOUSANDS)
Cash and cash equivalents.................................    $    --       $ 4,413
                                                              =======       =======
Long-term debt............................................         --            --
Minority interest.........................................         --            --
Division deficit..........................................     (3,349)           --
Members' equity...........................................         --        68,821
Stockholders' equity:
  Class A common stock, $.01 par value; 150,000,000 shares
     authorized; none issued and outstanding on an actual
     basis;           issued and outstanding on a pro
     forma as adjusted basis..............................         --            --
  Class B common stock, $.01 par value; 1000 shares
     authorized; one issued and outstanding on an actual
     basis; one issued and outstanding on a pro forma as
     adjusted basis.......................................         --            --
  Preferred stock, $.01 par value; 50,000,000 shares
     authorized; none issued and outstanding..............         --            --
  Paid-in capital.........................................
                                                              -------       -------
     Total equity.........................................    $    --       $68,821
                                                              -------       -------
     Total capitalization.................................    $(3,349)      $68,821
                                                              =======       =======

                                    DILUTION

     The following table illustrates the dilution in pro forma net tangible book value, which represents total assets less total liabilities, on a per share basis, assuming (1) the exchange of all outstanding membership units in Element K for, and the conversion of the outstanding share of Class B common stock into, shares of Class A common stock as of the date of the offering and (2) the
issuance of        shares of Class A common stock in the offering, assuming an
initial public offering price of $          per share, before deducting
underwriting discounts and commissions and estimated offering expenses.

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $
  Increase in pro forma net tangible book value per share
     attributable to new investors purchasing shares of
     Class A common stock in the offering...................
                                                              --------
Pro forma net tangible book value per share of Class A
  common stock after the offering...........................
                                                                          --------
Pro forma dilution per share to new investors assuming the
  exchange of all outstanding membership units in Element K
  into shares of Class A common stock.......................              $
                                                                          ========

     The following table summarizes the relative investment in Element K by the existing members of Element K and by us, the total consideration received by Element K and the average price per membership unit. The following table assumes no exercise of the underwriters' over-allotment option.

                                           UNITS PURCHASED      TOTAL CONSIDERATION
                                         -------------------    -------------------    AVERAGE PRICE
                                          NUMBER     PERCENT      PAID      PERCENT      PER UNIT
                                         --------    -------    --------    -------    -------------
Existing members.......................                    %    $                 %      $
Element K Corp.........................
                                         --------     -----     --------     -----
     Total.............................               100.0%                 100.0%
                                         ========     =====     ========     =====

     The discussion and table presented above assume no exercise of any outstanding stock options. At March 31, 2000, there were options outstanding to
purchase          shares of Class A common stock at a weighted average exercise
price of $     per share and                underfunded membership units in
Element K, each exchangeable for one share of Class A common stock, at a
weighted average exercise price of $     per share. To the extent that any of
these options are exercised or the underfunded units are exchanged, there will be further dilution to the new investors.

                       SELECTED HISTORICAL FINANCIAL DATA

     The table below sets forth the selected historical financial data for Element K Corporation Predecessor Business as of the dates and for the periods indicated. The historical statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the historical balance sheet data as of December 31, 1997, 1998 and 1999 have been derived from financial statements audited by Arthur Andersen LLP, and are based on the accounting records of Ziff-Davis, which, in the opinion of management, include all adjustments necessary for the presentation of the financial position at such dates and the results of operations for such periods. During the periods presented, we operated as part of a separate division of Ziff-Davis, and therefore the data presented is provided on a carve-out basis. The financial information included here may not necessarily reflect our results of operations and financial position in the future or what our results of operations and financial position would have been had we been a separate, stand-alone company during the periods and on the dates presented. You should read the following data in conjunction with the financial statements, the pro forma financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                       ELEMENT K CORPORATION PREDECESSOR BUSINESS
                                                       -------------------------------------------
                                                                 YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------
                                                          1997            1998            1999
                                                       -----------    ------------    ------------
                                                                     (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Subscription revenues..............................  $      225     $     1,737     $     4,946
  Royalty revenues...................................       2,874           2,999           4,955
  Other revenues.....................................          --             194             640
                                                       ----------     -----------     -----------
Total net revenues...................................       3,099           4,930          10,541
Cost of net revenues.................................         230           1,336           4,048
                                                       ----------     -----------     -----------
Gross profit.........................................       2,869           3,594           6,493
                                                       ----------     -----------     -----------
Operating expenses:
  Research and development...........................       1,354           3,527           7,418
  Selling and marketing..............................         898           2,199           4,219
  General and administrative.........................         637           1,843           3,312
  Depreciation and amortization......................         108             107             283
                                                       ----------     -----------     -----------
Total operating expenses.............................       2,997           7,676          15,232
                                                       ----------     -----------     -----------
  Loss from operations...............................        (128)         (4,082)         (8,739)
Provision for income taxes...........................          --              --              --
                                                       ----------     -----------     -----------
  Net loss...........................................  $     (128)    $    (4,082)    $    (8,739)
                                                       ==========     ===========     ===========
BALANCE SHEET DATA (AS OF PERIOD END):
Cash and cash equivalents............................  $       --     $        --     $        --
Working capital......................................        (599)         (1,446)         (4,328)
Total assets.........................................       1,602           2,630           6,790
Total liabilities....................................       1,769           3,654          10,139
Division deficit.....................................        (167)         (1,024)         (3,349)

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements of Element K Corp. are based on the historical financial statements of Element K Corporation Predecessor Business. These historical financial statements have been adjusted to illustrate the estimated pro forma effects of the following transactions as if each occurred January 1, 1999 for the statement of operations data and December 31, 1999 for balance sheet data:

     - the formation of Element K;

     - Element K's acquisition of Element K Corporation Predecessor Business;
and

     - new commercial agreements entered into in connection with Element K's acquisition of Element K Corporation Predecessor Business.

     The financial statements have been further adjusted for certain other events, including:

     - the formation of Element K Corp.;

     - the issuance of           shares of Class A common stock in the offering;

     - the acquisition of Element K's membership units by Element K Corp. with the net proceeds of the offering; and

     - the acquisition by Element K of the membership interests in Content that it does not already own.

     The pro forma financial statements do not purport to represent what our results of operations or financial position would actually have been if the acquisition and the offering had in fact occurred on those dates or to project our results of operations or financial position for any future period or date.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements included elsewhere in this prospectus.

                             ELEMENT K CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                            OFFERING AND RELATED ADJUSTMENTS (NOTE 3)
                                                                     --------------------------------------------------------
                                                                                                               ACQUISITION OF
                              ELEMENT K                                                                          REMAINING
                             CORPORATION                                                     ACQUISITION OF       CONTENT
                             PREDECESSOR   ACQUISITION                                         ELEMENT K         MEMBERSHIP
                              BUSINESS     ADJUSTMENTS   ELEMENT K   ELEMENT K                 MEMBERSHIP          UNITS
                              (NOTE 1)      (NOTE 2)     PRO FORMA     CORP.     OFFERING        UNITS            (NOTE 4)
                             -----------   -----------   ---------   ---------   --------   ----------------   --------------
Cash and cash
  equivalents..............    $    --       $ 4,413(a)   $ 4,413     $   --(f)         (i)     $      1(k)       $   996
Accounts receivable, net...      4,401            --        4,401         --          --              --               --
Prepaid expenses & other
  current assets...........        890            --          890         --          --              --               11
                               -------       -------      -------     ------      ------        --------          -------
    TOTAL CURRENT ASSETS...      5,291         4,413        9,704         --          --               1            1,007
Property and equipment,
  net......................      1,499            --        1,499         --          --              --            3,468
Goodwill...................         --        61,577(b)    61,577         --          --              --           22,625
Investment in affiliate....         --         6,180(c)     6,180          1(g)       --              (1)(l)       (6,180)
                               -------       -------      -------     ------      ------        --------          -------
    TOTAL ASSETS...........    $ 6,790       $72,170      $78,960     $    1      $   --        $     --          $20,920
                               =======       =======      =======     ======      ======        ========          =======

Accounts payable...........    $   469       $    --          469     $   --      $   --        $     --          $   246
Accrued expenses and other
  liabilities..............      1,448            --        1,448         --          --              --              350
Deferred revenue, net......      8,222            --        8,222         --          --              --               --
Minority interest..........         --            --           --         --          --          68,821(m)            --
                               -------       -------      -------     ------      ------        --------          -------
    TOTAL LIABILITIES......     10,139            --       10,139         --          --          68,821              596
                               -------       -------      -------     ------      ------        --------          -------
Division (deficit)
  equity...................     (3,349)        3,349(d)        --         --          --              --               --
Members' preferred
  equity...................         --            --           --         --          --              --           20,000
Members' equity
  (deficit)................         --        68,821(e)    68,821         --          --         (68,821)(n)          324
Stockholders' equity.......         --            --           --          1(h)         (j)           --               --
                               -------       -------      -------     ------      ------        --------          -------
    TOTAL LIABILITIES AND
      EQUITY...............    $ 6,790       $72,170      $78,960     $    1      $   --        $     --          $20,920
                               =======       =======      =======     ======      ======        ========          =======


                              ELEMENT K
                                CORP.
                              PRO FORMA
                             AS ADJUSTED
                             -----------
Cash and cash
  equivalents..............    $ 5,410
Accounts receivable, net...      4,401
Prepaid expenses & other
  current assets...........        901
                               -------
    TOTAL CURRENT ASSETS...     10,712
Property and equipment,
  net......................      4,967
Goodwill...................     84,202
Investment in affiliate....         --
                               -------
    TOTAL ASSETS...........    $99,881
                               =======
Accounts payable...........    $   715
Accrued expenses and other
  liabilities..............      1,798
Deferred revenue, net......      8,222
Minority interest..........     68,821
                               -------
    TOTAL LIABILITIES......     79,556
                               -------
Division (deficit)
  equity...................         --
Members' preferred
  equity...................     20,000
Members' equity
  (deficit)................        324
Stockholders' equity.......          1
                               -------
    TOTAL LIABILITIES AND
      EQUITY...............    $99,881
                               =======

                             ELEMENT K CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                                ACQUISITION OF REMAINING
                                                                                                CONTENT MEMBERSHIP UNITS
                                                                                              -----------------------------
                                                                                              CONTENT AS
                        ELEMENT K                                            ACQUISITION OF    ADJUSTED
                       CORPORATION   ACQUISITION                               ELEMENT K        BEFORE
                       PREDECESSOR   ADJUSTMENTS      ELEMENT K                MEMBERSHIP     ACQUISITION    CONSOLIDATION
                        BUSINESS      (NOTE 5)        PRO FORMA   OFFERING       UNITS         (NOTE 6)       ADJUSTMENTS
                       -----------   -----------      ---------   --------   --------------   -----------   ---------------
STATEMENT OF
  OPERATIONS DATA:
Net revenues:
  Subscription
    revenues.........    $ 4,946      $     --        $  4,946    $     --      $     --       $     --         $    --
  Royalty revenues...      4,955            --           4,955          --            --         10,047          (3,263)(ll)
  Other revenues.....        640            --             640          --            --             --              --
                         -------      --------        --------    --------      --------       --------         -------
TOTAL NET REVENUES...     10,541            --          10,541          --            --         10,047          (3,263)
                         -------      --------        --------    --------      --------       --------         -------
Cost of net revenues:
  Cost of
    subscription
    revenues.........      3,900            --           3,900          --            --             --              --
  Cost of royalty
    revenues.........        121            --             121          --            --             --              --
  Cost of other
    revenues.........         27            --              27          --            --             --              --
                         -------      --------        --------    --------      --------       --------         -------
TOTAL COST OF NET
  REVENUES...........      4,048            --           4,048          --            --             --              --
                         -------      --------        --------    --------      --------       --------         -------
Gross profit.........      6,493            --           6,493          --            --         10,047          (3,263)
                         -------      --------        --------    --------      --------       --------         -------
Operating expenses:
  Research and
    development......      7,418            --           7,418          --            --          4,347          (3,263)(mm)
  Selling and
    marketing........      4,219          (686)(bb)      3,533          --            --             --              --
  General and
    administrative...      3,312           215(cc)       3,527          --            --          3,254              --
  Depreciation and
    amortization.....        283        20,526(dd)      20,809          --            --          8,414              --
                         -------      --------        --------    --------      --------       --------         -------
                          15,232        20,055          35,287          --            --         16,015          (3,263)
                         -------      --------        --------    --------      --------       --------         -------
  Loss from
    operations.......     (8,739)      (20,055)        (28,794)         --            --         (5,968)             --
Equity in loss of
  affiliate..........         --        (5,669)(ee)     (5,669)         --            --             --           5,669(nn)
                         -------      --------        --------    --------      --------       --------         -------
  NET LOSS...........    $(8,739)     $(25,724)       $(34,463)   $     --      $     --       $ (5,968)        $ 5,669
                         =======      ========        ========    ========      ========       ========         =======


                        ELEMENT K
                          CORP.
                        PRO FORMA
                       AS ADJUSTED
                       -----------
STATEMENT OF
  OPERATIONS DATA:
Net revenues:
  Subscription
    revenues.........   $  4,946
  Royalty revenues...     11,739
  Other revenues.....        640
                        --------
TOTAL NET REVENUES...     17,325
                        --------
Cost of net revenues:
  Cost of
    subscription
    revenues.........      3,900
  Cost of royalty
    revenues.........        121
  Cost of other
    revenues.........         27
                        --------
TOTAL COST OF NET
  REVENUES...........      4,048
                        --------
Gross profit.........     13,277
                        --------
Operating expenses:
  Research and
    development......      8,502
  Selling and
    marketing........      3,533
  General and
    administrative...      6,781
  Depreciation and
    amortization.....     29,223
                        --------
                          48,039
                        --------
  Loss from
    operations.......    (34,762)
Equity in loss of
  affiliate..........         --
                        --------
  NET LOSS...........   $(34,762)
                        ========

                             ELEMENT K CORPORATION

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

NOTE 1

     The Element K Corporation Predecessor Business operated as a division (the "Division") of ZD Education ("ZDE") until it was acquired by Element K on February 10, 2000. The Division is the predecessor of Element K Corporation.

NOTE 2

     Element K Corporation Predecessor Business was acquired by Element K on February 10, 2000. The acquisition has been accounted for using the purchase method of accounting. The formation of Element K and its acquisition of Element K Corporation Predecessor Business (the "Transactions") have been accounted for in the pro forma balance sheet as if such Transactions were consummated on December 31, 1999. Element K has not received a final valuation of the fair value of the net assets acquired.

(a) CASH AND CASH EQUIVALENTS:
     Cash contribution made by USEP for the formation of
      Element K.............................................  $ 68,821
     Purchase price paid by Element K for the acquisition of
      Element K Corporation Predecessor Business............   (57,000)
     Acquisition costs......................................    (1,228)
     Amount paid to acquire a 95% common equity interest in
      Content...............................................    (6,180)
                                                              --------
                                                              $  4,413
                                                              ========

(b) GOODWILL:
     Purchase price paid by Element K for the acquisition of
      Element K Corporation Predecessor Business............  $ 57,000
     Acquisition costs......................................     1,228
                                                              --------
     Total purchase price...................................    58,228
     Net liabilities acquired...............................     3,349
                                                              --------
                                                              $ 61,577
                                                              ========

(c) INVESTMENT IN AFFILIATE:
     Investment to acquire a 95% common equity interest in
      Content (equity affiliate)............................  $  6,180
                                                              ========

(d) DIVISION DEFICIT:
     Elimination of Element K Corporation Predecessor
      Business deficit......................................  $  3,349
                                                              ========

(e) MEMBERS' EQUITY:
     Members' equity funded by USEP in connection with the
      formation of Element K................................  $ 68,821
                                                              ========

NOTE 3

     The offering and related adjustments in the pro forma balance sheet reflect the following:

          - formation of Element K Corp. and acquisition for $1,000 of 250 membership units in Element K (representing 0.002% of the outstanding membership interests in Element K) as reflected in the "Element K Corp." column.

          - the sale of        shares of Element K Corp. Class A common stock in
     this offering at an assumed initial public offering price of $          per
     share. The total proceeds from the offering will be reduced by $ for underwriting discounts and commissions and for estimated offering expenses. These adjustments are reflected in the "Offering" column.

          - the acquisition of      membership units in Element K with the net
     proceeds of the offering, which results in consolidated accounting treatment of Element K, as reflected in the "Acquisition of Element K Membership Units" column.

          - the acquisition of all Content membership units not already owned by Element K, which changes Element K's accounting for Content from an equity method investment to a wholly-owned consolidated subsidiary. The adjustments are reflected in the "Acquisition of Remaining Content Membership Units" column and more fully explained in Note 4.

(f) CASH AND CASH EQUIVALENTS:
     Initial funding of Element K Corp. ....................  $      1
     Cash paid to acquire 250 membership units in Element K
      representing 0.002% of the outstanding membership
      interests in Element K................................        (1)
                                                              --------
                                                              $     --
                                                              ========

(g) INVESTMENT IN AFFILIATE:
     Purchase of 250 membership units in Element K,
      representing 0.002% of the outstanding membership
      interests in Element K................................  $      1
                                                              ========

(h) STOCKHOLDERS' EQUITY:
     Represents the share of Class B common stock sold in
      the formation of Element K Corp. .....................  $      1
                                                              ========

(i) CASH AND CASH EQUIVALENTS:
     Proceeds from initial public offering net of
      underwriting discounts, commissions and offering
      expenses..............................................  $
                                                              ========

(j) STOCKHOLDERS' EQUITY:
     Net proceeds from issuance of Class A common stock sold
      in this offering......................................  $
                                                              ========

(k) CASH AND CASH EQUIVALENTS:
     Cash contributed by Element K Corp. to Element K
      reflected as a result of consolidation................  $      1
                                                              ========

(l) INVESTMENT IN AFFILIATE:
     Represents the reversal of Element K Corp.'s investment
      in Element K to reflect consolidated accounting
      treatment.............................................  $     (1)
                                                              ========

(m) MINORITY INTEREST:
     Represents reclassification of Element K's members'
      equity to minority interest. Under the Element K
      limited liability company agreement, Element K Corp.
      will become the manager of Element K and will control
      100% of the voting interest in Element K..............  $ 68,821
                                                              ========

(n) MEMBERS' EQUITY:
     Represents reclassification of Element K members'
      equity to minority interest. Under the Element K
      limited liability company agreement, Element K Corp.
      will become the manager of Element K and will control
      100% of the voting interest in Element K..............  $(68,821)
                                                              ========

NOTE 4

     The table below represents the initial funding of Content by Element K and Press, the acquisition of Element K Content LLC Predecessor Business from Ziff-Davis in February 2000, and the acquisition by Element K of all membership units in Content not owned by Element K with the proceeds of this offering.

                                                                       ACQUISITION OF
                                                       HISTORICAL        ELEMENT K
                                                      BALANCE SHEET     CONTENT LLC
                                                      OF ELEMENT K      PREDECESSOR
                                INITIAL FUNDING        CONTENT LLC        BUSINESS
                              --------------------     PREDECESSOR          FROM
                              ELEMENT K     PRESS       BUSINESS         ZIFF-DAVIS
                              ---------    -------    -------------    --------------
Cash and cash equivalents...   $6,180(o)   $20,324(q)    $   --           $(25,508)(t)
Accounts receivable, net....       --           --           --                 --
Prepaid expenses & other
  current assets............       --           --           11                 --
                               ------      -------       ------           --------
    TOTAL CURRENT ASSETS....    6,180       20,324           11            (25,508)
Property and equipment,
  net.......................       --           --        3,468                 --
Goodwill....................       --           --           --             22,625(u)
Investment in affiliate.....       --           --           --                 --
                               ------      -------       ------           --------
    TOTAL ASSETS............   $6,180      $20,324       $3,479           $ (2,883)
                               ======      =======       ======           ========
Accounts payable............       --           --          246                 --
Accrued expenses and other
  liabilities...............       --           --          350                 --
Deferred revenue, net.......       --           --           --                 --
Minority interest...........       --           --           --                 --
                               ------      -------       ------           --------
    TOTAL LIABILITIES.......       --           --          596                 --
                               ------      -------       ------           --------
Division (deficit) equity...       --           --        2,883             (2,883)(v)
Members' preferred equity...       --       20,000(r)        --                 --
Members' common equity......    6,180(p)       324(s)        --                 --
Stockholders' equity........       --           --           --                 --
                               ------      -------       ------           --------
    TOTAL LIABILITIES AND
      EQUITY................   $6,180      $20,324       $3,479           $ (2,883)
                               ======      =======       ======           ========


                                          ACQUISITION OF
                                            REMAINING
                                             CONTENT
                                            MEMBERSHIP
                              SUBTOTAL        UNITS             TOTAL
                              --------    --------------       -------
Cash and cash equivalents...     $996     $             (w)    $   996
Accounts receivable, net....       --                --             --
Prepaid expenses & other
  current assets............       11                --             11
                              -------     --------------       -------
    TOTAL CURRENT ASSETS....    1,007                --          1,007
Property and equipment,
  net.......................    3,468                --          3,468
Goodwill....................   22,625                --         22,625
Investment in affiliate.....       --            (6,180)(x)     (6,180)
                              -------     --------------       -------
    TOTAL ASSETS............  $27,100     $     (6,180)        $20,920
                              =======     ==============       =======
Accounts payable............      246                --            246
Accrued expenses and other
  liabilities...............      350                --            350
Deferred revenue, net.......       --                --             --
Minority interest...........       --                --             --
                              -------     --------------       -------
    TOTAL LIABILITIES.......      596                --            596
                              -------     --------------       -------
Division (deficit) equity...       --                --             --
Members' preferred equity...   20,000                   (y)     20,000
Members' common equity......    6,504            (6,180)(z)        324
Stockholders' equity........       --                   (aa)        --
                              -------     --------------       -------
    TOTAL LIABILITIES AND
      EQUITY................  $27,100     $     (6,180)        $20,920
                              =======     ==============       =======

(o) CASH AND CASH EQUIVALENTS:
      Initial funding of Content by Element K...............  $  6,180
                                                              ========
(p) MEMBERS' COMMON EQUITY:
      Initial funding of Content by Element K for members'
       common equity........................................  $  6,180
                                                              ========
(q) CASH AND CASH EQUIVALENTS:
      Initial funding of Content by Press...................  $ 20,324
                                                              ========
(r) MEMBERS' PREFERRED EQUITY:
      Initial funding of Content by Press for members'
       preferred equity.....................................  $ 20,000
                                                              ========
(s) MEMBER'S COMMON EQUITY:
      Initial funding of Content by Press for members'
       common equity........................................  $    324
                                                              ========
(t) CASH AND CASH EQUIVALENTS:
      Purchase price paid for Element K Content LLC
       Predecessor Business.................................  $(25,000)
      Acquisition costs.....................................      (508)
                                                              --------
                                                              $(25,508)
                                                              ========

(u) GOODWILL:
      Purchase price paid for Element K Content LLC
       Predecessor Business.................................  $ 25,000
      Acquisition costs.....................................       508
                                                              --------
      Total purchase price..................................    25,508
      Net assets acquired...................................    (2,883)
                                                              --------
                                                              $ 22,625
                                                              ========
(v) DIVISION EQUITY:
      Represents elimination of the historical division
       equity of Element K Content LLC Predecessor
       Business.............................................  $ (2,883)
                                                              ========
(w) CASH AND CASH EQUIVALENTS:
      Cash paid by Element K for acquisition of remaining
       membership units in Content..........................  $
                                                              ========
(x) INVESTMENT IN AFFILIATE:
      Represents the reversal of Element K's investment in
       Content as a result of the acquisition of the
       remaining Content membership units...................  $ (6,180)
                                                              ========
(y) MEMBERS' PREFERRED EQUITY:
      Elimination of members' preferred equity owned by
       Press as a result of the acquisition by Element K of
       the remaining Content membership units...............  $
                                                              ========
(z) MEMBERS' COMMON EQUITY:
      Elimination of members' common equity owned by Press
       as a result of the acquisition by Element K of the
       remaining Content membership units...................  $
      Represents the reversal of Element K's investment in
       Content as a result of the acquisition of the
       remaining membership units...........................    (6,180)
                                                              --------
                                                              $ (6,180)
                                                              ========
(aa) STOCKHOLDERS' EQUITY
      Reduction of stockholders' equity for excess of
       purchase price paid by Element K for remaining
       interest in Content over historical cost basis.......  $
                                                              ========

                                ELEMENT K CORP.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

NOTE 5

     These pro forma adjustments give effect to the acquisition of Element K Corporation Predecessor Business by Element K as if it was consummated on January 1, 1999. The pro forma adjustments include the following:

     - the elimination of management fees charged to Element K Corporation Predecessor Business by its former parent and the new management fee that will be charged by Wasserstein Perella.

     - amortization of goodwill arising from Element K's acquisition of Element K Corporation Predecessor Business. Such amortization has been calculated using a three year life.

     - the impact of new commercial agreements directly attributable to Element K's acquisition of Element K Corporation Predecessor Business. These agreements provide for the payment and receipt of commissions to and from Press for the reciprocal sale of products.

     - recognition of Element K's portion of the loss in Content (an equity affiliate).

(bb) SELLING AND MARKETING:
      30% agency commission received for the reimbursement
       of Element K's estimated selling costs incurred in
       connection with the sale of Press's products.........  $(1,171)
      30% agency commission paid to Press for the
       reimbursement of their estimated selling costs
       incurred in connection with the sale of Element K's
       products.............................................      485
                                                              -------
                                                              $  (686)
                                                              =======
(cc) GENERAL AND ADMINISTRATIVE EXPENSES:
      Elimination of management fees charged to Element K
       Corporation Predecessor Business by its former
       parent...............................................  $  (505)
      Cost of replacement services..........................      220
      Management fee to be charged by Wasserstein Perella...      500
                                                              -------
                                                              $   215
                                                              =======
(dd) DEPRECIATION AND AMORTIZATION:
      Amortization of goodwill arising from the acquisition
       of Element K Corporation Predecessor Business........  $20,526
                                                              =======
(ee) EQUITY IN LOSS OF AFFILIATE:
      Recognition of 95% of Content's adjusted loss of
       $5,968 (See Note 6)..................................  $(5,669)
                                                              =======

NOTE 6

     The table below represents the historical statement of operations of Element K Content LLC Predecessor Business for the year ended December 31, 1999 and the necessary adjustments to reflect the following:

     - reclassification of Content's operating expenses into separate categories.

     - the impact of a new license agreement between Content and Press.

     - the acquisition of Element K Content LLC Predecessor Business from Ziff-Davis.

                                             HISTORICAL                            ACQUISITION
                                            STATEMENT OF                           OF ELEMENT K
                                            OPERATIONS OF                          CONTENT LLC
                                              ELEMENT K                            PREDECESSOR
                                             CONTENT LLC     RECLASSIFICATION        BUSINESS        NEW LICENSE
                                             PREDECESSOR       OF OPERATING            FROM           AGREEMENT         CONTENT
                                              BUSINESS           EXPENSES           ZIFF-DAVIS       WITH PRESS       AS ADJUSTED
                                           ---------------   ----------------      ------------      -----------      -----------
Statement of Operations Data:
Net Revenues:
  Subscription revenues..................      $   --            $    --             $    --           $   --           $    --
  Royalty revenues.......................       8,473                 --                  --            1,574(kk)        10,047
  Other revenues.........................          --                 --                  --                                 --
                                               ------            -------             -------           ------           -------
Total Net Revenues.......................       8,473                 --                  --            1,574            10,047
                                               ------            -------             -------           ------           -------
Cost of Net Revenues:
  Cost of subscription revenues..........          --                 --                  --               --                --
  Cost of royalty revenues...............          --                 --                  --               --                --
  Cost of other revenues.................          --                 --                  --               --                --
                                               ------            -------             -------           ------           -------
Total Cost of Net Revenues...............          --                 --                  --               --                --
                                               ------            -------             -------           ------           -------
Gross Profit.............................       8,473                 --                  --            1,574            10,047
                                               ------            -------             -------           ------           -------
Operating Expenses:
  Research and Development...............          --              4,347(ff)              --               --             4,347
  Selling and Marketing..................          --                 --                  --               --                --
  General and Administrative.............          --              3,254(gg)              --               --             3,254
  Depreciation and Amortization..........          --                872(hh)           7,542(jj)           --             8,414
  Unallocated Operating Expenses.........       8,473             (8,473)(ii)             --               --                --
                                               ------            -------             -------           ------           -------
                                                8,473                 --               7,542               --            16,015
                                               ------            -------             -------           ------           -------
  Operating Income.......................          --                 --              (7,542)           1,574            (5,968)
Equity In Loss of Affiliate..............          --                 --                  --               --                --
                                               ------            -------             -------           ------           -------
  Net loss...............................      $   --            $    --             $(7,542)          $1,574           $(5,968)
                                               ======            =======             =======           ======           =======

---------------

(ff)  RESEARCH AND DEVELOPMENT:
      Represents allocation of research and development costs.....  $ 4,347
                                                                    =======
(gg)  GENERAL AND ADMINISTRATIVE:
      Represents allocation of general and administrative costs...  $ 3,254
                                                                    =======
(hh)  DEPRECIATION AND AMORTIZATION:
      Represents allocation of depreciation and amortization......  $   872
                                                                    =======
(ii)  UNALLOCATED OPERATING EXPENSES:
      Represents the elimination of unallocated operating
      expenses....................................................  $(8,473)
                                                                    =======
(jj)  DEPRECIATION AND AMORTIZATION:
      Represents the amortization expense for goodwill related to the acquisition of Element K Content LLC Predecessor
      Business by Content.........................................  $ 7,542
                                                                    =======
(kk)  ROYALTY REVENUES:
      Elimination of historical revenues from cost reimbursement by Press. Under the new license agreement between Content
      and Press, these payments will be paid in the form of a
      royalty.....................................................  $(5,210)
      Pro forma royalty paid to Content from Press under the new
      license agreement...........................................    6,784
                                                                    -------
                                                                    $ 1,574
                                                                    =======
(ll)  ROYALTY REVENUES:
      Represents the intercompany sales to Element K included in the historical statement of operations of Element K Content
      LLC Predecessor Business for the year ended December 31,
      1999........................................................  $(3,263)
                                                                    =======
(mm)  RESEARCH AND DEVELOPMENT:
      Elimination of historical cost sharing by Element K of
      Content operating expenses..................................  $(3,263)
                                                                    =======
(nn)  EQUITY IN LOSS OF AFFILIATE:
      Represents the elimination of the equity in loss of
      affiliate as a result of the acquisition of the remaining
      Content membership units....................................  $ 5,669
                                                                    =======

                       CORPORATE HISTORY AND ORGANIZATION

     From 1997 to February 2000, our business operated within a division of Ziff-Davis, a media company focused on computing and Internet-related technologies. This division, known as ZD Education, operated three lines of business:

     - the e-learning business currently conducted by Element K;

     - the content development and acquisition business currently conducted by Content, which develops content for Element K and Press; and

     - the printed IT courseware, journals publishing and IT training center businesses currently conducted by Press.

                              HISTORICAL STRUCTURE

                          [CORPORATE STRUCTURE GRAPH]

  Acquisition and Reorganization

     In February 2000, entities formed by USEP purchased the assets and liabilities of ZD Education from Ziff-Davis and reorganized the business. In the restructuring:

     - Element K acquired the e-learning business of ZD Education.

     - Content acquired the content development operations of ZD Education as well as administrative services such as human resources, accounting and MIS that are today shared by Element K and Press.

     - Press acquired the printed courseware, journal publishing and IT training center businesses of ZD Education.

Pre-Offering Structure

     The following chart shows our corporate structure, together with that of Press, after the acquisition and reorganization and immediately prior to the offering:

                             PRE-OFFERING STRUCTURE

                          [CORPORATE STRUCTURE GRAPH]

Prior to the offering, the common equity of Content is 95% owned by Element K and 5% owned by Press, although each has a 50% voting interest in Content. Press also owns a $20 million preferred interest in Content.

  Post Offering Structure

     Each share of our Class A common stock is economically equivalent to a membership unit in Element K, except for differences arising from the different tax treatment of an LLC member compared to a corporate stockholder. After the offering, Element K will be owned directly by USEP and the founding U.S. co-investors and indirectly by the public stockholders in Element K Corp. as well as the founding offshore investors that have converted their Element K membership units into our Class A common stock. Immediately after the completion of the offering, Element K will acquire all of the interests in Content that it does not already own. The following chart shows our corporate structure, together with that of Press, after the offering and the percentage economic interests held by each entity:

                            POST-OFFERING STRUCTURE

                          [CORPORATE STRUCTURE GRAPH]

     In connection with the offering, Element K Corp. will issue shares of Class A common stock to the public and will then immediately contribute the net proceeds received from the offering to Element K in exchange for membership units in Element K. Element K Corp. will be a holding company
whose sole asset will be its approximate      % equity interest (     % if the
underwriters exercise their over-allotment option in full) in Element K. Element K Corp. will act as the sole manager of Element K and will thereby control Element K. Following the offering, the holders of Element K Corp.'s Class A common stock will own over 99.99% of Element K Corp.'s outstanding capital stock. Nevertheless, since Wasserstein Perella and the founding co-investors
will own      % of the membership units in Element K and Wasserstein Perella will own 100% of the shares of Element K Corp.'s Class B common stock (which
will represent approximately        % of the voting rights in Element K Corp.),
Wasserstein Perella will control Element K Corp. and Element K.

     Net profits, net losses and distributions of Element K will generally be allocated pro rata in accordance with the percentage equity interests of its members. Accordingly, in general, Element K Corp. will be allocated
approximately      % (     % if the underwriters exercise their over-allotment
option in full) of Element K's net profits and net losses and will receive an equal percentage of Element K's distributions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis together with "Selected Historical Financial Data," "Unaudited Pro Forma Financial Statements" and the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The statements are based on current expectations and actual results could differ materially from those discussed here. See "Risk Factors" on page 8 of this prospectus and "Special Note Regarding Forward-Looking Statements and Industry Data."

OVERVIEW

     Element K Corp. is a holding company that has no significant operating assets other than its investment in Element K. Following the offering, Element K Corp. will be the sole manager of Element K.

     We are a leading provider of Web-based learning, or e-learning, designed to address the strategic objectives of businesses and government organizations by helping them build knowledge, expand competencies and improve productivity. Through standard Web browsers, our customers can conveniently and cost-effectively access our course and reference libraries from anywhere and at any time. We believe that our e-learning offerings enable our customers to improve productivity and generate greater returns on their e-learning investments than those that are typically achieved through traditional classroom or computer-based training.

     Since we introduced our e-learning in 1997, we operated as part of ZD Education, a division of Ziff-Davis. In February 2000, entities formed by USEP purchased the assets, liabilities and personnel of the ZD Education division from Ziff-Davis. We have presented our financial statements on a "carve out" basis and have included the historical operations of the e-learning business. The financial statements included here have been prepared from Ziff-Davis' historical accounting records. All of the allocations and estimates in the financial statements are based on assumptions management believes are reasonable under the circumstances. Nevertheless, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if our business had operated as a separate entity during the periods presented.

     Since our business began operating, it has experienced significant operating and net losses. These losses primarily relate to the expansion of our operations. We intend to continue to invest heavily in content development, promoting our brand and technology and infrastructure enhancements. As a result, we expect to continue to incur significant operating and net losses for the foreseeable future. Moreover, the rate at which these losses will be incurred may increase from current levels.

     In view of the rapidly changing nature of our business and our limited operating history as a stand-alone company, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, the financial information included in this prospectus may not necessarily be indicative of our financial position, results of operations and cash flows had we operated as a separate stand-alone company during the periods presented.

REVENUES

  Subscription Revenues

     We derive our revenues primarily from annual subscriptions to our e-learning services and royalties from the licensing of content. Annual subscriptions provide users with unlimited access to defined online course libraries for computer end-users, IT professionals and business professionals. Pricing varies based upon the type and the number of course titles licensed by a customer, the number of users within the customer's organization and the length of the agreement. Payment for subscriptions is generally received within 45 days following the date of invoice. Revenue derived from online subscription bookings is deferred and recognized over the term of the subscription, which is typically 12 months, creating a current deferred revenue liability.

     To date, a significant portion of our subscription revenues were derived from desktop application courses. In the past six months, we have enhanced our course offerings targeted towards IT professionals, including programming and Web development, networking and operating systems, as well as multimedia courses. As a result of these efforts, we believe that revenue derived from our desktop application courses as a percentage of total revenues will decline.

  Royalty Revenues

     Royalty agreements provide for the resale of our content in a variety of modalities, or for the use of our content within an organization's existing learning management system. Pricing varies based upon the type and the number of course titles licensed by a customer, the frequency of use or the number of users accessing the content, the length of the agreement and the amount of royalties remitted at the beginning of the agreement. Payment for royalties is generally received within 30 days following the month or quarter end during which the royalties have been earned. Royalty revenue is recognized over the life of a contract or on a usage basis, as applicable.

     To date, a significant portion of royalty revenue was derived from a relationship with ZDNet under which we licensed our Web-based courses for resale to members of ZDNet's SmartPlanet Web site. We have a contractual relationship with SmartPlanet that provides for minimum quarterly payments of $600,000 through December 31, 2000. Pro forma royalties under our ten-year license agreement with Press, which sells printed IT courseware and IT journals based on our content, accounted for approximately $6.8 million, or 39% of our pro forma revenue and 31% of our pro forma booked revenue in 1999. We expect that this percentage will decline significantly in 2000 due to the higher growth rate of our other revenue sources.

  Other Revenues

     Other revenues consist of CD-ROM products and online sales of printed courseware sold in conjunction with online instructor-led, or eILT, courses. Revenue from these sales is recognized upon shipment.

EXPENSES

  Cost of Net Revenues

     Cost of net revenues consists primarily of Web delivery, customer support and royalty expenses.

     Web delivery and customer support expenses include personnel costs, maintenance and facility costs required to operate our Web site and costs to provide interactive support to participants in our courses.

     Royalty expenses include amounts that were charged to our business by a separate division of ZD Education, specifically Element K Content LLC Predecessor Business, for content development and production. Royalties have been expensed as the underlying revenue is booked.

  Research and Development

     Research and development expenses consist primarily of personnel costs related to our technology and content development efforts. We believe that continued investment in research and development is essential to our future success, and as a result we expect these expenses to increase substantially in future periods.

  Selling and Marketing

     Selling and marketing expenses consist primarily of advertising and other promotional expenses, personnel costs, commissions and travel and entertainment expenses. We expect selling and marketing expenses will continue to increase as we continue to expand our selling and marketing efforts and increase our promotional activities to build our brand.

  General and Administrative

     General and administrative expenses consist primarily of salaries, payroll taxes, incentive compensation and related employee benefits, and costs for general corporate functions, including information technology support, finance, accounting and facilities. We expect general and administrative expenses to increase substantially in the future as we expand our staff and incur additional costs to support the expected growth of our business. We expect to incur expenses associated with being a public company, including increased legal and accounting fees. We will share our legal and accounting resources with our Press affiliate and will charge Press for these services on a pro-rata basis.

     Following the offering, we plan to invest significantly to develop new courses to complement and expand our existing course library. We also plan to significantly increase marketing expenses to further develop our distribution channels and to build brand awareness. As a result of these planned increases in expenses, we expect to incur significant operating and net losses for the foreseeable future.

RESULTS OF OPERATIONS

  Years Ended December 31, 1998 and 1999

NET REVENUES

     Net revenues increased to $10.5 million in 1999 from $4.9 million in 1998. In 1999, subscriptions accounted for 47% of revenue, royalties accounted for 47% of revenue and the aggregate of CD-ROM and online sales of printed courseware accounted for 6% of revenue. In 1998, subscriptions accounted for 35% of revenue, royalties accounted for 61% of revenue and CD-ROM delivered content accounted for 4% of revenue.

     Subscription Revenues. Subscription revenues increased to $4.9 million in 1999 from $1.7 million in 1998. The increase was attributable to the expansion of our online offerings, driven by the growth in the number of sales representatives and an increase in sales productivity.

     Royalty Revenues. Royalty revenues increased to $5.0 million in 1999 from $3.0 million in 1998. The increase in royalty revenue was attributable to increased demand for our online course content from our former affiliate, SmartPlanet, as well as increased sales of our intranet deployed product.

     Other Revenues. Other revenues increased to $0.6 million in 1999 from $0.2 million in 1998. Approximately $0.3 million of the revenue increase was driven by the growth in the number of sales representatives and an increase in sales productivity for CD-ROM based products. The remaining increase was attributable to approximately $0.2 million of online sales of printed courseware to online subscribers, in conjunction with their enrollment in our eILT courses. There was no comparable revenue in 1998.

EXPENSES

     Cost of Net Revenues. Cost of net revenues increased to $4.0 million in 1999 from $1.3 million in 1998. This increase was attributable to an increase in personnel costs associated with the expansion of site operations of approximately $1.7 million and to costs for the expansion of our content libraries of approximately $1.0 million. Site operations include such costs as instructors for eILT courses, technical and customer support personnel and Web hosting fees. Costs associated with our content library consist of royalties paid to third-party content providers.

     Research and Development. Research and development expenses related to content increased to $2.6 million in 1999 from $1.2 million in 1998. This increase was principally attributable to personnel and contract labor related costs to expand our online content libraries for self-study tutorials and eILT courses. Full-time equivalent content related headcount increased from 18 as of December 31, 1998 to 31 as of December 31, 1999.

     Research and development expenses related to technology increased to $4.8 million in 1999 from $2.3 million in 1998. This increase was principally attributable to personnel and contract labor related costs to expand the site's functionality and architecture. Full-time equivalent technology related headcount increased from 26 as of December 31, 1998 to 66 as of December 31, 1999.

     Selling and Marketing. Selling and marketing expenses increased to $4.2 million in 1999 from $2.2 million in 1998. This increase was principally attributable to the expansion of our direct sales force, which resulted in overall revenue gains noted above. Full-time equivalent direct sales headcount increased from 15 as of December 31, 1998 to 24 as of December 31, 1999.

     General and Administrative. General and administrative expenses increased to $3.3 million in 1999 from $1.8 million in fiscal 1998. This increase was attributable to growth in the number of full-time equivalent employee headcount during 1999 and the resulting allocation of these costs based upon average headcount.

  Years ended December 31, 1997 and 1998

NET REVENUES

     Net revenues increased to $4.9 million in 1998 from $3.1 million in 1997. In 1998, subscriptions accounted for 35% of revenue, royalties accounted for 61% of revenue and CD-ROM based training products accounted for 4% of revenue. In 1997, subscriptions accounted for 7% of revenue and royalties accounted for 93% of revenue. We did not earn revenue from the sale of CD-ROM based products during 1997.

     Subscription Revenues. Subscription revenues increased to $1.7 million in 1998 from $0.2 million in 1997, which was attributable to the expansion of our online offerings, driven by the growth in the number of sales representatives and an increase in sales productivity.

     Royalty Revenues. Royalty revenues increased to $3.0 million in 1998 from $2.9 million in 1997. The increase in royalty revenue was principally attributable to increased demand for our content from foreign licensees.

     Other Revenues. Other revenues increased to $0.2 million in 1998 from $0 in 1997. During 1998, we initiated sales of CD-ROM products through our direct sales channel.

EXPENSES

     Cost of Net Revenues. Cost of net revenues increased to $1.3 million in 1998 from $0.2 million in fiscal 1997. This increase was primarily attributable to an increase in personnel costs associated with expansion of the site operations.

     Research and Development. Research and development expenses related to content increased to $1.2 million in 1998 from $0.6 million in 1997. This increase was principally attributable to personnel and contract labor related costs to expand our online content libraries for self-study tutorials and eILT courses. Full-time equivalent content related headcount increased from 12 as of December 31, 1997 to 18 as of December 31, 1998.

     Research and development expenses related to technology increased to $2.3 million in 1998 from $0.8 million in 1997. This increase was principally attributable to personnel and contract labor related costs to expand the site's functionality and architecture. Full-time equivalent technology related headcount increased from four as of December 31, 1997 to 26 as of December 31, 1998.

     Selling and Marketing. Selling and marketing expenses increased to $2.2 million in 1998 from $0.9 million in 1997. This increase was principally attributable to the expansion of our direct sales force corresponding to the revenue gains noted above. Full-time equivalent direct sales headcount increased from seven as of December 31, 1997 to 15 as of December 31, 1998.

     General and Administrative. General and administrative expenses increased to $1.8 million in 1998 from $0.6 million in fiscal 1997. This increase was attributable to growth in the number of full-time equivalent employee headcount during 1998 and the resulting allocation of these costs based upon average headcount.

  Quarterly Results of Operations

     The following table sets forth our unaudited quarterly results of operations for the eight most recent quarters ended December 31, 1999. You should read the following table in conjunction with our financial statements included elsewhere in this prospectus. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our operating results for the quarters presented. You should not draw any conclusions about our future results from the quarterly results of operations shown below.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS

                                                                    THREE MONTHS ENDED
                                 -----------------------------------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                   1998        1998       1998        1998       1999        1999       1999        1999
                                 ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
Net revenues:
  Subscription revenues........   $   182    $   269     $   425    $   861     $   768    $ 1,026     $ 1,225    $ 1,926
  Royalty revenues.............       703        754         745        797         836      1,239       1,448      1,432
  Other revenues...............         7          2          66        119         113        201         127        200
                                  -------    -------     -------    -------     -------    -------     -------    -------
Total net revenues.............       892      1,025       1,236      1,777       1,717      2,466       2,800      3,558
                                  -------    -------     -------    -------     -------    -------     -------    -------
Cost of net revenues...........        60        235         472        569         754      1,111       1,052      1,131
                                  -------    -------     -------    -------     -------    -------     -------    -------
Gross profit...................       832        790         764      1,208         963      1,355       1,748      2,427
                                  -------    -------     -------    -------     -------    -------     -------    -------
Operating expenses:
  Research and development.....       758        771         827      1,171       1,317      1,423       1,927      2,751
  Selling and marketing........       478        491         509        721         832        964       1,119      1,304
  General and administrative...       769        347         363        364         821        833         814        845
  Depreciation and
    amortization...............        25         27          29         26          52         39          68        123
                                  -------    -------     -------    -------     -------    -------     -------    -------
                                    2,030      1,636       1,728      2,282       3,022      3,259       3,928      5,023
                                  -------    -------     -------    -------     -------    -------     -------    -------
  Loss from operations.........    (1,198)      (846)      ( 964)    (1,074)     (2,059)    (1,904)     (2,180)    (2,596)
                                  -------    -------     -------    -------     -------    -------     -------    -------
Provision for income taxes.....        --         --          --         --          --         --          --         --
                                  -------    -------     -------    -------     -------    -------     -------    -------
  Net loss.....................   $(1,198)   $  (846)    $  (964)   $(1,074)    $(2,059)   $(1,904)    $(2,180)   $(2,596)
                                  =======    =======     =======    =======     =======    =======     =======    =======

LIQUIDITY AND CAPITAL RESOURCES

     Historically, capital investments and operating losses of our business were financed through internally generated cash flow from the profitable businesses of ZD Education and capital contributions from Ziff-Davis. As of February 10, 2000, the date on which we acquired our predecessor business, we had approximately $4.4 million in cash and cash equivalents.

     Cash used in operations was $5.1 million for the year ended December 31, 1999, compared to $3.1 million for the year ended December 31, 1998. The increase from 1998 to 1999 was primarily attributable to an increase in costs to expand our course libraries and enhance our site functionality.

     Cash used in investing activities was $1.4 million for the year ended December 31, 1999 compared to $0.1 million for the year ended December 31, 1998. The increase from 1998 to 1999 was attributable to the purchase of property and equipment.

     Cash provided by financing activities was $6.4 million for the year ended December 31, 1999, compared to $3.2 million for the year ended December 31, 1998. The increase from 1998 to 1999 was due to an increase in contributions from Ziff-Davis, to fund operating and investing activities of our business.

     Our capital requirements depend on numerous factors, including:

     - market acceptance of our e-learning solution;

     - the amount of resources we devote to developing new courses;

     - marketing and selling our services;

     - promoting our brand; and

     - investments in technology and enhancing the functionality of our online offerings.

     Our principal commitments consist of an office lease and a minimum guaranteed royalty agreement. We expect our capital expenditures will increase significantly as we make technological improvements to our system and technical infrastructure. Additionally, we expect to make continuing investments in developing new courses, expanding our sales and marketing program and aggressively building our brand.

     Based upon current and anticipated levels of operations, we believe that our cash on hand, proceeds from the offering and cash flow from operations will be sufficient for us to meet our current and anticipated cash operating requirements, capital expenditures and working capital needs for the next 24 months. Actual capital requirements may change, particularly as a result of any acquisitions that we may make. Our ability to meet current and anticipated operating requirements will depend upon our future performance, which, in turn, will be subject to general economic and competitive conditions and to financial, business and other factors, some of which may be beyond our control.

YEAR 2000 ISSUE

     We incurred remediation costs associated with our Year 2000 readiness efforts. The internal costs to address Year 2000 issues, which are included in Ziff-Davis' general and administrative expenses, were not tracked separately and are therefore not determinable. We have not experienced any material issues as a result of the Year 2000 issue. Nevertheless we cannot assure that our suppliers and vendors have not been and will not be affected in a manner that is not yet apparent. As a result, we will continue to monitor our own Year 2000 compliance and that of our suppliers and vendors. We believe that our operations will not be materially impacted by the Year 2000 issue.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our cash and cash equivalents are held with financial institutions, government and government agencies and corporations, thereby reducing credit risk concentrations. We do not hold or issue derivative financial instruments.

     More than 90% of our revenues recognized to date have been denominated in U.S. dollars and are from the United States. We do not expect foreign currency denominated transactions to account for a material portion of our revenues for the foreseeable future.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We do not expect the adoption of this standard to have a material effect on our capitalization policy.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all quarters of years beginning after June 15, 1999. As we do not currently engage or plan to engage in derivative or hedging activities there is no impact on our results of operations, financial position or cash flows as a result of the adoption of this standard.

                                    BUSINESS

OVERVIEW

     We are a leading provider of Web-based learning, or e-learning, designed to address the strategic objectives of businesses and government organizations by helping them build knowledge, expand competencies and improve productivity. Our e-learning course and reference libraries can be conveniently accessed through standard Web browsers. We enhance our e-learning environment through the use of multimedia content, simulations, searchable databases, message boards, e-mail and chat rooms. Our solution includes a learning management system that allows our customers to track and evaluate participation and performance. We believe that our e-learning offerings enable our customers to improve productivity and generate greater returns on their e-learning investments than those that are typically achieved through traditional classroom or computer-based training.

     We believe that our early entry into the e-learning market in 1997 has enabled us to become a leader in paid subscriptions and the number of courses offered. We market and deliver approximately 400 high-quality online courses which deliver approximately 2,600 hours of training, covering a broad array of information technology, or IT, topics, as well as a growing library of business and professional courses. We are translating several of these courses into foreign languages and currently have more than 80 translated versions representing more than 400 hours of training. Our current customers include American Express, IBM, Intel, Prudential, the State of Texas, Toyota and the U.S. Navy. Our corporate and government customers generally purchase annual subscriptions that give individual employees unlimited access to one or more of our libraries of online courses. As of March 31, 2000, we had more than 140,000 active subscriptions that were sold directly to businesses and government organizations. We also sell our e-learning offerings through resale and licensing agreements, including through strategic relationships with Gateway, Micron and ZDNet. In 1999, our revenues totaled $10.5 million, a 114% increase over 1998 revenues.

MARKET OPPORTUNITY

     In order to remain competitive in today's rapidly changing global economy, organizations need to invest in their most important asset, their employees. Organizations recognize that employees who continually develop and refine their skill sets are able to increase their productivity. According to TRAINING Magazine, domestic corporations with more than 100 employees budgeted $62.5 billion for training in 1999. Although corporate learning has historically consisted primarily of classroom-based training programs, we believe this traditional methodology has a number of limitations, including:

     - scheduling conflicts and absences from work, which result in significant opportunity and travel costs;

     - logistical challenges in delivering up-to-date content in a timely and consistent manner to large and geographically dispersed groups;

     - difficulties in tailoring courses to address the needs and preferences of each student;

     - the significant costs of live instructors and classroom facilities; and

     - the inability to track the learning process and monitor its effectiveness.

     In response to these limitations, many businesses, government organizations and professionals are seeking more effective, cost-efficient learning solutions. We believe that the advantages of e-learning are compelling and are causing e-learning solutions to be increasingly adopted by employers and by businesses that desire to offer professional learning as a value-added service to customers. A study published in January 2000 by International Data Corporation, or IDC, estimated that the U.S. market for e-learning was approximately $1.1 billion in 1999 and projected to grow at a compound rate of 79% annually to $11.4 billion in 2003. The largest segment of the U.S. e-learning market is currently IT training, which the IDC study estimated to be $870 million in 1999 and projected to grow to $5.3 billion in 2003. We believe e-learning providers that offer a turnkey integrated solution will be uniquely positioned to take advantage of this growing market opportunity.

THE ELEMENT K SOLUTION

     Element K provides a complete e-learning solution that integrates three key elements. First, we deliver an enhanced learning experience by creating an environment that combines the advantages of e-learning with the expert guidance and peer interaction of traditional training. Second, we offer extensive libraries of high-quality content focused on IT professionals, computer end-users and business professionals. Third, we provide a robust learning management system that allows managers to easily deploy the service throughout their organizations and to monitor its use and effectiveness. In addition, we provide a completely hosted solution, which enables our customers to avoid the expense of designing, building and maintaining infrastructure themselves. The following chart illustrates the ways in which Element K addresses each of these components to provide our customers with a complete e-learning solution.

                           OUR FULLY-HOSTED SOLUTION

                         [FULLY-HOSTED SOLUTION GRAPH]

  Enhanced Learning Experience

     Multiple Learning Modalities. The most critical component of learning is the individual learner, whose limited time and particular requirements represent the greatest barriers to knowledge building. Recognizing that people learn in different ways, we offer a choice of several learning modalities.

     - Our online instructor-led courses, which we refer to as eILT courses, are unique among e-learning providers. Our eILT courses are offered during fixed periods and are run by instructors who post assignments on dedicated message boards, lead online discussions according to a set schedule and provide feedback and mentoring.

     - Our self-paced tutorials incorporate a high level of student interaction and were developed specifically for Web delivery. These courses allow students to log on at any time and work independently, controlling the pace of their learning.

     - Our online computer professional libraries allow subscribers to learn by accessing extensive searchable online reference materials, including a library of over 500 IT-related reference books, provided through our relationship with Books24x7.com.

     Anytime, Anywhere Accessibility. Because learners may access our courses and reference materials at any time through standard Web browsers and technologies, our solution enables users to tailor e-learning to their schedule. Our e-learning solution is accessible seven days a week, 24 hours a day while users are at work, at home or traveling.

     Engaging Learning Environment. We offer an engaging learning environment with multimedia content, simulations, reference materials and searchable databases. Our courses enable users to begin at a level that is suitable to their needs, integrate it with on-the-job practice and focus on relevant topics. Our campus-like environment allows students to interact with peers and experts through message boards, e-mail and chat rooms.

  Extensive Content Libraries

     We currently offer approximately 400 high-quality Web-enabled courses, which deliver approximately 2,600 hours of instruction. We offer several IT libraries that cover a broad array of topics, including office productivity software, Web development, design and media, programming languages, networking, Internet/intranet technologies and database design and management. Building on our online instructional design capabilities, we have recently introduced more than 30 courses in business skills training and compliance training, based on high-quality content licensed from third parties, including Harvard Business School Publishing.

  Robust Learning Management System

     Our learning management system offers a wide range of features to support our customers' objectives, including comprehensive assessment capabilities to help training administrators identify each learner's specific needs and track progress. Reports can be interfaced with our customers' internal databases and correlated with their business performance data to analyze the return on their e-learning investment. We also provide tools that enable our customers to create their own proprietary content and distribute it within our learning environment.

  Fully-Hosted Turnkey Solution

     We fully host our integrated e-learning solution. Our customers do not need to install or manage any software and avoid the need to make significant investments in technology infrastructure, such as servers, data bases, technical staff or technical support. We can continually upgrade functionality, add courses and update our content without inconveniencing our customers and at minimal cost to us.

STRATEGY

     Our objective is to take advantage of the growing market opportunity in e-learning and to become the leading provider of high-quality e-learning solutions for a broad range of organizations. We intend to pursue the following five-part strategy to achieve this objective.

  Build Diverse Revenue Streams

     We plan to create diverse revenue streams from our integrated e-learning solutions and the individual components of these solutions. We will continue to sell subscriptions to our elementk.com Web site and develop co-branded sites for strategic resellers such as PC manufacturers and distributors, software companies, training centers and consulting firms. We will also continue to license our courses and libraries to Web sites that offer e-learning, as well as to customers for use with third-party learning management systems.

  Expand Sales and Distribution Channels

     We are expanding our internal sales and marketing capabilities to target a wide range of businesses and government organizations. We are investing heavily in both our enterprise sales team to reach large organizations in the U.S. and major international markets and our telesales force to reach smaller corporate accounts. We intend to grow our relationships with resellers that enable us to reach diverse markets on a cost-effective basis. We will seek to deepen our existing strategic relationships with resellers such as Gateway, Micron and ZDNet, which resell our e-learning subscriptions and content to mass markets as a co-branded offering. We seek to develop additional relationships with consulting firms, software companies and training centers. We also intend to accelerate our penetration of international markets through strategic alliances and licensing arrangements.

  Continually Broaden Content Libraries

     We will continue to expand our course and reference content libraries in subject areas with a large potential market. We plan to broaden our IT library to more than 500 courses and to expand our business and professional offerings to more than 75 courses by December 2000. We expect to have more than 200 translated versions of our courses by December 2000. We will undertake a major initiative in business and professional e-learning by continuing our focus on general business subjects, such as sales and leadership training and workplace safety. We also intend to expand into large professional fields that adhere to industry-wide certification standards or require continuing education, such as finance, law, accounting and project management. We believe that these expanded libraries will give us the opportunity to capture a greater proportion of new and existing customers' corporate learning budgets.

  Enhance Our Learning Management System

     Our fully-hosted learning management system will serve as the platform for organizations to create their own e-learning environment. We plan to upgrade our learner assessment capabilities to improve the ability of managers to track participation and success in their learning programs. We will introduce authoring tools that will enable customers to generate and incorporate their own proprietary content.

  Continually Improve User's Learning Experience

     We will continue to improve our e-learning offerings by providing users with greater functionality and a more engaging experience. Our strategy includes introducing new learning modes such as one-to-one mentoring and real-time online classes, developing more sophisticated search and knowledge retrieval capabilities, and rolling out a customer relationship management system that assists users in finding immediate answers to their questions. We believe that our expanded library of course offerings will give us the opportunity to capture a greater proportion of new and existing customer training budgets. As we enhance our offerings, we are adopting a multi-tier pricing model for each library that offers customers varying levels of user experience, functionality and personal service. We expect that our new premium offerings will generate higher revenues per subscriber than our traditional subscriptions.

PRODUCTS AND SERVICES

  Courses

     We currently offer approximately 400 high-quality e-learning courses, which deliver approximately 2,600 hours of training. We are in the process of translating several of these courses into foreign languages, and currently have more than 80 translated versions representing more than 400 hours of training. The topics covered range from office productivity software, such as Microsoft Excel and Word, to computer professional development, such as Java programming and Linux operating systems. Our libraries for computer professionals cover a broad array of topics, such as Web development, programming languages, networking, Internet/intranet technologies and database design and management. A number of our courses have received approvals from educational institutions and certification organizations for continuing education or professional certification. We also offer courses that track key IT certifications from Microsoft, Novell and CompTIA. We have an aggressive development schedule for the remainder of 2000 that includes adding approximately 200 additional IT courses providing over 1,500 hours of training, and several additional IT certifications from Cisco and Oracle. All of our courses include real-time customer service and support.

     Since December 1999, we have introduced more than 30 courses in business skills and compliance training. Our current business skills courses include performance assessment, management, finance essentials and negotiation techniques. Our business courses are based on high-quality content licensed from third-parties, including courses licensed from Harvard Business School Publishing and Quicknowledge. Current compliance training courses cover issues such as workplace safety and sexual harassment prevention.

  Learning Modalities

     eILT. Our online instructor-led, or eILT, courses are offered during fixed time periods and are run by instructors who are subject matter experts. The instructors post assignments on dedicated message boards, lead online discussions according to a set schedule and provide feedback and mentoring. Our eILT courses are generally designed around content contained in printed courseware that we obtain from Press and resell through our Web site to eILT students. Students in eILT courses learn from one another via threaded message boards on which they may also post questions for the instructor. Our instructors generally respond to student queries within 24 hours. The eILT courses are also supported by teaching assistants who facilitate student discussions and respond to questions. Each eILT course typically has 250 to 500 students per instructor.

     Self-paced Tutorials. Self-paced tutorials allow students to log on at any time and work independently, controlling the pace of their learning by repeating a lesson, topic or activity as often as necessary. Our self-paced tutorials incorporate a high level of student interaction and were developed specifically for Web delivery. Because we incur minimal incremental costs for each additional student, subscribers to our libraries have access to all of the self-study courses within each library.

     Reference Library. Professionals frequently face specific questions that cannot be answered efficiently by taking a course. Our service allows subscribers to browse or search a database containing thousands of up-to-date "how to" articles covering a broad range of specific topics. Subscribers to our computer professional libraries also receive access to extensive searchable online library reference materials, including over 500 IT-related reference books, provided through our relationship with Books24x7.com.

  Learning Management System

     Key features of our learning management system include registration, pre- and post-assessment, learner tracking, e-learning productivity analysis, self-authoring and corporate communications capabilities.

SALES AND MARKETING

     We market our services through direct sales channels and through relationships with domestic and international resellers. As of March 31, 2000, we had 60 employees engaged in sales and marketing activities.

  Direct Sales Channels

     We have established several direct sales channels aimed at reaching various potential customer bases in a cost-efficient manner including:

     - an enterprise sales team focused on reaching large companies and government organizations;

     - a field sales force covering mid-size businesses and workgroups within large enterprises;

     - a telesales force that supports the field sales force and markets to smaller corporate accounts; and

     - direct mail marketing to reach small businesses.

     In order to increase sales to large companies, we are currently expanding our enterprise sales team, which is composed of experienced salespeople located in various markets across the U.S. The enterprise sales team concentrates on corporate and government accounts that represent over $100,000 in annual revenue. We plan to continue to expand our direct sales force by hiring experienced professionals with existing relationships in the large companies. Based on Press' success in using telesales to sell e-learning solutions to small and mid-size training centers, we are currently increasing the size of our telesales team in order to cover smaller corporate and government accounts. We also plan to offer e-learning solutions to small businesses through direct mail marketing, building on Press' success in marketing IT journals to small businesses.

     Our sales team fills requests from customers for printed courseware materials, enabling our customers to purchase e-learning and printed courseware from a single source. We take these orders on behalf of Press and receive a 30% agency commission from Press as reimbursement of estimated sales costs.

  Domestic and International Resellers

     Our reseller and licensee relationships are a key component of our growth strategy because they permit us to reach potential customers with limited incremental marketing expense. We have established agreements with a number of companies who resell our e-learning solutions or content to their customers through their distribution channels. Our resellers generally are in the position to offer e-learning to their customer base as a complement to their own offerings.

     Two of our most significant reseller relationships are with personal computer manufacturers Gateway and Micron. We have also established and are developing reseller arrangements with Internet portals and e-commerce sites focused on the IT and learning markets, such as ZDNet, Headlight.com and KaplanCollege.com. We are also developing strategic relationships with software companies and consulting and outsourcing companies that provide or could provide learning as a value-added service to their customers. We believe that our ability to create co-branded or customized versions of our Web site for our reseller partners, together with our broad libraries of courses, enhances our attractiveness as a strategic partner.

     Our principal strategic relationships include:

     - a reseller agreement with Gateway, which sells subscriptions for LearnAtGateway, a customized co-branded version of our e-learning Web site, that is developed and entirely hosted by us;

     - a reseller agreement with Micron, which sells subscriptions for MicronU, a similarly customized co-branded e-learning service; and

     - a licensing agreement with ZDNet, whereby we provide its SmartPlanet e-learning site with access to all our content.

     We will also continue to build on Press' historical relationships with training center companies and plan to enter into co-branded arrangements with other major training center chains. Our training center customers supplement their live instructor course offerings with our online course offerings, allowing us to sell to corporate and individual customers that we might not otherwise reach in a cost-effective manner.

     To date, substantially all of our revenues have been generated within the United States. Currently, we reach international markets in the United Kingdom, the Netherlands, Italy, France and Australia primarily through licensees and in Canada through a direct sales force of three sales people. In addition, we recently entered into agreements to license our e-learning software and content in South Africa and a number of countries in the Middle East.

     Most of these reseller relationships are in the early stages of development and many of these relationships are terminable at will or upon short notice. To date these relationships have generally been on a nonexclusive basis.

  Marketing

     A key element of our strategy is to generate awareness of the Element K brand name. We have historically marketed our products and services under the brand names ZDU and LearnItOnline. We are relaunching these services under the Element K brand name. We intend to build brand awareness primarily through print advertising in business and training publications and targeted online advertising. We will also market our e-learning services through our recently-introduced training.com site, which is resold by training centers and educational institutions, and through customized sites developed for strategic resellers, such as Gateway and Micron. All of the e-learning sites we host are co-branded as "powered by Element K."

CASE STUDIES

     The case studies below describe several e-learning objectives of our existing customers and resellers and the benefits derived from our solutions.

     GATEWAY -- the nation's third largest personal computer manufacturer.

Business Objective:          Introduce e-learning as a key value added service
                             to Gateway's PC customers.

Element K Solution:          In September 1999, we introduced a library of
                             self-paced e-learning tutorials which combined our standard office productivity offering with newly created tutorials covering software packages that were bundled with Gateway's computers. These tutorials were offered within our environment, and subscriptions were initially sold through Gateway's
                             Country Store channel. In February 2000, we introduced the Gateway Learning Library, a CD-ROM package containing the courses and learning environment included in the initial e-learning solution. In March 2000, we launched
                             LearnAtGateway.com, a co-branded Web site that includes a series of eILT classes and a suite of design and media tutorials. Both LearnAtGateway.com and the Gateway Learning Library are distributed through Gateway's Country Store, telesales and small business channels.

                             This arrangement has allowed Gateway to introduce a key value-added service, thereby deepening its relationship with customers and enhancing its brand. We believe that our relationship with Gateway illustrates the power of using a strategic relationship as a channel into new markets.

     TOYOTA MOTOR SALES, U.S.A. -- the U.S. subsidiary of Toyota, a leading worldwide automobile manufacturer.

Business Objective:          Provide a consistent and centralized IT training
                             program to its U.S. employee base.

Element K Solution:          In March 1999, Toyota chose our e-learning solution
                             to provide approximately half of its U.S. employees with IT and business skills courses. Employees can log on to our Web site at anytime and from anywhere to complete knowledge-building courses, access information from our online reference library or communicate with a community of peers and subject matter experts. Managers can register employees, track usage and assess performance levels.
                             Administrative information can be uploaded and used in conjunction with standard enterprise management software. Because it is hosted by us, implementing our solution required no incremental systems investment by Toyota, will require no maintenance by Toyota and will use no bandwidth on Toyota's intranet. In September 1999, Toyota entered into a three-year, $300,000 contract with us and expanded the program to cover all of its U.S. employees. We also provide CD-ROM based solutions and custom courseware and training services to Toyota under this arrangement.

     STATE OF TEXAS

Business Objective:          Enhance technology skill base of state, county and
                             local government employees.

Element K Solution:          In September 1999, the State of Texas selected us
                             as a supplier of office productivity e-learning solutions at all levels of state and local government. This contract allows us to offer our office productivity solution to state agencies, school districts and county government organizations. With our solution, employees can increase their competencies in selected topic areas, and managers can monitor course completion and knowledge attainment. This comprehensive solution requires no systems investment, maintenance or support by the state agencies and organizations that deploy it. From September 1999 through March 2000, we generated $140,000 of booked revenue from this arrangement.

CUSTOMERS

     We currently sell our products and services directly to more than 1,400 companies, government organizations and training centers throughout North America. The following is a list of some of our direct customers, each of which was among our 30 largest business and government customers in terms of booked revenue during the year ended December 31, 1999.

- American Express          - Parke-Davis
- CompUSA                   - Prudential
- Duke Energy               - State of Ohio
- IBM Global Services       - State of Texas
- Intel                     - Toyota
- Kinkos                    - U.S. Navy

     We also sell our e-learning offering through resale and licensing agreements, including strategic relationships with Gateway, Micron and ZDNet, with access to mass markets. ZDNet accounted for 16% of revenue and 11% of booked revenue in 1999. Our reseller relationship with Gateway generated approximately 3% of our revenue and 15% of our booked revenue in 1999, and our reseller relationship with Micron generated approximately 8% of revenue and 9% of booked revenue. In addition, pro forma royalties under our ten-year agreement with Press would have accounted for approximately 39% of our pro forma revenue and 31% of our pro forma booked revenue in 1999. No other business relationship accounted for more than 5% of our revenue or booked revenue in 1999.

COURSE AND REFERENCE LIBRARY DEVELOPMENT

     We develop the majority of our e-learning courses based on content created internally and by independent contractors. We maintain a content development staff of 84 employees, consisting of writers, technical editors, educational design specialists and acquisition editors, as well as 57 multimedia design specialists and 5 eILT curriculum development managers. Key competencies of this group include:

     - expertise in instructional design with an emphasis on consistency across multiple learning modalities;

     - subject matter expertise for key IT topics;

     - content acquisition expertise, including management of an external network of subject matter experts;

     - expertise in efficient course development; and

     - multimedia design expertise.

     All elements of our e-learning courses employ a graphical user interface that emphasizes simplicity and clarity to help ensure that participants can take our courses with minimal assistance. Our graphical user interface incorporates features that allow users to interact easily and intuitively with our programs and makes rich use of color, illustrations and photographs. We then incorporate our course navigation features and our learner assessment features.

     Our instructional design model draws heavily from adult learning theory and emphasizes motivation, topic relevance, self-management, problem solving, mastery learning, role-playing, reinforcement and feedback. Our courses are designed to allow users to work at their own pace, learn by observing others and assess their mastery of the selected skills through testing. We also maintain an ongoing research, evaluation and update program to maintain the quality and relevance of our courses and to ensure the utilization of state-of-the-art tools to enhance our offerings.

     Although we create the majority of our content, we also develop a number of courses in cooperation with outside sources that provide the underlying content. Our principal relationships with outside content providers include:

     - arrangements with Harvard Business School Publishing and Quicknowledge that enable us to offer self-study Web-based lessons in business skills and compliance training, including courses in performance, assessment, management, finance essentials and negotiation techniques, and

     - an exclusive licensing agreement with Books24x7.com that allows our subscribers to easily search and quickly retrieve in-depth information contained in hundreds of technical reference books from leading publishers including Macmillan Computer Publishing, McGraw-Hill, MIT Press and Wiley Computer Publishing.

     We may rely more heavily on third-party content as we expand our online courses beyond IT. Under most of our third-party agreements, the content provider assigns all of its rights in the e-learning course and course materials to us.

TECHNOLOGY AND INFRASTRUCTURE

     Our e-learning solution is delivered primarily on the Internet through Web servers. We also deliver our self-paced tutorials on corporate intranets and over local-area and wide-area networks.

     Our products incorporate Web technologies from IBM, Microsoft, Oracle and Sun. Our e-commerce engine is based on IBM's WebSphere technology running on a Sun Solaris platform. We utilize Silknet for our customer resource management system.

     Our content objects are built using standard Web technologies, including HTML, XML and JavaScript, as well as Shockwave and Flash technologies from Macromedia to provide quickly accessible learning objects that include text, audio, graphics, simulations and interactivity. Our use of standard Web technologies and file compression allows us to deliver high quality e-learning to all users, including to those with 28.8 Kbps modem connections and through congested corporate networks.

     Our system is designed to provide reliable service both internally and externally to our customers. Our infrastructure includes redundant servers and components, back-up power supplies and access to multiple Internet connections. Most of our communications and computer hardware operations are located at the facilities of Applied Theory Communications, a secure co-location facility operator, in Syracuse, New York. We back up our site and databases on a regular schedule. We attempt to maintain a safe and secure data storage and e-mail environment through standard networking, security measures and continual anti-virus scanning that involves automatic updates for protection against new viruses. We also maintain firewall technology to protect against security breaches and hackers.

     We operate an Oracle enterprise resource planning system that provides an integrated financial and order fulfillment infrastructure. As a result, we have real time access to our operating and financial trends. We believe that the current system configuration provides us with the system capacity to execute our business plan for the foreseeable future.

COMPETITION

     The e-learning market is evolving quickly and is subject to rapid technological change, shifts in customer demands and evolving learning methodologies. The market is highly fragmented, with no single competitor accounting for dominant market share, and competition is intense. Our principal competitors in the technology-based training market segment include DigitalThink, NETg, a subsidiary of Harcourt, Inc., SmartForce, and various content aggregator sites and free resource providers. In addition to competing with other suppliers of technology-based learning solutions, we also compete with third-party suppliers of instructor-led training and with internal corporate training departments. Some of our current and potential competitors have greater name recognition and greater financial, technical, sales, marketing, support and other resources than we do.

     We believe opportunities exist to build market share through product leadership, brand development, aggressive selling and marketing and, possibly, consolidation. The principal competitive factors in our market are the ability to provide an effective e-learning solution to meet the needs of enterprises and individual users, quality of customer service and pricing commensurate with value delivered.

     Although our extensive online course catalog, high-quality content, existing sales organization and significant development experience provide us with important competitive advantages as the learning market shifts to the Internet, there can be no assurance that we can maintain or improve our competitive position. We anticipate that the lack of significant entry barriers to the e-learning market will allow new competitors to enter the market, increasing the level of competition.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We regard our copyrights, service marks, trademarks, trade secrets, software, domain names, proprietary technology and similar intellectual property as critical to our success. To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws, licenses with customers, independent contractors and other third parties and confidentiality agreements. We have recently adopted the brand name "Element K," which is the subject of a pending federal trademark application, and we have obtained the Internet domain names "elementk.com," "elementk.net," "elementk.org," "lmnk.com" and "training.com." We have a license to use our historical trademark "ZDU" and the domain names "zdu.com" and "zduniversity.com" that extends until February 2003. We intend to make a significant investment to build our new Element K brand and corporate identity.

     It is possible that third parties could acquire trademarks or domain names that are substantially similar or conceptually similar to our trademarks or domain names. This could decrease the value of our trademarks or domain names and could hurt our business. It is also possible that our trademarks or domain names could infringe upon or otherwise violate the rights of third parties. The regulation of domain names in the United States and in foreign countries is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.

     It may also be possible for third parties to copy or otherwise obtain and use our course materials or technology without our permission or to develop similar courseware or technology independently. Additionally, our agreements with employees, consultants and others participating in product and service development may be breached. We may not have adequate remedies for any breach and our trade secrets may become known or independently developed by competitors.

EMPLOYEES

     As of March 31, 2000, we had 319 employees. Of these employees, there were 84 in content development, 57 in multimedia development, 60 in sales and marketing, 37 in research and development, 16 in Web delivery and customer support and 65 in support services. We believe that we maintain good relations with our employees. None of our employees are members of organized labor groups.

FACILITIES

     We currently sublease from Press over 29,000 square feet of space in Rochester, New York, which we utilize for our corporate headquarters. By the end of 2000, Press will also sublease to us approximately 30,000 square feet of additional space at the same Rochester facility. We also sublease a 4,000 square foot West Coast sales office in Redmond, Washington. For more information on our subleases with Press, see "Related Party Transactions -- Subleases." We believe that our facilities are adequate to meet our current needs.

LEGAL PROCEEDINGS

     On December 28, 1998, Pacifica Data Services, Inc., doing business as Knowledge Quest, Mark Dawson and Martin Dawson filed an action against ZD Inc., a subsidiary of Ziff-Davis, and the former owner of our business, in California Superior Court for Orange County. Logical Operations, a former division of Ziff-Davis that was a predecessor to ZD Education, and Pacifica are parties to a software development and license agreement dated July 1, 1996. Pacifica's complaint alleges breach of this contract and other related claims, including alleged misappropriation of trade secrets, breach of the implied covenant of good faith and fair dealing, unfair competition, copyright infringement and intentional and negligent misrepresentation. Pacifica is seeking, among other things, injunctive relief, damages, a declaratory judgment and attorney's fees. We believe that ZD Inc. is vigorously defending the lawsuit and that ZD Inc. has meritorious defenses, although we cannot be certain that ZD Inc. will be successful in its defenses. Under the agreement by which Wasserstein Perella purchased our business, ZD Inc. has retained all potential liability and obligations for this matter and has agreed to indemnify and hold us harmless against any losses that we may incur as a result.

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names of our directors, executive officers and other key management personnel and their respective ages and positions as of March 31, 2000, were as follows:

NAME                                   AGE                           POSITION
----                                   ---                           --------
Bruce Barnes.........................   38    Chief Executive Officer and Director
Terence Nulty........................   44    President and Director
Howard Cohen.........................   32    Executive Vice President and Chief Financial Officer
Paul Krause..........................   31    Executive Vice President, Development and Operations
Lance D'Amico........................   31    Vice President, Secretary and General Counsel
Christopher Harte....................   39    Vice President, Web Development
Greg Driscoll........................   40    Vice President, Corporate and Government Sales
Lynette Sharp........................   37    Vice President, Corporate Telesales
Lesley Darling.......................   32    Chief Learning Officer
William Jacques......................   38    Controller
Bruce Wasserstein....................   51    Chairman of the Board of Directors
Anup Bagaria.........................   27    Director
Robert Fogelson......................   31    Director
Ellis Jones..........................   46    Director
Thomas Unterman......................   55    Director

  Executive Officers

     Bruce Barnes has been our Chief Executive Officer since March 2000 and a director since February 2000. He is also Chief Executive Officer and a director of Press. From February 1997 until March 2000, he was a managing director of Wasserstein Perella and a senior member of its merchant banking group since September 1998. He was Executive Vice President of Ziff Brothers Investments, L.L.C., a private investment company, from January 1995 to June 1996. Prior to that, Dr. Barnes worked at Ziff Communications Company, the holding company for a predecessor of Ziff-Davis, as Senior Vice President and Chief Financial Officer from September 1993 to December 1994 and as Vice President and Special Assistant to the Chairman from November 1992 to September 1993. He received a Ph.D. in economics from the University of Pennsylvania.

     Terence Nulty has been our President since February 2000. He has also been President of Press since February 2000. He was President of ZD Education from April 1999 to February 2000. Mr. Nulty joined ZD Education in 1996 as General Manager of the ZD Education Training Center. In 1998, Mr. Nulty was promoted to Vice President and General Manager of the Courseware Publishing Division. In January 1999, he assumed the role of Vice President, Sales & Marketing for ZD Education. Prior to joining ZD Education, Mr. Nulty spent 15 years with Eastman Kodak in a variety of sales, marketing and staff positions, both domestic and international. His last position at Kodak was Regional Manager for business technology products. Prior to Kodak, Mr. Nulty held the position of marketing representative for IBM Corporation.

     Howard Cohen has been our Executive Vice President and Chief Financial Officer since February 2000. He has also been Executive Vice President and Chief Financial Officer of Press since February 2000. He was Vice President, Finance from the time he joined ZD Education in October 1998 to February 2000. Prior to joining ZD Education, Mr. Cohen held the position of Chief Financial Officer of PBC, Inc., a major operator of commercial bakeries on the East Coast. Previously, Mr. Cohen held various accounting and finance positions at Ernst & Young LLP since 1990. His last position with Ernst & Young was Manager in the Financial Advisory Services Group where he provided various financial consulting services to middle market companies.

     Paul Krause has been our Executive Vice President, Development and Operations since February 2000. He was Vice President of Publishing and Operations of ZD Education from July 1999 to February 2000. Mr. Krause joined ZD Education in 1996 as Director of Operations and Business Management. In 1998, Mr. Krause was promoted to Business Manager for the courseware publishing division and later that year Mr. Krause assumed responsibility for interactive product development. In January 1999, Mr. Krause was promoted to Vice President, and transferred to the Financial Services Group where he headed the Financial Planning function. Prior to joining ZD Education, Mr. Krause held various financial, information systems and operational positions for General Railway Signal.

     Lance D'Amico has been our Vice President, Secretary and General Counsel since March 2000. He has also been Vice President, Secretary and General Counsel of Press since March 2000. From 1994 until March 2000, Mr. D'Amico was an attorney at Cravath, Swaine & Moore in New York City where he focused on mergers and acquisitions and corporate finance transactions.

     Christopher Harte has been our Vice President, Web Development since February 2000. From April 1999 until February 2000 he was the founding manager of Questra Corporation's Custom Software Solutions practice and from November 1998 to April 1999 he was the Resource Manager of Questra's Northeast IT Division. From 1997 to November 1998, he worked at Danka Business Systems PLC, and prior to that he worked at Eastman Kodak Company for approximately six years.

     Greg Driscoll has been our Vice President for Corporate and Government Sales since January 1999. He was National Sales Manager for ZD Education in 1998. Mr. Driscoll joined the company in 1997 as Director of Sales Operations. Previously, Mr. Driscoll spent 13 years with Eastman Kodak in a variety of sales and operational positions.

     Lynette Sharp has been our Vice President, Corporate Telesales since February 2000. Previously, Ms. Sharp was Director of Agent Sales & Distributor Management for Matrix Telecom from 1997 to 1999. Prior to that, at Citizens Communications she held the positions of Vice President, Indirect Sales and Vice President, Directory & Consumer Services from 1995 to 1997. Prior to that, she spent ten years with ACC Corporation in various sales leadership positions of increasing responsibility. Her last position at ACC Corporation was Director, Carrier Services.

     Lesley Darling has been our Chief Learning Officer since March 2000. For the past eight years Ms. Darling has held various positions of increasing responsibility at ZD Education, including Senior Systems Instructor, Training Manager, Director of Instructional Development and Director of On-line Education. Ms. Darling has researched, developed and presented seminars worldwide on instructional quality and methodology.

     William Jacques has been our Controller since March 2000. Previously, Mr. Jacques held the positions of Director of Internal Audit of Ziff-Davis from May 1998 and Financial Director - Europe of Ziff-Davis' Marketing Intelligence Division from September 1992 until May 1998. Prior to that, Mr. Jacques held various internal and external auditing positions including Internal Auditor with Norton Company, a division of Saint-Goabin and Senior Auditor at Ernst & Whinney.

  Directors

     Bruce Wasserstein is Chairman and Chief Executive Officer of Wasserstein Perella Group, Inc. He has been Chairman of the Board of Directors of Element K Corp. since February 2000. He is currently the Chairman of the Board of Directors of Press, law.com, American Lawyer Media and American Lawyer Media Holdings, and is also a director of other private companies. Before establishing Wasserstein Perella in 1988, Mr. Wasserstein was Co-Head of Investment Banking at The First Boston Corporation and a Managing Director and Member of its Management Committee.

     Anup Bagaria is a Managing Director of Wasserstein Perella and a senior member of the firm's Merchant Banking Group. He has been a director of Element K Corp. since March 2000. Mr. Bagaria also currently serves on the Board of Directors of Press, American Lawyer Media, American Lawyer Media Holdings and law.com. Mr. Bagaria joined Wasserstein Perella in 1993.

     Robert Fogelson is a Vice President of Wasserstein Perella and is a member of Wasserstein Perella's Merchant Banking Group. He has been a director of Element K Corp. since February 2000. He is also a director of Press. Mr. Fogelson joined Wasserstein Perella in September 1998. From 1993 to 1998, Mr. Fogelson was an attorney at Cravath, Swaine & Moore in New York City where he focused on mergers and acquisitions and corporate finance transactions.

     Ellis Jones is a Managing Director of Wasserstein Perella and President of Wasserstein Perella Asset Management, which includes the firm's merchant banking and venture capital groups. He has been a director of Element K Corp. since February 2000. He is also a director of Press. Prior to joining Wasserstein Perella in February 1995, Mr. Jones was Managing Director, corporate finance, and head of the Los Angeles office at Salomon Brothers from 1988 to 1994. Before that period, he was a vice president in investment banking at The First Boston Corporation.

     Thomas Unterman has been Managing Partner of the Rustic Canyon Group, which is the General partner of TMCT Ventures, L.P., since September 1999. He has been a director of Element K Corp. since February 2000. He is also a director of Press, CitySearch Inc., Ticketmaster CitySearch Online Inc. and Hollywood, Inc. He served as Executive Vice President and Chief Executive Officer of The Times Mirror Company from January 1998 to December 1999 and as Senior Vice President and Chief Financial Officer from August 1995 to January 1998. From January 1995 to August 1995, Mr. Unterman was a Senior Vice President and General Counsel and, from September 1992 to February 1995, was Vice President and General Counsel of The Times Mirror Company.

  Shared Officers with Press

     As noted above, Messrs. Barnes, Nulty, Cohen and D'Amico are officers of Press as well as our company. Press reimburses us for a proportionate share of the total compensation expense of these officers based on the approximate percentage of their time devoted to Press.

  Board of Directors

     Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. For further information on our classified board, see "Description of Capital Stock and Membership Units -- Anti-takeover effects of provisions of Delaware Law and Element K Corp.'s certificate of incorporation and bylaws."

     Section 145 of the Delaware General Corporation Law allows us to indemnify officers, directors and any corporate agents under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated by-laws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us, among other things, to indemnify them to the fullest extent permitted by Delaware law against certain liabilities that may arise because of their status or service as directors and executive officers. We have also purchased directors and officers liability insurance, which provides coverage against liabilities, including liabilities under the Securities Act.

  Compensation of Directors

     No director currently receives cash compensation for services rendered as a director. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Non-employee directors will be eligible for participation in Element K's 2000 Non-Employee Director Stock Option Plan.

  Committees of the Board of Directors

     Prior to or shortly after the completion of the offering, we will establish an audit committee of the board of directors which will consist solely of three or more independent directors. In addition, we will adopt an audit committee charter. The audit committee will review, act on and report to the board of directors with respect to various auditing and accounting matters, including the selection of our auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

     We will also establish a compensation committee of the board of directors which will consist of at least two independent directors. The compensation committee will determine the salaries and incentive compensation of our officers and provide recommendations for the salaries and incentive compensation of our other employees and consultants. The compensation committee will also administer the 2000 Stock Option Plan and the 2000 Non-Employee Director Stock Option Plan.

  Compensation Committee Interlocks and Insider Participation

     During the year ended December 31, 1999, we had no compensation committee interlocks. Decisions regarding compensation for 1999 were made by Ziff-Davis. Following the completion of the offering, compensation decisions will be made by our compensation committee.

EXECUTIVE COMPENSATION

     During 1999, Messrs. Nulty, Cohen and Krause were employees of Ziff-Davis and were compensated by Ziff-Davis. Dr. Barnes and Mr. D'Amico were hired in 2000. As a result, none of our named executive officers have reportable compensation from us for 1999.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

  Severance Arrangements

     We have entered into severance agreements with Messrs. Nulty, Cohen and Krause providing that if their employment is terminated without cause or if they leave with good reason they will receive one year's base salary. Under the terms of the Element K limited liability company agreement, in the event of a termination without cause, Messrs. Barnes, Nulty, Cohen and Krause would be entitled to 12 months of accelerated vesting with respect to their underfunded membership units in Element K, or following a change of control, accelerated vesting of all their respective unvested underfunded membership units in Element
K. For further details, see "-- Underfunded Membership Units in Element K".

  Employee Agreements

     Under an employment agreement dated March 21, 2000, Lance D'Amico became Vice President, Secretary and General Counsel of Element K Corp., Element K and Press. The employment agreement provides that Mr. D'Amico's combined annual base salary will be $175,000 and he will be eligible for a $25,000 performance bonus based on the financial results of the companies. Mr. D'Amico will also receive an interest-free loan to cover his expenses in relocating to Rochester, New York. This loan will be forgiven 25% on each anniversary of the date he commenced employment.

     Under the 2000 Stock Option Plan, Mr. D'Amico was granted        options to
acquire shares of our Class A common stock for $4.00 per share. Mr. D'Amico was
also granted        options to acquire shares of the common stock of Press for
$4.00 per share. Mr. D'Amico's options have a 10-year exercise period and vest 25% upon the first anniversary of the date of grant and 6.25% upon the end of each calendar quarter thereafter. In the event Mr. D'Amico's employment is terminated without cause or he leaves for good reason he will receive one year's base salary and his relocation loan will be forgiven. In addition, if Mr. D'Amico's employment is terminated without cause or he leaves for good reason following a change in control, all his unvested options will immediately vest and remain exercisable for the remainder of their term.

STOCK OWNERSHIP OF OUR DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers purchased and currently own
membership units in Element K convertible into           shares of our Class A
common stock. Holders of membership units in Element K will generally be allocated profits and losses pro rata as owners of interests in Element K. In addition, some or all of our executive officers and directors may purchase shares of our Class A common stock in the offering from the shares reserved for our employees, directors, affiliates, and other individuals whom we feel have contributed to the success of our company. For more information, see "-- 2000 Stock Option Plan" and "-- Underfunded Membership Units in Element K." At the time of completion of the offering, no director or executive officer will own or have Element K membership units convertible into, or options to purchase in
excess of,      % of our Class A common stock.

2000 STOCK OPTION PLAN

     Element K adopted the 2000 Stock Option Plan on February 10, 2000. The purpose of the plan is to provide additional incentive to our officers, key employees, non-employee directors and consultants and those of our subsidiaries and affiliates whose substantial contributions are essential to the continued growth and success of our business. Stock options may be granted under the plan to our officers, employees, non-employee directors and consultants or any of our subsidiaries or affiliates. Employees of Press have also been granted options under the plan.

     The plan, which is administered by the compensation committee of our board of directors, provides for the grant of nonqualified stock options. We have reserved up to 10% of the number of shares of our outstanding Class A common stock for issuance under the plan.

     The option exercise price of a stock option granted under the plan is determined by the compensation committee at the time the option is granted. Stock options are exercisable at the times and upon the conditions that the compensation committee may determine. Options granted under the 2000 Stock Option Plan generally vest 25% upon the first anniversary of the date of grant and 6.25% upon the end of each calendar quarter thereafter. The compensation committee may accelerate the exercisability of any stock option or portion thereof at any time. Generally, the exercise period will be determined by the compensation committee, but the exercise period may not exceed ten years from the date of grant. The option exercise price must be paid in full at the time of exercise, and is payable in cash or cash equivalents. If a stock option granted under the plan expires or is terminated for any reason, the shares of Class A common stock underlying the stock option will again be available for purposes of the plan.

     Subject to the approval of the compensation committee, a participant may transfer any of the stock options granted to the participant under the plan to members of his or her immediate family or household, including his or her children, grandchildren and spouse or to trusts for the benefit of the family members or to partnerships in which such family members are the only partners, provided that no transfer is made for consideration and the transferee agrees in writing to be bound by all provisions of the plan.

     If a participant's employment or service terminates for any reason, the participant may generally only exercise his or her stock options that are exercisable at the time of termination for 60 days after the termination date. A stock option may not be exercised after it expires.

     Our board of directors may modify or terminate the plan at any time, but the rights and obligations under any stock option granted before any amendment of the plan may not be materially impaired by any amendment, except with the consent of the participants.

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     Element K adopted the 2000 Non-Employee Director Stock Option Plan on
            , 2000. The Director Plan authorizes the grant of options to purchase up to 150,000 shares of Class A common stock to non-employee directors of Element K Corp., other than those affiliated with Wasserstein Perella and the co-investor group. No options have been granted to date under the Director Plan.

UNDERFUNDED MEMBERSHIP UNITS IN ELEMENT K

     Messrs. Barnes, Nulty, Cohen and Krause have each been granted underfunded membership units in Element K. Underfunded membership units are designed to be economically similar to stock options. The holders of the underfunded membership units will generally be allocated profits and losses pro rata as owners of profit interests in Element K. Each underfunded membership unit may be exchanged for one share of our Class A common stock upon payment of the underfunded portion of the units. The underfunded membership units vest according to the following schedule: 25% upon the first anniversary of the date of grant and 6.25% upon the end of each calendar quarter thereafter. The vesting of each of these executives' underfunded membership units depends upon the executive's continued employment with us. In the event that the holder is terminated without cause, the holder will be entitled to 12 months of accelerated vesting with respect to the holders' underfunded membership units. In the event the holder is terminated without cause following a change of control, all of the holder's unvested underfunded membership units will immediately vest. The holders of the underfunded membership units are subject to a one-year noncompetition obligation with us following termination of employment and a one-year prohibition on soliciting our employees or customers.

     In connection with some significant corporate transactions, the underfunded membership units will be cancelled and the holders of these units will be granted options to purchase shares of our Class A common stock with a fair market value substantially equivalent to the fair market value of the cancelled underfunded membership units prior to their cancellation. If USEP exercises its right to require the conversion of all underfunded membership units either into shares of our Class A common stock on a one-for-one basis or into shares of common stock of a holding company of Element K Corp., the underfunded membership units will be converted into restricted shares of stock of the relevant company upon payment of the underfunded portion of the units.

     We may grant additional underfunded membership units to executive officers in the future.

GRANT OF STOCK OPTIONS AND UNDERFUNDED MEMBERSHIP UNITS

     The following grants of stock options and underfunded membership units have been made:

                                                                NUMBER       NUMBER OF
                                                              OF SHARES     UNDERFUNDED
                                                              UNDERLYING    MEMBERSHIP
NAME AND PRINCIPAL POSITION                                    OPTIONS         UNITS
---------------------------                                   ----------    -----------
Bruce Barnes................................................
  Chief Executive Officer
Terence Nulty...............................................
  President
Paul Krause.................................................
  Executive Vice President, Development and Operations
Howard Cohen................................................
  Executive Vice President and Chief Financial Officer
Lance D'Amico...............................................
  Vice President, Secretary and General Counsel
Executive Group.............................................
Non-Executive Director Group................................
Non-Executive Officer Employee Group........................
Employees of Press..........................................

                           RELATED PARTY TRANSACTIONS

     In this section we summarize the material provisions of agreements entered into by Element K, Press, Content and our founding equity investors and other related parties. We have included the agreements summarized below as exhibits to the registration statement of which this prospectus is a part, and we urge you to read these agreements in their entirety because the agreements, and not these summaries, contain the full responsibilities of the parties to the agreements.

OUR RELATIONSHIP WITH WASSERSTEIN PERELLA

     Wasserstein Perella is an international investment banking firm that owns 100% of our Class B common stock and is the general partner of USEP, a private equity investment fund. Prior to the offering, Wasserstein Perella controlled Element K through USEP's ownership interest in Element K and controlled Element K Corp. through its ownership of Element K Corp.'s Class B common stock. After the offering, Wasserstein Perella will control Element K through its control of Element K Corp. Bruce Wasserstein, Ellis Jones, Anup Bagaria and Robert Fogelson, four of our directors, are employed by Wasserstein Perella. Bruce Barnes, our CEO and a director, was employed by Wasserstein Perella until March 2000.

  Financial Advisory Services Agreement

     Element K entered into a financial advisory services agreement with Wasserstein Perella for so long as funds controlled by Wasserstein Perella or any of its affiliates control, directly or indirectly, at least 10% of the outstanding equity interests of Element K. This agreement may be terminated by Wasserstein Perella at any time upon thirty days written notice. In return for assisting management to develop and implement operating, marketing and financial performance strategies, Wasserstein Perella receives an annual fee of $500,000 per year, payable quarterly.

  Engagement Letter

     Element K entered into an engagement letter with Wasserstein Perella in which Wasserstein Perella agreed to provide consulting and advisory services in connection with the transactions related to Element K's acquisition of our business from Ziff-Davis. Wasserstein Perella received a fee of $586,684 from Element K and $250,000 from Content and was reimbursed for its out-of-pocket costs and expenses in connection with these services.

ELEMENT K CONTENT ACQUISITION

     Content was established to create, develop and acquire for or license content to Element K and Press. Element K contributed $6.2 million in cash for a 95% common equity interest in Content. Press contributed $20 million in cash for preferred equity interests and $325,000 in cash for a 5% common equity interest in Content. In connection with the offering, Element K is acquiring all of the Content membership interests that it does not already own from Press for $ million.

INTERCOMPANY AGREEMENTS

  Subscription Agreement

     Element K Corp. and Wasserstein Perella entered into a subscription agreement in which Wasserstein Perella purchased one share of Class B common stock for $1,000. Element K Corp. used the proceeds from this subscription to acquire 250 membership units in Element K. On all matters submitted to a vote of the stockholders of Element K Corp., Wasserstein Perella, as the holder of the Class B common stock, may vote, in person or by proxy, the aggregate number of votes equal to the sum of the number of shares of Class A common stock into which the share of Class B common stock is convertible and the number of membership units in Element K held by all members of Element K except Element K
Corp., representing      % of the voting power.

  Content License Agreement

     Element K and Press have entered into a license agreement under which Press pays a monthly royalty fee for an exclusive right to use the content created by Element K in developing, marketing and providing printed training materials and live instructor-led classroom training. If the content is not subject to a third party royalty, Element K receives 25%, 15% and 10% of revenues derived from sales of computer professional material, desktop applications material and journal content, respectively. If licensed content is subject to a third party royalty, Press pays Element K the third party royalty due plus 10% of the revenue derived from sales of the materials. Element K may not terminate this agreement for ten years.

  Trademark License Agreement

     Element K has granted Press a royalty-free license to use Element K's trademarks to conduct, promote and market Press' business, subject to quality control and other related provisions. The agreement has a ten-year term and subsequently is renewable annually for one-year terms. This agreement allows Press to include the Element K logo and trademark on its various print products, which reach a wide audience of corporate learning decision makers and professionals.

  Reseller Agreement

     Press and Element K have entered into a reseller agreement in which each appointed the other an independent, nonexclusive authorized reseller for one another's products. For purposes of the agreement, Element K's products include subscriptions to its online courses and its CD-ROM and intranet-based learning products, and Press's sole product is IT print courseware. The agreement provides that Press will sell its printed courseware to Element K at a price equal to the most favorable price available to an unaffiliated third party, plus shipping. Press has agreed to fulfill and ship all orders for Element K, including orders from students in our eILT courses. The agreement also provides for commissions equal to 30% of gross revenue generated by Press's telesales of Element K's online course offerings and by Element K's direct sales team's sales of Press's print courseware. The agreement has a ten-year term and subsequently is renewable annually for one-year terms.

  Shared Services Agreement

     Element K and Press have entered into a shared services agreement which provides that Element K will provide accounting, financial reporting, human resources, facilities and information systems services to Press. Press has no obligation to continue to use any of the services and may discontinue any of the services subject to customary notice provisions. Depending upon the service provided, Press will pay Element K fees equal to its pro rata share of the total cost of the applicable service based on employee headcount or its proportionate share of aggregate revenue. The agreement has a ten-year term and subsequently is renewable annually for one-year terms.

  Press Credit Facility

     Press has a revolving credit facility which has been secured by a pledge by USEP and the other founding equity investors of their equity interests in Element K. If an event of default occurs under this credit facility, the lenders have the right to foreclose on the membership interests of USEP and the other founding equity investors and then liquidate those equity interests. The release provisions in the pledge agreement provide that the portion of pledged equity interests with a market value in excess of 400% of the then outstanding obligations under the credit facility will be released. If an event of default occurs under this credit facility, the lenders will have no security interest in or right to foreclose on any of our assets or any of the Class A common stock issued in the offering.

  Subleases

     Press has entered into subleases with Element K for space in buildings located at the Canal View Office Park, Rochester, New York. The subleases expire on January 30, 2008. Element K has two renewal options of five years each under the respective subleases. In addition to base rent, Element K is required to pay its proportionate share of utility services, repair and maintenance services and real estate taxes to Press. We believe that our existing facilities are adequate to meet our current needs and that suitable additional or substitute space will be available on commercially reasonable terms when needed. Press has entered into an agreement under which our primary landlord will build a new facility to house Press' training center, and Press will sublease to us the space its training center currently occupies. We also sublease a 4,000 square foot sales office in Redmond, Washington from Press.

OTHER TRANSACTIONS

  Registration Rights

     We have granted registration rights in connection with the membership interests in Element K purchased by our founding equity investors. These registration rights provide, subject to certain limitations, that at the request of USEP or of our other founding equity investors holding a majority of such other founding equity investors' membership interests, we will use our reasonable efforts to effect the registration under applicable federal and state securities laws of any Class A common stock of Element K Corp. held by them or issuable to them in exchange for membership units in Element K. After the offering, our founding equity investors will have the right, subject to certain limitations, to include the Class A common stock of Element K Corp. issuable in exchange for their membership units in Element K in registrations of securities that we initiate on our own behalf or on behalf of other stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our Class A common stock as of March 31, 2000 by:

     - the expected beneficial owners of at least 5% of our Class A common stock upon completion of the offering;

     - each of our directors and named executive officers; and

     - our directors and executive officers as a group.

                                        NUMBER OF SHARES          % OF SHARES
                                      BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED     % OF VOTING POWER
                                      ---------------------   -------------------   -------------------
                                       BEFORE       AFTER      BEFORE     AFTER      BEFORE     AFTER
STOCKHOLDER                           OFFERING    OFFERING    OFFERING   OFFERING   OFFERING   OFFERING
-----------                           ---------   ---------   --------   --------   --------   --------
Wasserstein Perella(2)..............
U.S. Equity Partners, L.P.
  (USEP)(3).........................
U.S. Equity Partners, L.P.
  (Offshore)(4).....................
TMCT Ventures, L.P.(5)..............
HCL Corp.(6)........................
BankAmerica Capital Corp.(7)........
Bruce Barnes........................
Terence Nulty.......................
Paul Krause.........................
Howard Cohen........................
Lance D'Amico.......................
Bruce Wasserstein...................
Anup Bagaria........................
Robert Fogelson.....................
Ellis Jones.........................
Thomas Unterman.....................
Directors and executive officers as
  a group (10 persons)(8)...........

---------------
 *  Represents less than 1%.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, limited by community property laws where applicable. Shares of Class A common stock underlying outstanding membership units in Element K that are currently exchangeable into Class A common stock or exchangeable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding such membership units for the purpose of computing the percentage ownership. There are no shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of the date of this prospectus. There are no underfunded membership units exchangeable into Class A common stock within 60 days of the date of this prospectus.

(2) Includes one share of Class B common stock held by WP Management Partners, LLC, an affiliate of Wasserstein Perella. The address of Wasserstein Perella is 31 West 52nd Street, New York, New York 10022.

(3) The address of U.S. Equity Partners, L.P. (USEP) is c/o Wasserstein Perella, 320 Park Avenue, New York, New York 10022.

(4) The address of U.S. Equity Partners, L.P. (Offshore) is c/o Wasserstein Perella, 320 Park Avenue, New York, New York 10022.

(5) The address of TMCT Ventures, L.P. is 2425 Olympic Boulevard, Suite 6050 West, Santa Monica, California 90404.

(6) The address of HCL Corp. is c/o Highland Capital Corp., 200 Clarendon Street, Boston, Massachusetts 02117.

(7) The address of BankAmerica Capital Corp. is c/o Bank of America, 231 South LaSalle Street, Chicago, Illinois 60697.

(8) Includes        shares of Class A common stock underlying outstanding
    membership units in Element K that are currently exchangeable into Class A common stock or exchangeable within 60 days of the date of this prospectus.
    Excludes        shares of Class A common stock issuable upon exchange of
    membership units in Element K that are not exchangeable into Class A Common Stock within 60 days following the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to           shares of Class A common stock offered by this prospectus
for employees, directors and business associates and related persons of Element K Corp. and its affiliates who have expressed an interest in purchasing shares of Class A common stock in the offering. Some of the officers and directors set forth above may acquire additional shares of Class A common stock in the offering through this program or otherwise. We refer you to "Underwriting."

               DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS

     The following description of our capital stock, Element K's membership units, provisions of our certificate of incorporation and by-laws and provisions of Element K's limited liability company agreement are only summaries. For a more detailed description, see Element K Corp.'s certificate of incorporation and by-laws and Element K's limited liability company agreement, copies of which we have filed as exhibits to the registration statement of which this prospectus forms a part.

     The authorized capital stock of Element K Corp. consists of 150,000,000 shares of Class A common stock, par value $.01 per share, 1,000 shares of Class B common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     As of the completion of the offering, there will be           shares of
Class A common stock issued and outstanding, excluding           shares to be
issued if the underwriters exercise their over-allotment option. In addition, there will be one share of Class B common stock issued and outstanding and beneficially held of record by Wasserstein Perella.

     Voting rights. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding shares of preferred stock, the holders of our outstanding shares of Class A common stock and the holders of our outstanding shares of Class B common stock will vote together as one class on all matters on which stockholders are entitled to vote. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation must be approved by a majority of votes entitled to be cast by all holders of Class A common stock and Class B common stock, voting together as a single class, provided that amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of Class A common stock or Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Any amendment to our certificate of incorporation to increase or decrease the authorized shares of any class requires the approval of the holders of a majority of the common stock, voting together as a single class.

     Dividends. Holders of Class A common stock and Class B common stock will share equally on a per share basis, based on the number of shares of common stock held, in any dividend declared by the board of directors, but this right may be limited by any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and (2) shares will be paid proportionally with respect to each outstanding share of Class A common stock and Class B common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class.

     Conversion of Class B common stock. The one share of Class B common stock currently outstanding is convertible into 250 shares of Class A common stock at any time at the option of the holder.

     Other rights. In the event of any merger or consolidation of Element K Corp. with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property, including cash. In this event, shares of each class of common stock with the conversion rights shall be calculated as if it were converted.

     Upon our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of our common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of our common stock with each share of Class B common stock being calculated as if it were converted into 250 shares of Class A common stock.

     No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

     Upon consummation of the offering, all the outstanding shares of Class A common stock and Class B common stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of the offering, the board of directors will be authorized, without stockholder approval, to issue from time to time up to 50 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series. The specific matters that our board may determine include the following:

     - the designation of each series;

     - the number of shares of each series;

     - the rate of any dividends;

     - whether any dividends will be cumulative or noncumulative;

     - the terms of any redemption;

     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

     - rights and terms of any conversion or exchange;

     - restrictions on the issuance of shares of the same series or any other series; and

     - any voting rights.

Upon the closing of the offering, there will be no shares of preferred stock outstanding. We have no present plans to issue any preferred stock. See
"-- Anti-takeover effects of provisions of Delaware law and Element K Corp.'s certificate of incorporation and by-laws" for more information.

STOCK OPTIONS

     As of                , 2000, options to purchase a total of        shares
of Class A common stock were outstanding,        of which are subject to lock-up
agreements entered into with the underwriters. Of the remaining        option
shares, none will be eligible for sale immediately following the completion of the offering because none of the options are exercisable prior to February 10, 2001.

     We may not grant options exercisable into greater than        shares of
Class A common stock under the 2000 Stock Option Plan or greater than 150,000 shares of Class A common stock under the 2000 Non-Employee Direct Stock Option Plan. We refer you to "Management -- 2000 Stock Option Plan" and "Shares Eligible for Future Sale."

LIMITATION ON LIABILITY OF DIRECTORS

     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

     - for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against or directors and may discourage or deter stockholders or us from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us and our stockholders.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND ELEMENT K CORP.'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     Some of the provisions of our certificate of incorporation and bylaws and
Section 203 of the Delaware General Corporation Law could have the following effects, among others:

     - delaying, deferring or preventing a change in control;

     - delaying, deferring or preventing the removal of our existing management;

     - deterring potential acquirors from making an offer to our stockholders;
       and

     - limiting our stockholders' opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

This could be the case, notwithstanding that a majority of our stockholders might benefit from such a change in control or offer. The following is a summary of these provisions.

     Classified board of directors. The directors will be divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as possible, of one-third of the total number of directors. The term of the initial Class I directors will terminate on the date of the 2001 annual meeting; the term of the initial Class II directors will terminate on the date of the 2002 annual meeting; and the term of the initial Class III directors will terminate on the date of the 2003 annual meeting. At each succeeding annual meeting of stockholders, beginning in 2001, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in the class will hold office for a term that will coincide with the remaining term of that class, but a decrease in the number of directors will not shorten the term of any incumbent director.

     Directors, and not stockholders, fix the size of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event shall it consist of less than
nor more than      members.

     Board vacancies to be filled by remaining directors and not stockholders. Our certificate of incorporation and bylaws provide that any vacancies on our board of directors will be filled by the affirmative vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director. In any event, no vacancy shall be filled by our stockholders.

     Advance notice for stockholder proposals. Our bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions require that the stockholder must give written notice to us not less than 60 calendar days before the date our proxy statement was released to stockholders in connection with our previous year's annual meeting. Our bylaws provide that the notice must set forth specific information regarding the stockholder and each director nominee by the stockholder or other business proposed by the stockholder. Our bylaws provide that as long as USEP or Wasserstein Perella beneficially owns 30% or more of the combined voting power of the outstanding common stock, USEP and Wasserstein Perella are exempt from the foregoing provision.

     Stockholder action; special meetings of stockholders. Our certificate of incorporation provides that special meetings of our stockholders may be called only by the board of directors, the chairman or the chief executive officer.

     Section 203 of the Delaware General Corporation Law. Element K Corp. is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder unless, as described below, specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in Section 203 of the Delaware General Corporation Law do not apply if:

     - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; and

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Under Section 203 of the Delaware General Corporation Law, a "business combination" includes:

     - any merger or consolidation of the corporation with the interested stockholder;

     - any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

     - transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

     - transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation's stock of any class or series that is owned by the interested stockholder; and

     - transactions in which the interested stockholder receives financial benefits provided by the corporation.

     Under Section 203 of the Delaware General Corporation Law, an "interested stockholder" generally is:

     - any person that owns 15% or more of the outstanding voting stock of the corporation;

     - any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether or not such person is an interested stockholder; or

     - the affiliates or associates of either of the above-stated categories person

     Because Wasserstein Perella owned 100% of our voting stock before we became a public company in this offering, Section 203 of the Delaware General Corporation Law by its terms is currently not applicable to business combinations with Wasserstein Perella even though Wasserstein Perella owns 15% or more of our outstanding voting stock. If any other person acquires 15% or more of our outstanding voting stock, such person will be subject to the provisions of Section 203 of the Delaware General Corporation Law.

     Under some circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed thereunder. By virtue of
its ownership of      % or more of our outstanding stock, Wasserstein Perella is in a position to elect to exclude us from the restrictions under Section 203. Currently, Wasserstein Perella has indicated to us that it has no intention to do so.

TRANSACTIONS WITH INTERESTED PARTIES

     Our certificate of incorporation includes provisions addressing potential conflicts of interest between us and USEP, Wasserstein Perella and each of their affiliates. In addition, our certificate of incorporation includes provisions regulating and defining our conduct as it may involve us, USEP and Wasserstein Perella and our and their subsidiaries, directors and officers. Our certificate of incorporation provides that no contract or transaction:

     - between us and USEP or us and Wasserstein Perella or any of their affiliates,

     - between us and any entity in which one or more of our directors or officers has a financial interest, which we refer to as a "related entity", or

     - between us and any of our directors or officers, USEP, any subsidiary of USEP, Wasserstein Perella, any subsidiary of Wasserstein Perella or any related entity shall be void or voidable solely because:

     - USEP, any affiliate of USEP, Wasserstein Perella, any affiliate of Wasserstein Perella, or any related entity, or any of each of their or our directors or officers are parties to the contract or transaction, or

     - any of those directors or officers is present at or participates in the meeting of the board of directors of committee of the board that authorizes the contract or transaction.

ELEMENT K MEMBERSHIP UNITS

     Interests in Element K are represented by membership units. Membership units of Element K are economically equivalent, except with regard to tax treatment, to shares of our Class A common stock. Under its limited liability company agreement, Element K is authorized to issue membership units designated as common units or preferred units, in multiple classes and with varying rights and preferences. Element K is also authorized to issue warrants, options and similar securities that are convertible into membership units. Immediately
following the offering, there will be                Element K membership units
issued and outstanding,        of which will be beneficially owned by USEP,
               of which will be beneficially owned by the co-investors and of which will be beneficially owned by Element K Corp.

     Membership units (other than membership units owned by Element K Corp.) are exchangeable for shares of our Class A common stock on a one-for-one basis. If USEP and the co-investors exchanged their membership units immediately following
the offering, they would collectively own approximately      % of our
outstanding Class A common stock (     % if the underwriters exercise their
over-allotment option in full).

     The number of outstanding membership units owned by Element K Corp. will at all times equal the number of shares of Class A common stock. The net cash proceeds received by Element K Corp. from any issuance of shares of common stock, including due to the exercise of options issued under the 2000 Stock Option Plan, will be concurrently transferred to Element K in exchange for membership units equal in number to the number of shares of common stock issued by Element K Corp.

     Upon the completion of the offering, the terms of the Element K's limited liability company agreement provide that Element K Corp. will act as the manager of Element K. This will allow

Element K Corp. to exercise considerable control over the business, policy and affairs of Element K, including authorization to elect board members and appoint the officers of Element K.

     Nevertheless, under the terms of the limited liability company agreement there are several provisions that may effect the direction of Element K and Element K Corp. that are beyond our control as manager of Element K. The limited liability company agreement contains provisions that allow USEP, in its discretion, to compel the holders of the outstanding membership units in Element K to exchange their units on a one-for-one basis into shares of Element K Corp., having, to the extent possible, similar terms and conditions as the membership units exchanged. The limited liability company agreement also grants USEP the option to compel the sale of all or substantially all of Element K to a third party, whether by the sale of membership units, merger or similar transactions. Furthermore, provisions in both the limited liability company agreement and our certificate of incorporation permit USEP the right to compel Element K Corp. to cause a reorganization that would result in an exchange of all outstanding membership units in Element K and all shares of Element K common stock into capital stock of a newly formed holding company of Element K Corp., on a one-for-one basis.

REGISTRATION RIGHTS

     We have granted registration rights to some of our stockholders and some holders of membership units in Element K relating to their shares of Class A common stock, Class B common stock or shares of Class A common stock issuable in exchange for their membership units in Element K, as applicable. Registration of these securities under the Securities Act would result in those shares becoming freely tradeable by persons not affiliated with us. For a more complete explanation of these registration rights, please see "Related Party
Transactions -- Registration Rights."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our Class A common stock is
          .

NASDAQ STOCK MARKET LISTING

     We have applied to list our Class A common stock on The Nasdaq Stock Market's National Market under the symbol "LMNK."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, we will have outstanding           shares
of Class A common stock and one share of Class B common stock, convertible into 250 shares of Class A common stock. All of the shares of Class A common stock to be sold in the offering will be freely tradable without restrictions or further registration under the Securities Act, except that shares purchased by our affiliates will be subject to the resale limitations of Rule 144. Neither the shares of Class A common stock issuable upon exchange of membership units in Element K nor upon conversion of the share of Class B common stock owned by USEP may be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

     In general, under Rule 144:

     - a person who has beneficially owned shares of Class A common stock as to which at least one year has elapsed since such shares were sold by us or by an affiliate in a transaction or chain of transactions not involving a public offering ("restricted securities"), or

     - an affiliate who holds shares of Class A common stock that are not restricted securities may sell, within any three-month period, a number of shares that does not exceed the greater of 1% of our Class A common stock then outstanding or the average weekly trading volume in the Class A common stock during the four calendar weeks preceding the date on which notice of the sale required under Rule 144 was filed. Sales under Rule 144 are also subject to provisions relating to the manner and notice of sale and availability of current public information about us.

     Affiliates must comply with the requirements of Rule 144, including the one-year holding period requirement, to sell shares of common stock that are restricted securities. Furthermore, if a period of at least two years has elapsed from the date restricted securities were acquired from us or an affiliate, a holder of restricted securities who is not an affiliate at the time of the sale and has not been an affiliate at any time during the three months prior to the sale would be entitled to sell the shares without regard to the volume limitation and other conditions described above.

     Shares of Class A common stock reserved for issuance under the 2000 Stock Option Plan and the 2000 Non-Employee Director Stock Option Plan may be either authorized but unissued shares or treasury shares obtained by us through private market purchases. See "Management -- 2000 Stock Option Plan" and "-- 2000 Non-Employee Director Stock Option Plan." We intend to register under the Securities Act the shares of Class A common stock issuable upon the exercise of options granted pursuant to the 2000 Stock Option Plan and the 2000 Non-Employee Director Stock Option Plan.

     Prior to the offering, there has been no public market for our Class A common stock. Although we can make no prediction as to the effect, if any, that sales of Class A common stock by our existing stockholders would have on the market price of our Class A common stock, sales of substantial amounts of our Class A common stock or the availability of the shares for sale could adversely affect prevailing market prices.

     All of our executive officers, directors and existing stockholders have entered into contractual "lock up" agreements providing that, subject to certain limited exceptions, they will not during the period of 180 days from the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation, directly or indirectly:

     - offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or enter into a transaction which would have the same effect, or

     - enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any such transaction is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

     We have agreed subject to certain limited exceptions not to, during the period of 180 days from the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation, directly or indirectly offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing.

Nevertheless, we may:

     - grant stock options or stock awards under our existing benefit and compensation plans as referred to in this prospectus;

     - issue shares of Class A common stock upon the exercise of options or rights of conversion of currently outstanding securities as referred to in this prospectus;

     - issue shares of Class A common stock pursuant to any nonemployee director stock plan;

     - issue shares of our capital stock in connection with any reorganization of Element K Corp. that would result in an exchange of all outstanding membership units in Element K and all shares of our common stock into shares of a newly-formed holding company of Element K Corp. on a one-for-one basis as referred to in this prospectus;

     - issue shares of our Class A common stock in exchange for our one share of Class B common;

     - exchange shares of our Class A common stock for outstanding membership units in Element K; or

     - issue, offer and sell shares of Class A common stock or securities convertible, exercisable or exchangeable into shares of Class A common stock in transactions not involving a public offering in consideration for the acquisition of stock or assets of other companies or the services of employees newly hired by us, so long as in each case each recipient of the securities agrees in writing to be bound by the restrictions outlined above.

                IMPORTANT UNITED STATES FEDERAL TAX CONSEQUENCES
                TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

     The following is a general summary of the material United States federal income and estate tax consequences of the purchase, ownership, and sale or other taxable disposition of the Class A common stock by any person or entity (a "non-U.S. Holder") other than:

     - a citizen or resident of the United States;

     - a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. Person; or

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

This summary does not address all tax considerations that may be relevant to non-U.S. Holders in light of their particular circumstances or to certain non-U.S. Holders that may be subject to special treatment under United States federal income or estate tax laws. This summary assumes that a non-U.S. Holder holds Class A common stock as a capital asset and has not acquired the Class A common stock in connection with the performance of services. This summary is based upon the Internal Revenue Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of Class A common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of the Class A common stock.

DIVIDENDS

     Dividends paid to a non-U.S. Holder of Class A common stock generally will be subject to a withholding of United States federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty unless:

     - the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States; or

     - if a tax treaty applies, it is attributable to a United States permanent establishment of the non-U.S. Holder in which cases the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax." A non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK

     A non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of Class A common stock unless:

     - the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States;

     - in the case of a non-U.S. Holder who is an individual and holds the Class A common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other taxable disposition and certain other tests are met; or

     - the non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates.

ESTATE TAX

     Class A common stock owned or treated as owned by an individual non-U.S. Holder at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Dividends. United States backup withholding tax generally will not apply to dividends paid on the Class A common stock that are subject to the 30 percent or reduced treaty rate of United States withholding tax previously discussed. We must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. Holder's country of residence.

     Sale or Other Disposition of Common Stock. Upon the sale or other taxable disposition of Class A common stock by a non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Class A common stock by a non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

     The U.S. Treasury Department has issued regulations generally effective for payments made after December 31, 2000 that will affect the procedures to be followed by a non-U.S. Holder in establishing such holder's status as a non-U.S. Holder for purposes of the withholding, backup withholding and information reporting rules described herein. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the Class A common stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc. and Thomas Weisel Partners LLC are acting as representatives, the following respective numbers of shares of Class A common stock:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Chase Securities Inc. ......................................
Thomas Weisel Partners LLC..................................

                                                               -------
     Total..................................................
                                                               =======

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Class A common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to           additional shares of our Class A common stock at the
initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock.

     The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and
to the selling group members at that price less a concession of $     per share.
The underwriters and the selling group members may allow a discount of $     per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                         PER SHARE                         TOTAL
                                               -----------------------------   -----------------------------
                                                  WITHOUT          WITH           WITHOUT          WITH
                                               OVERALLOTMENT   OVERALLOTMENT   OVERALLOTMENT   OVERALLOTMENT
                                               -------------   -------------   -------------   -------------
Underwriting Discounts and Commissions paid
  by us......................................     $               $               $               $
Expenses payable by us.......................     $               $               $               $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of Class A common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except for grants of stock options or stock awards pursuant to the terms of any plan in effect on the date of this prospectus;

issuances of securities pursuant to the exercise of employee stock options outstanding on the date of this prospectus or employee stock purchases pursuant to the term of any plan in effect on the date of this prospectus; issuances of Class A common stock in connection with an exchange of membership units in Element K; issuances of Class A common stock in connection with a conversion of Class B common stock; issuances in connection with any reorganization of Element K Corp. in accordance with the Element K liability limited company agreement described in this prospectus; and issuances of securities in connection with the acquisition of stock or assets of other companies so long as, in each case, the recipient of the securities agrees in writing to be bound by the restrictions outlined above.

     Our officers and directors and all our existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any such transaction is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to           shares of our Class A common stock for our directors,
officers, employees and certain other persons associated with us who have expressed an interest in purchasing Class A common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list the shares of Class A common stock on The Nasdaq Stock Market's National Market under the symbol "LMNK."

     Prior to the offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives, and may not reflect the market price for our Class A common stock that may prevail following the offering. We will consider, among others, the following principal factors in determining the initial public offering price:

     - the information in this prospectus and otherwise available to the representatives;

     - the market conditions for initial public offerings;

     - the history of and the prospects for the industry in which we compete;

     - our past and present operations;

     - our past and present earnings and current financial position;

     - the ability of our management;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of the offering.

We can offer no assurance that the initial public offering price will correspond to the price at which our Class A common stock will trade in the public market subsequent to the offering or that an active trading market for our Class A common stock will develop and continue after the offering.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by that syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our Class A common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in the offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

     Thomas Weisel Partners, LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with the offering.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are effected. Accordingly, any resale of the Class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Class A common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Class A common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by the Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Class A common stock to whom the Securities Act (British Columbia) applies, is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Class A common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Class A common stock should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and with respect to the eligibility of the Class A common stock for investment by the purchasers under relevant Canadian legislation.

                                 LEGAL MATTERS

     The legality of the Class A common stock offered in this prospectus and certain tax and other legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore provides legal services to Wasserstein Perella on various matters.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission under the Securities Act, with respect to our Class A common stock offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. For further information on us and the Class A common stock, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement. You can inspect and copy the registration statement and the reports and other information we file with the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, NY 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address www.sec.gov.

     After the offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. We will fulfill these requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent accounting firm. We have applied to list our Class A common stock on The Nasdaq Stock Market's National Market. Reports, proxy statements and other information concerning us can be inspected at the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006. You may also inspect our SEC reports and other information at Nasdaq's Website at www.nasdaq.com.

                         INDEX TO FINANCIAL STATEMENTS

ELEMENT K CORPORATION
Report of Independent Public Accountants....................  F-2
Balance Sheet as of April 12, 2000..........................  F-3
Statement of Operations for the period from January 18, 2000
  (inception) through April 12, 2000........................  F-4
Statement of Stockholder's Deficit for the Period from
  January 18, 2000 (inception) through April 12, 2000.......  F-5
Statement of Cash Flows for the Period from January 18, 2000
  (inception) through April 12, 2000........................  F-6
Notes to Financial Statements...............................  F-7

ELEMENT K CORPORATION PREDECESSOR BUSINESS
Report of Independent Public Accountants....................  F-9
Balance Sheets as of December 31, 1998 and 1999.............  F-10
Statements of Operations and Division Deficit for the years
  ended December 31, 1997, 1998 and 1999....................  F-11
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-12
Notes to Financial Statements...............................  F-13

ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
Report of Independent Public Accountants....................  F-19
Balance Sheets as of December 31, 1998 and 1999.............  F-20
Statements of Operations and Division Equity for the years
  ended December 31, 1997, 1998 and 1999....................  F-21
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-22
Notes to Financial Statements...............................  F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Element K Corporation:

     We have audited the accompanying balance sheet of Element K Corporation (a Delaware corporation) (the Company, formerly WBT Corp.) as of April 12, 2000, and the related statements of operations, stockholder's deficit and cash flows for the period from January 18, 2000 (inception) through April 12, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Element K Corporation as of April 12, 2000, and the results of its operations and its cash flows for the period from January 18, 2000 (inception) through April 12, 2000 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

New York, New York
April 12, 2000

                             ELEMENT K CORPORATION

                                 BALANCE SHEET
                              AS OF APRIL 12, 2000

                                     ASSETS

ASSETS:
  Investment in Element K Holdings LLC......................  $1,000
                                                              ------
Total assets................................................  $1,000
                                                              ======

                     LIABILITIES AND STOCKHOLDER'S DEFICIT

LIABILITIES:
  Accounts payable and accrued liabilities..................  $ 10,000
                                                              --------

STOCKHOLDER'S DEFICIT:
  Class B Common Stock: $.01 par value; 1 share authorized;
     1 issued and outstanding...............................  $  1,000
  Accumulated deficit.......................................  $(10,000)
                                                              --------
Total stockholder's deficit.................................  $ (9,000)
                                                              --------
Total liabilities and stockholder's deficit.................  $  1,000
                                                              ========

  The accompanying notes to financial statements are an integral part of these statements.

                             ELEMENT K CORPORATION

                            STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM JANUARY 18, 2000 (INCEPTION) THROUGH APRIL 12, 2000

OPERATING EXPENSES:
  General and administrative................................  $ 10,000
                                                              --------
     Loss from operations...................................  $(10,000)
PROVISION FOR INCOME TAXES:.................................        --
                                                              --------
     Net loss...............................................  $(10,000)
                                                              ========

  The accompanying notes to financial statements are an integral part of these statements.

                             ELEMENT K CORPORATION

                       STATEMENT OF STOCKHOLDER'S DEFICIT
    FOR THE PERIOD FROM JANUARY 18, 2000 (INCEPTION) THROUGH APRIL 12, 2000

                                                    CLASS B COMMON
                                                        STOCK                             TOTAL
                                                   ----------------    ACCUMULATED    STOCKHOLDER'S
                                                   SHARES    AMOUNT      DEFICIT         DEFICIT
                                                   ------    ------    -----------    -------------
Balance at January 18, 2000 (inception)..........    --      $   --     $     --        $     --
Initial contribution by stockholder..............     1       1,000           --           1,000
Net loss.........................................    --          --      (10,000)        (10,000)
                                                     --      ------     --------        --------
Balance at April 12, 2000........................     1      $1,000     $(10,000)       $ (9,000)
                                                     ==      ======     ========        ========

  The accompanying notes to financial statements are an integral part of these statements.

                             ELEMENT K CORPORATION

                            STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM JANUARY 18, 2000 (INCEPTION) THROUGH APRIL 12, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(10,000)
  Adjustments to reconcile net loss to net cash from
     operating activities:
     Accounts payable and accrued liabilities...............    10,000
                                                              --------
       Net cash from operating activities...................        --
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in Element K Holdings LLC......................  $ (1,000)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Contribution from stockholder.............................  $  1,000
                                                              --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................  $     --
CASH, beginning of period...................................  $     --
                                                              --------
CASH, end of period.........................................  $     --
                                                              ========

  The accompanying notes to financial statements are an integral part of these statements.

                             ELEMENT K CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 12, 2000

1. BASIS OF PRESENTATION

     Element K Corporation ("Element K Corp." or the "Company"), a Delaware corporation, was formed on January 18, 2000 as WBT Corp. and subsequently changed its name to Element K Corporation. The Company, upon formation, issued one share of Class B common stock to WP Management Partners, LLC ("WP Partners") for $1,000. This share is convertible into 250 shares of Class A common stock. On February 10, 2000, Element K Corp. purchased 250 membership units in Element K Holdings LLC, representing a 0.002% ownership interest, for $1,000. This cost-method investment is reflected on the balance sheet as an Investment in Element K Holdings LLC. Element K Holdings LLC owns Element K LLC, which acquired Element K Corporation Predecessor Business on February 10, 2000. Element K Holdings LLC and Element K LLC are referred to collectively as "Element K". Element K is controlled by Wasserstein Perella Group, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents when initially purchased.

LONG-LIVED ASSETS

     The Company reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

                             ELEMENT K CORPORATION

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. This standard is effective for all fiscal years beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact on the financial statements of the Company.

SEGMENT REPORTING

     The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief operating decision maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Company has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to the Company's principal operating segment.

3. INCOME TAXES

     For the period from January 18, 2000 through April 12, 2000, the Company incurred taxable losses and generated approximately $10,000 of net operating loss carryforwards available to offset future taxable income. In accordance with SFAS No. 109, the Company recognized a deferred tax asset of approximately $3,400 primarily resulting from the above mentioned net operating loss carryforward. A full valuation allowance has been recorded related to the deferred tax asset as a result of management's uncertainty as to the realization of such asset. Accordingly, no net tax provision has been recorded. There are no other temporary differences.

4. STOCKHOLDERS' EQUITY

COMMON STOCK

     The authorized capital stock of Element K Corp. consists of 150,000,000 shares of Class A common stock, par value $.01 per share, and 1,000 shares of Class B common stock, par value $.01 per share. The holders of shares of Class A common stock and the holders of shares of Class B common stock will vote together as one class on all matters on which stockholders are entitled to vote. The one share of Class B common stock currently outstanding is convertible into 250 shares of Class A common stock at any time at the option of the holder.

PREFERRED STOCK

     The Board of Directors is authorized to issue up to an aggregate of 50,000,000 shares of $.01 par value preferred stock. The rights and characteristics of the preferred stock are at the discretion of the Board of Directors. As of April 12, 2000 there was no preferred stock outstanding.

5. PUBLIC OFFERING

     The Company plans to file a registration statement on Form S-1 with the Securities and Exchange Commission for a public offering of Class A common stock. The number of shares to be offered and the initial offering price will be determined at a future date. The Company intends to use the net proceeds of the offering to buy membership units in Element K and to acquire the remaining membership units in Content.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Element K Corporation:

     We have audited the accompanying balance sheets of Element K Corporation Predecessor Business (a carve-out business of Ziff Davis Education which was a division of Ziff Davis Inc. and predecessor of Element K Corporation) as of December 31, 1998 and 1999, and the related statements of operations and division deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Element K Corporation Predecessor Business as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Rochester, New York
March 15, 2000

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                     ASSETS

                                                                 1998          1999
                                                              ----------    ----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $       --    $       --
  Accounts receivable, net of allowance for doubtful
     accounts of $149,000 and $299,000, in 1998 and 1999,
     respectively...........................................   1,827,907     4,400,974
  Prepaid expenses and other current assets.................     379,602       890,131
                                                              ----------    ----------
     Total current assets...................................   2,207,509     5,291,105
                                                              ----------    ----------
PROPERTY AND EQUIPMENT, AT COST:
  Computer equipment........................................     613,369     1,903,668
  Office equipment..........................................      21,091        86,441
  Furniture and fixtures....................................       3,316         6,967
                                                              ----------    ----------
     Property and equipment, net............................     637,776     1,997,076
  Less -- Accumulated depreciation..........................    (215,624)     (498,397)
                                                              ----------    ----------
                                                                 422,152     1,498,679
                                                              ----------    ----------
TOTAL ASSETS................................................  $2,629,661    $6,789,784
                                                              ==========    ==========

                        LIABILITIES AND DIVISION DEFICIT

                                                                 1998           1999
                                                              -----------    -----------
CURRENT LIABILITIES:
  Accounts payable..........................................  $    81,225    $   468,778
  Accrued expenses..........................................      657,346      1,447,783
  Deferred revenue, current portion.........................    2,914,957      7,702,848
                                                              -----------    -----------
     Total current liabilities..............................    3,653,528      9,619,409
                                                              -----------    -----------
DEFERRED REVENUE, NET OF CURRENT PORTION....................           --        519,011

COMMITMENTS AND CONTINGENCIES

DIVISION DEFICIT............................................   (1,023,867)    (3,348,636)
                                                              -----------    -----------
TOTAL LIABILITIES AND DIVISION DEFICIT......................  $ 2,629,661    $ 6,789,784
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                 STATEMENTS OF OPERATIONS AND DIVISION DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                          1997          1998           1999
                                                       ----------    -----------    -----------
NET REVENUES:
  Subscription revenues..............................  $  224,815    $ 1,737,260    $ 4,945,924
  Royalty revenues...................................   2,874,024      2,998,739      4,955,345
  Other revenues.....................................          --        194,515        639,771
                                                       ----------    -----------    -----------
TOTAL NET REVENUES...................................   3,098,839      4,930,514     10,541,040
                                                       ----------    -----------    -----------
COST OF NET REVENUES:
  Cost of subscription revenues......................     122,066      1,192,940      3,900,072
  Cost of royalty revenues...........................     108,015        120,814        121,301
  Cost of other revenues.............................          --         22,341         26,423
                                                       ----------    -----------    -----------
TOTAL COSTS OF NET REVENUES..........................     230,081      1,336,095      4,047,796
                                                       ----------    -----------    -----------
GROSS PROFIT.........................................   2,868,758      3,594,419      6,493,244
                                                       ----------    -----------    -----------
OPERATING EXPENSES:
  Research and development...........................   1,353,811      3,527,401      7,418,527
  Selling and marketing..............................     897,788      2,199,015      4,218,808
  General and administrative.........................     637,432      1,842,849      3,312,149
  Depreciation.......................................     108,345        107,279        282,773
                                                       ----------    -----------    -----------
TOTAL OPERATING EXPENSES                                2,997,376      7,676,544     15,232,257
                                                       ----------    -----------    -----------
     Loss from operations............................    (128,618)    (4,082,125)    (8,739,013)
PROVISION FOR INCOME TAXES...........................          --             --             --
                                                       ----------    -----------    -----------
     Net loss........................................    (128,618)    (4,082,125)    (8,739,013)
Division Deficit, beginning..........................          --       (167,085)    (1,023,867)
     Net contributions from parent...................     (38,467)     3,225,343      6,414,244
                                                       ----------    -----------    -----------
Division Deficit, ending.............................  $ (167,085)   $(1,023,867)   $(3,348,636)
                                                       ==========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                          1997          1998           1999
                                                       ----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $ (128,618)   $(4,082,125)   $(8,739,013)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation....................................     108,345        107,279        282,773
     Changes in current assets and liabilities:
       Accounts receivable...........................    (880,457)      (947,450)    (2,573,067)
       Prepaid expenses and other current assets.....    (288,873)       (90,729)      (510,529)
       Accounts payable..............................      63,142         18,083        387,553
       Accrued expenses..............................     136,537        520,809        790,437
       Deferred revenue..............................   1,569,148      1,345,809      5,306,902
                                                       ----------    -----------    -----------
          Net cash provided by (used in) operating
            activities...............................     579,224     (3,128,324)    (5,054,944)
                                                       ----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................    (540,757)       (97,019)    (1,359,300)
                                                       ----------    -----------    -----------
          Net cash used in investing activities......    (540,757)       (97,019)    (1,359,300)
                                                       ----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net contributions from parent......................     (38,467)     3,225,343      6,414,244
                                                       ----------    -----------    -----------
          Net cash (used in) provided by financing
            activities...............................     (38,467)     3,225,343      6,414,244
                                                       ----------    -----------    -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS..............          --             --             --
CASH AND CASH EQUIVALENTS, beginning of year.........          --             --             --
                                                       ----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year...............  $       --    $        --    $        --
                                                       ==========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

1. BASIS OF PRESENTATION

     The Element K Corporation Predecessor Business operated as a division (the "Division") of Ziff Davis Education ("ZDE") until it was acquired on February 10, 2000. Until February 10, 2000, ZDE operated as a division of Ziff Davis Inc. (the "Parent"). The Division is the predecessor of Element K Corporation.

     The accompanying financial statements include the accounts of the Element K Corporation Predecessor Business (a carve-out business of Ziff Davis Inc.) on a stand-alone basis as if it had been an independent reporting entity for the periods presented. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Division in the future, nor what the financial position, results of operations or cash flows would have been if it had been a separate, stand-alone company throughout the periods covered.

     The Division is a leading provider of Web-based learning, or e-learning, designed to address the strategic objectives of businesses and government organizations by helping them build knowledge, expand competencies and enhance productivity. The Division's operations are currently conducted in the United States and Canada, and internationally through resellers.

     The Division is subject to risks common to rapidly growing, technology-based companies, including limited operating history, dependence on key personnel, rapid technological change, competition from substitute services and larger companies, inability to protect intellectual property, proprietary rights and Internet domain name and the need for continued market acceptance of the Division's products and services. Further, the Division has never operated as a stand-alone company and may not be successful as a stand-alone company as the Division expects future losses and may not achieve or maintain profitability. In addition, pending litigation could have an adverse effect on the Division (See Note 6).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Division considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents. During 1997, 1998 and 1999, the Division's net cash source and use were remitted and reimbursed by the Parent and as a result, the Division did not maintain separate cash balances. Accordingly, the Division had no cash or cash equivalents as of December 31, 1998 and 1999.

  Concentrations of Credit Risk and Significant Customer

     Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Division has no significant off-balance-sheet credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Division's accounts receivable are unsecured, and the Division is at risk to the extent that such amounts become uncollectible. The Division has not experienced any material losses related to its accounts receivable from individual customers or groups of customers. In fiscal 1997 and 1998 the Division did not have any customer who accounted for greater than 10% of net revenues. In 1999, the Division had one customer, a related party (See Note 3), who accounted for 16% of net revenues.

  Royalty Agreements

     Included in prepaid expenses on the accompanying balance sheets is approximately $357,000 and $778,000 as of December 31, 1998 and 1999, respectively, related to prepayments of royalty fees under certain royalty agreements (see Note 6). These royalty fees are charged to operations on a usage basis.

  Software Development Costs and Research and Development Costs

     The Division follows the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, related to internally developed software. In accordance with the policy of the Parent, the Division has expensed all Web site development costs as incurred.

     The Division charges all research and development expenses to operations as incurred. Included in research and development are costs related to content development, technology development and other product development.

     The Division does not develop software for sale to outside parties.

  Property and Equipment

     Property and equipment is stated at cost. The Division provides for depreciation by charges to operations on a straight-line basis over the estimated useful lives of those assets as follows:

Computer equipment..........................................  5 years
Office equipment............................................  5 years
Furniture and fixtures......................................  7 years

     Beginning in 1999, the Division expensed all purchases of personal computers in accordance with the Parent's policy. As a result, for the year ended December 31, 1999, the Division did not capitalize personal computer purchases.

     Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Division reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable, an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Division did not record any impairment in 1997, 1998 or 1999.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     Subscription revenues consist of the sale of annual and multi-year contracts for use of the Division's e-learning service. Subscription revenue, less estimated cancellations, is deferred and recognized ratably over the term of the subscription, generally 12 months. Estimated cancellations are based upon historical cancellation information.

     Royalty revenues are derived from the licensing of content to a related party (See Note 3) and third party customers. Royalty revenue is recognized over the life of a contract or on a usage basis, as applicable.

     Other revenue is derived from the sale of CD-ROM based products and is recognized at the time of shipment. Fulfillment of CD-ROM sales is outsourced to a separate division of ZDE.

  Advertising Costs

     The Division expenses all advertising costs as incurred.

  Income Taxes

     For the years 1997, 1998 and 1999, the results of the Division were included in the consolidated tax return of the Parent. The Division's policy is to calculate income taxes as if it were a separate company using the separate company return method. The Division has not recorded a tax provision due to its historical net operating losses.

  Fair Value of Financial Instruments

     Financial instruments consist mainly of accounts receivable and accounts payable. The carrying amounts of these instruments approximate their fair value.

  Recently Issued Accounting Standards

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. This standard is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact on the financial statements of the Division.

  Segment Reporting

     The Division adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Division's chief operating decision-maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Division has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to the Division's principal operating segment.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. PARENT AND RELATED PARTY RELATIONSHIP

  Parent

     During 1997, 1998 and 1999, the Parent allocated certain overhead costs to the Division. The allocated costs included in general and administrative expenses on the accompanying statements of operations totaled approximately $28,000, $228,000 and $505,000, in 1997, 1998 and 1999, respectively. This allocation includes costs associated with services the Parent provided to the Division such as corporate sales and marketing, licensing, human resources, employee benefit plans, facilities, legal and information technology costs. The allocation by the Parent was based upon such factors as actual usage, headcount, square footage or relative contribution. Management of the Division believes that if these costs had been incurred on a stand-alone basis, the costs would total approximately $23,000, $105,000 and $220,000, respectively, in 1997, 1998 and 1999. Following the completion of the acquisition described in Note 8, corporate allocations ceased.

  Related Parties

     During 1997, 1998 and 1999, the Division shared certain support services with other divisions of ZDE. These shared services included sales and marketing expense, content development expense, human resource costs, finance and accounting costs, information technology costs and facilities costs. In preparing the accompanying financial statements, a portion of these costs have been allocated to the Division and included in the accompanying statements of operations for 1997, 1998 and 1999. These allocated costs totaled approximately $2,652,000, $7,264,000 and $7,602,000 in 1997, 1998 and 1999, respectively. The allocation of the shared services cost was based upon various allocation factors determined by management. Sales and marketing costs have been allocated based primarily upon actual amounts incurred by the Division. Content development costs have been allocated based upon actual usage amounts. Human resources, finance and accounting and information technology costs were allocated based upon a headcount factor and facilities costs have been allocated based upon a square footage factor. Management believes that the methods used to allocate the costs described above are reasonable.

     During 1997, 1998 and 1999 the Division outsourced its content development to the Element K Content LLC Predecessor Business (the "Content Division") of ZDE. Under this arrangement, the Division supplied the Content Division with content to be repurposed for Internet distribution. In exchange for performing these services, a portion of the Content Division expenses were allocated to the Division. These allocated expenses totaled approximately $575,000, $1,539,000 and $3,264,000 in 1997, 1998 and 1999, respectively.

     In 1999, a portion of royalty revenue was derived from an arrangement with a separate division of the Parent. Under this agreement, the Division licenses information technology courses to the separate division in exchange for a royalty based on a percentage of product sales. The royalty percentage is 50% of net booked revenue, as defined, multiplied by a pro rata share of courses commenced by users. The Division recognized approximately $1,667,000 under this arrangement in 1999.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Division operates in a facility leased by ZDE. In 1997, 1998 and 1999 the Division was allocated a fee for leased facilities based upon a square footage factor. For 1997, 1998 and 1999, this allocation totaled approximately $43,000, $82,000 and $269,000, respectively. Subsequent to its acquisition in February 2000 (see Note 8), the Division will continue to be allocated a rental fee based upon square footage. Future expected annual commitments are expected to be as follows:

FISCAL YEAR                                                     AMOUNT
-----------                                                   ----------
2000........................................................  $  313,000
2001........................................................     322,000
2002........................................................     332,000
2003........................................................     342,000
2004........................................................     352,000
Thereafter..................................................   1,121,000
                                                              ----------
                                                              $2,782,000
                                                              ==========

4. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                1998         1999
                                                              --------    ----------
Accrued payroll and related costs...........................  $215,962    $1,174,262
Accrued other...............................................   441,384       273,521
                                                              --------    ----------
                                                              $657,346    $1,447,783
                                                              ========    ==========

5. INCOME TAXES

     The Division accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes.

     For the years ended December 31, 1997, 1998 and 1999, the Division incurred taxable losses and generated net operating losses. These net operating losses totaled approximately $11,834,000 at December 31, 1999. These net operating losses expire through 2019.

     The approximate income tax effect of each type of temporary difference and carryforward of the Division are as follows:

                                                               1998           1999
                                                            -----------    -----------
Deferred tax assets (liabilities) --
  Accounts receivable.....................................  $    58,527    $   117,447
  Accrued expenses........................................       75,316         82,000
  Prepaid expenses........................................      (73,454)      (106,842)
  Net operating losses....................................    1,477,234      4,791,084
  Less -- valuation allowance.............................   (1,537,623)    (4,883,689)
                                                            -----------    -----------
                                                            $        --    $        --
                                                            ===========    ===========

     The Division has not recorded a tax benefit for the net losses in 1997, 1998 and 1999 due to uncertain realizability of the Division's net deferred tax assets.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES

  Royalty Agreements

     During 1997, 1998 and 1999, the Division entered into certain royalty agreements with outside parties. These agreements permit the use of certain training content by the Division in exchange for a royalty fee. These royalty fees are generally based upon a percentage of revenues earned by the Division through the use of the licensed content. The royalty fee percentage ranges from 5% to 60% of product sales, as defined in the respective agreements. Royalty fees included in cost of subscription revenues in the accompanying statements of operations for 1997, 1998 and 1999 totaled approximately $29,000, $161,000 and $1,217,000, respectively.

     One royalty agreement includes minimum royalty payments annually over the life of the three year contract. Under this agreement, the Division is required to pay minimum royalties of $500,000, $1,250,000 and $1,500,000 in 2000, 2001
and 2002, respectively. After a period, as defined in the agreement, the Division may elect to reduce its payments in 2001 and 2002 to $250,000 per year by forfeiting the exclusivity right and increasing the royalty rate from the greater of $25 per subscriber or 15% to 25% of subscription revenues, as defined in the agreement. If the Division makes such an election, the Division may also eliminate the 2002 minimum payment by terminating the agreement within 90 days of December 31, 2001.

  Litigation

     In December 1998, a suit was filed by a third party against the Parent. The suit alleges a breach of contract under a software license agreement and also alleges other claims. The third party is seeking, among other things, injunctive relief and damages. The Division cannot be certain that the Parent will be successful in its defense of these claims. If the litigation is decided adversely to the Parent, it may have a material adverse impact on the operations of the Division. Related to the acquisition of the Division, as described in
Note 8, the Division has been indemnified by the Parent for any and all damages assessed against the Company in the pre-acquisition period.

7. EMPLOYEE BENEFIT PLAN

     Employees of the Division who have met certain eligibility requirements are eligible to participate in the 401(k) Plan (the Plan) sponsored by the Parent. Under the terms of the Plan, employees may elect to make tax-deferred contributions to the Plan. In addition, the Parent may at their discretion, make a contribution to the Plan. Contributions made by the Parent to the plan have been included in the allocation of costs described in Note 3.

8. SUBSEQUENT EVENT

     On February 10, 2000, the Division was acquired by an investor group led by U.S. Equity Partners, L.P., a private equity fund managed by Wasserestein Perella Group, Inc., an international investment bank based in New York, New York. In exchange for all of the assets of the Division, the Parent received $57 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Element K Corporation:

     We have audited the accompanying balance sheets of Element K Content LLC Predecessor Business (a carve-out business of Ziff Davis Education which was a division of Ziff Davis Inc. and predecessor of Element K Content LLC) as of December 31, 1998 and 1999, and the related statements of operations and division equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Element K Content LLC Predecessor Business as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Rochester, New York
March 15, 2000

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                     ASSETS

                                                                 1998          1999
                                                              ----------    -----------
CASH AND CASH EQUIVALENTS...................................  $       --    $        --
PREPAID ASSETS AND OTHER CURRENT ASSETS.....................      20,590         11,338
PROPERTY AND EQUIPMENT, AT COST:
  Computer equipment........................................   1,795,047      3,520,034
  Office equipment..........................................     275,561        327,963
  Furniture and fixtures....................................   1,022,748      1,022,748
  Leasehold improvements....................................     304,890        391,179
                                                              ----------    -----------
     Property and equipment, net............................   3,398,246      5,261,924
  Less -- Accumulated depreciation and amortization.........    (922,244)    (1,793,972)
                                                              ----------    -----------
                                                               2,476,002      3,467,952
                                                              ----------    -----------
TOTAL ASSETS................................................  $2,496,592    $ 3,479,290
                                                              ==========    ===========

                        LIABILITIES AND DIVISION EQUITY

                                                                 1998          1999
                                                              ----------    -----------
CURRENT LIABILITIES:
  Accounts payable..........................................  $   42,650    $   246,552
  Accrued expenses..........................................     225,734        349,656
                                                              ----------    -----------
     Total current liabilities..............................     268,384        596,208
                                                              ----------    -----------
Division equity in cost center..............................   2,228,208      2,883,082
                                                              ----------    -----------
TOTAL LIABILITIES AND DIVISION EQUITY.......................  $2,496,592    $ 3,479,290
                                                              ==========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  STATEMENTS OF OPERATIONS AND DIVISION EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                            1997          1998          1999
                                                         ----------    ----------    ----------
REIMBURSED COSTS:
  Element K Predecessor Business.......................  $  575,099    $1,538,677    $3,263,787
  Other ZDE divisions..................................   6,353,115     7,373,907     5,209,531
                                                         ----------    ----------    ----------
TOTAL REIMBURSED COSTS.................................   6,928,214     8,912,584     8,473,318
                                                         ----------    ----------    ----------

COST CENTER OPERATING EXPENSES.........................   6,928,214     8,912,584     8,473,318
                                                         ----------    ----------    ----------
     Net income........................................          --            --            --
Division Equity, beginning.............................          --     1,259,693     2,228,208
     Net contributions from division...................   1,259,693       968,515       654,874
                                                         ----------    ----------    ----------
Division Equity, ending................................  $1,259,693    $2,228,208    $2,883,082
                                                         ==========    ==========    ==========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                         1997           1998           1999
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $        --    $        --    $        --
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization..................      424,041        498,203        871,728
     Changes in current assets and liabilities:
       Prepaid assets and other current assets......      (39,416)        18,826          9,252
       Accounts payable.............................       84,435        (41,785)       203,902
       Accrued expenses.............................      208,941         16,793        123,922
                                                      -----------    -----------    -----------
          Net cash provided by operating
            activities..............................      678,001        492,037      1,208,804
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............   (1,937,694)    (1,460,552)    (1,863,678)
                                                      -----------    -----------    -----------
          Net cash used in investing activities.....   (1,937,694)    (1,460,552)    (1,863,678)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from division.......................    1,259,693        968,515        654,874
                                                      -----------    -----------    -----------
          Net cash provided by financing
            activities..............................    1,259,693        968,515        654,874
                                                      -----------    -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...........           --             --             --
CASH, AND CASH EQUIVALENTS, beginning
  of year...........................................           --             --             --
                                                      -----------    -----------    -----------
CASH, AND CASH EQUIVALENTS, end of year.............  $        --    $        --    $        --
                                                      ===========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

1. BASIS OF PRESENTATION

     The Element K Content LLC Predecessor Business operated as a cost center (the "Cost Center") of Ziff Davis Education ("ZDE" or the "Division") until its acquisition on February 10, 2000. Until February 10, 2000, ZDE operated as a division of Ziff Davis Inc. (the "Parent"). The Cost Center is the predecessor of Element K Content LLC.

     The accompanying financial statements include the accounts of the Element K Content LLC Predecessor Business (a carve-out business of Ziff Davis Inc.) on a stand-alone basis as if it had been an independent reporting entity for the periods presented. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Cost Center in the future, nor what the financial position, results of operations or cash flows would have been if it had been a separate, stand-alone company throughout the periods covered.

     Until the date of the acquisition, the Cost Center provided content development services to certain divisions of ZDE.

     The Cost Center is subject to the risks common to other similar entities, which primarily relates to the continued support by the Parent to fund operations. Further, the Cost Center has never operated as a stand-alone company and may not be successful as a stand-alone company as the Cost Center expects future losses and may not achieve or maintain profitability.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Cost Center considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents. During 1997, 1998 and 1999, payments were made by the Parent and as a result, the Cost Center did not maintain separate cash balances. Accordingly, the Cost Center had no cash or cash equivalents as of December 31, 1998 and 1999.

  Software Development Costs and Research and Development Costs

     The Cost Center follows the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, related to internally developed software.

     The Cost Center charges all research and development expenses to operations as incurred. Included in research and development are costs related to content development.

     The Cost Center does not develop software for sale to outside parties.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

  Property and Equipment

     Property and equipment is stated at cost. The Cost Center provides for depreciation and amortization by charges to operations on a straight-line basis over the estimated useful lives of those assets as follows:

Computer equipment...................................          5 years
Office equipment.....................................          5 years
Furniture and fixtures...............................          7 years

     Leasehold improvements are amortized over the shorter of their useful lives or the lease term.

     Beginning in 1999, the Cost Center expensed all purchases of personal computers in accordance with the Parent's policy. As a result, for the year ended December 31, 1999, the Cost Center did not capitalize personal computer purchases.

     Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Cost Center reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable, an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Cost Center did not record an impairment in 1997, 1998 or 1999.

  Revenue Recognition and Cost Center Operating Expenses

     The Cost Center's revenue consists of reimbursements of expenses incurred by the Cost Center on behalf of other divisions of the Parent. The Cost Center's operating expenses consist primarily of payroll and related expenses, contract labor, depreciation and amortization and allocated costs (See Note 3).

  Income Taxes

     For the years 1997, 1998 and 1999, the results of the Cost Center were included in the consolidated tax return of the Parent. The Cost Center's policy is to calculate income taxes as if it were a separate company using the separate return method. The Cost Center has not recorded a tax provision due to the fact that it operates at a break-even level as all costs are reimbursed by other divisions of the Parent. The Cost Center had no net temporary differences between income tax and financial reporting, therefore, there has been no recognition of deferred taxes.

  Recently Issued Accounting Standards

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This standard is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact the financial statements of the Cost Center.

  Segment Reporting

     The Cost Center adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Cost Center's chief operating decision-maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Cost Center has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to the Cost Center's principal operating segment.

3. PARENT AND RELATED PARTY AND RELATIONSHIP

  Parent

     During 1997, 1998 and 1999, the Parent allocated certain overhead costs to the Cost Center. The allocated costs included in cost center operating expenses on the accompanying statements of operations totaled approximately $160,000, $580,000 and $511,000, in 1997, 1998 and 1999, respectively. This allocation includes costs associated with services the Parent provided to the Cost Center such as corporate sales and marketing, licensing, human resources, employee benefit plans, facilities, legal, accounting and information technology costs. The allocation by the Parent was based upon such factors as actual usage, headcount, square footage or relative contribution. Management of the Cost Center believes that if these costs had been incurred on a stand-alone basis, the costs would total approximately $130,000, $266,000 and $222,000 in 1997, 1998 and 1999, respectively. Following the completion of the acquisition described in Note 6 corporate allocations ceased.

  Related Parties

     During 1997, 1998 and 1999, the Cost Center provided certain services for divisions of ZDE. These services primarily consisted of content development services. The Cost Center developed training material for online distribution, classroom based training material and printed material. The Cost Center was reimbursed by the other divisions for all of their costs incurred.

     During 1997, 1998 and 1999 the Cost Center shared certain support services with other divisions of ZDE. These shared services included human resource costs, finance and accounting costs, information technology costs and facilities costs. For the accompanying financial statements a portion of these costs have been allocated to the Cost Center and included in the accompanying statements of operations for 1997, 1998 and 1999. These allocated costs totaled approximately $2,348,000, $3,863,000 and $2,743,000 in 1997, 1998 and 1999, respectively. The allocation of the shared services cost was based upon various allocation factors determined by management. Human resources, finance and accounting and information technology costs were allocated based upon a headcount factor and facilities costs have been allocated based upon a square footage factor. Management believes that the methods used to allocate the costs described above are reasonable. The costs that were allocated to the Cost Center were reimbursed through charges to other divisions of ZDE, including the Element K Corporation Predecessor Business.

     The Cost Center operates in a facility leased by ZDE. In 1997, 1998 and 1999 the Cost Center was allocated a fee for leased facilities based upon a square footage factor. For 1997, 1998 and 1999 this allocation totaled approximately $174,000, $170,000 and $290,000, respectively. Subsequent to its

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

acquisition in February 2000 (see Note 6), the Cost Center will continue to be allocated a rental fee based upon square footage. Future expected annual commitments are expected to be as follows:

FISCAL YEAR                                                     AMOUNT
-----------                                                   ----------
2000........................................................  $  265,000
2001........................................................     273,000
2002........................................................     281,000
2003........................................................     289,000
2004........................................................     298,000
Thereafter..................................................     948,000
                                                              ----------
                                                              $2,354,000
                                                              ==========

4. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                1998        1999
                                                              --------    --------
Accrued payroll and related costs...........................  $175,268    $328,736
Accrued purchase............................................    50,466          --
Accrued other...............................................        --      20,920
                                                              --------    --------
                                                              $225,734    $349,656
                                                              ========    ========

5. EMPLOYEE BENEFIT PLAN

     Employees of the Cost Center who have met certain eligibility requirements are eligible to participate in the 401(k) Plan (the "Plan") sponsored by the Parent. Under the terms of the Plan, employees may elect to make tax-deferred contributions to the Plan. In addition, the Parent may at their discretion, make a contribution to the Plan. Contributions made by the Parent to the plan have been included in the allocation of costs described in Note 3.

6. SUBSEQUENT EVENT

     On February 10, 2000, the Cost Center was acquired by an investment group led by U.S. Equity Partners, L.P., a private equity fund managed by Wasserstein Perella Group, Inc., an international investment bank based in New York, New York. In exchange for all of the assets of the Cost Center, the Parent received $25 million.

                                 elementk LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the Nasdaq National Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in this registration statement, other than underwriting discounts and commissions:

SEC registration fee........................................  $19,800
NASD filing fee.............................................    8,000
Nasdaq application and listing fee..........................        *
Printing expenses...........................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Transfer agent and registrar fees...........................        *
Miscellaneous expenses......................................        *
                                                              -------
     Total..................................................  $     *
                                                              =======

---------------

* To follow by amendment.

  ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated by-laws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require, among other things, that Element K Corp. indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities, including liabilities under the Securities Act.

     Section 174 of the DGCL provides, among other things, that a director, who wilfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On February 10, 2000, Element K Corporation issued one share of Class B common stock to WP Partners in a private placement. No underwriters, brokers or other agents were involved in this transaction. These securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1*    Form of underwriting agreement.
  3.1*    Amended and restated certificate of incorporation of the
          registrant.
  3.2*    Amended and restated by-laws of the registrant.
  4.1*    Specimen certificate for shares of Class A common stock.
  4.2*    Specimen certificate for shares of Class B common stock.
  5.1*    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the securities being offered.
 10.1*    Letter Agreement dated as of February 10, 2000, by and among
          WP Management Partners LLC (Wasserstein Perella), WBT
          Operating LLC (Element K LLC) and WBT Holdings LLC (Element
          K Holdings LLC).
 10.2*    Financial services agreement, dated as of February 10, 2000, by and between WP Management Partners LLC (Wasserstein
          Perella), WBT Holdings LLC (Element K Holdings LLC) and WBT
          Operating LLC (Element K LLC).
 10.3*    Credit agreement dated February 10, 2000, by Training Media
          Operating LLC (Element K Press LLC) and among Fleet Bank and the other lenders identified therein.
 10.4*    Subscription agreement, dated as of February 10, 2000, by
          and between U.S. Equity Partners, L.P. and WBT Holdings LLC
          (Element K Holdings LLC).
 10.5*    Subscription agreement, dated as of February 10, 2000, by
          and between U.S. Equity Partners (Offshore), L.P. and WBT
          Holdings LLC (Element K Holdings LLC).
 10.6*    Subscription agreement, dated as of February 10, 2000, by
          and between TMCT Ventures, L.P. and WBT Holdings LLC
          (Element K Holdings LLC).
 10.7*    Subscription agreement, dated as of February 10, 2000, by
          and between Highfields Capital Management, L.P. and WBT
          Holdings LLC (Element K Holdings LLC).
 10.8*    Subscription agreement, dated as of February 10, 2000, by
          and between Bank of America Capital and WBT Holdings LLC
          (Element K Holdings LLC).
 10.9*    Purchase agreement by and between WP Education Holdings LLC and ZD Inc., dated as of November 17, 1999.
 10.10*   Agreement, dated as of October 1, 1999, between ZD Education and SmartPlanet Inc.
 10.11*   Agreement, dated as of February 10, 2000, between ZDNet and
          ZD Education.
 10.12*   Sublease agreements, dated as of             , between
          Training Media Operating LLC (Element K Press LLC) and WBT
          Operating LLC (Element K LLC).
 10.13*   Shared services agreement, dated as of February 10, 2000, by and among Content Media LLC (Element K Content LLC),
          Training Media Operating LLC (Element K Press LLC) and WBT
          Operating LLC (Element K LLC).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.14*   Trademark license agreement, dated as of February 10, 2000, between Training Media Holdings LLC (Element K Press
          Holdings LLC) and WBT Operating LLC (Element K LLC).
 10.15*   Reseller agreement, dated as of February 10, 2000, between
          Training Media Operating LLC (Element K Press LLC) and WBT
          Operating LLC (Element K LLC).
 10.16*   WBT Holdings LLC (Element K Holdings LLC) 2000 Stock Option
          Plan.
 10.17*   Employment agreement of Lance D'Amico, dated as of March 21,
          2000.
 10.18*   WBT Holdings LLC (Element K Holdings LLC) Limited Liability
          Company Agreement, dated as of February 10, 2000, by and
          among U.S. Equity Partners L.P., U.S. Equity Partners
          (offshore), Element K Corporation and the persons listed in the Schedule of Management Members and Non-Management
          Members.
 10.19*   Supplemental Limited Liability Company Agreement between
          Element K Holdings LLC and Bruce Barnes.
 10.20*   Supplemental Limited Liability Agreement between Element K
          Holdings LLC and Bruce Barnes Annuity Trust.
 10.21*   Supplemental Limited Liability Company Agreement between
          Element K Holdings LLC and Lance D'Amico.
 11.1*    Statement regarding computation of per share earnings.
 21.1*    Subsidiaries of the registrant.
 23.1     Consent of Arthur Andersen LLP.
 23.2*    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1).
 24       Power of attorney (included on the signature pages to this registration statement).

---------------
  * To be filed by amendment.

(b) Financial Statement Schedules:

     The schedules have been omitted because of the absence of circumstances under which they could be required.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on May 9, 2000.

                                          Element K Corporation

                                          By: /s/ BRUCE BARNES
                                            ------------------------------------
                                              Name: Bruce Barnes
                                              Title:  Chief Executive Officer

                               POWER OF ATTORNEY

     Each of the undersigned officers and directors of Element K Corporation, a Delaware corporation, hereby constitutes and appoints Bruce Barnes, Terence Nulty, Howard Cohen and Lance D'Amico each of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, in his name and on his behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement, any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 9, 2000.

                      SIGNATURE                                             TITLE
                      ---------                                             -----

                  /s/ BRUCE BARNES                       Chief Executive Officer and Director
-----------------------------------------------------      (Principal Executive Officer)
                    Bruce Barnes

                  /s/ HOWARD COHEN                       Chief Financial Officer (Principal Financial
-----------------------------------------------------      Officer and Principal Accounting Officer)
                    Howard Cohen

                /s/ BRUCE WASSERSTEIN                    Chairman of the Board of Directors
-----------------------------------------------------
                  Bruce Wasserstein

                  /s/ ANUP BAGARIA                       Director
-----------------------------------------------------
                    Anup Bagaria

                 /s/ ROBERT FOGELSON                     Director
-----------------------------------------------------
                   Robert Fogelson

                      SIGNATURE                                             TITLE
                      ---------                                             -----
                   /s/ ELLIS JONES                       Director
-----------------------------------------------------
                     Ellis Jones

                  /s/ TERENCE NULTY                      Director
-----------------------------------------------------
                    Terence Nulty

                                                         Director
-----------------------------------------------------
                   Thomas Unterman

                                 EXHIBIT INDEX

EXHIBIT
  NO.     DESCRIPTION                                                   PAGE
-------   -----------                                                   ----
  1.1*    Form of underwriting agreement..............................
  3.1*    Amended and restated certificate of incorporation of the
          registrant..................................................
  3.2*    Amended and restated by-laws of the registrant..............
  4.1*    Specimen certificate for shares of Class A common stock.....
  4.2*    Specimen certificate for shares of Class B common stock.....
  5.1*    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the securities being offered................
 10.1*    Letter Agreement dated as of February 10, 2000, by and among
          WP Management Partners LLC (Wasserstein Perella), WBT
          Operating LLC (Element K LLC) and WBT Holdings LLC (Element
          K Holdings LLC).............................................
 10.2*    Financial services agreement, dated as of February 10, 2000, by and between WP Management Partners LLC (Wasserstein
          Perella), WBT Holdings LLC (Element K Holdings LLC) and WBT
          Operating LLC (Element K LLC)...............................
 10.3*    Credit agreement dated February 10, 2000, by Training Media
          Operating LLC (Element K Press LLC) and among Fleet Bank and the other lenders identified therein........................
 10.4*    Subscription agreement, dated as of February 10, 2000, by
          and between U.S. Equity Partners, L.P. and WBT Holdings LLC
          (Element K Holdings LLC)....................................
 10.5*    Subscription agreement, dated as of February 10, 2000, by
          and between U.S. Equity Partners (Offshore), L.P. and WBT
          Holdings LLC (Element K Holdings LLC).......................
 10.6*    Subscription agreement, dated as of February 10, 2000, by
          and between TMCT Ventures, L.P. and WBT Holdings LLC
          (Element K Holdings LLC)....................................
 10.7*    Subscription agreement, dated as of February 10, 2000, by
          and between Highfields Capital Management, L.P. and WBT
          Holdings LLC (Element K Holdings LLC).......................
 10.8*    Subscription agreement, dated as of February 10, 2000, by
          and between Bank of America Capital and WBT Holdings LLC
          (Element K Holdings LLC)....................................
 10.9*    Purchase agreement by and between WP Education Holdings LLC and ZD Inc., dated as of November 17, 1999..................
 10.10*   Agreement, dated as of October 1, 1999, between ZD Education and SmartPlanet Inc. .......................................
 10.11*   Agreement, dated as of February 10, 2000, between ZDNet and
          ZD Education................................................
 10.12*   Sublease agreements, dated as of             , between
          Training Media Operating LLC (Element K Press LLC) and WBT
          Operating LLC (Element K LLC)...............................
 10.13*   Shared services agreement, dated as of February 10, 2000, by and among Content Media LLC (Element K Content LLC),
          Training Media Operating LLC (Element K Press LLC) and WBT
          Operating LLC (Element K LLC)...............................
 10.14*   Trademark license agreement, dated as of February 10, 2000, between Training Media Holdings LLC (Element K Press
          Holdings LLC) and WBT Operating LLC (Element K LLC).........
 10.15*   Reseller agreement, dated as of February 10, 2000, between
          Training Media Operating LLC (Element K Press LLC) and WBT
          Operating LLC (Element K LLC)...............................
 10.16*   WBT Holdings LLC (Element K Holdings LLC) 2000 Stock Option
          Plan........................................................
 10.17*   Employment agreement of Lance D'Amico, dated as of March 21,
          2000........................................................

EXHIBIT
  NO.     DESCRIPTION                                                   PAGE
-------   -----------                                                   ----
 10.18*   WBT Holdings LLC (Element K Holdings LLC) Limited Liability
          Company Agreement, dated as of February 10, 2000, by and
          among U.S. Equity Partners L.P., U.S. Equity Partners
          (offshore), Element K Corporation and the persons listed in the Schedule of Management Members and Non-Management
          Members.....................................................
 10.19*   Supplemental Limited Liability Company Agreement between
          Element K Holdings LLC and Bruce Barnes.....................
 10.20*   Supplemental Limited Liability Agreement between Element K
          Holdings LLC and Bruce Barnes Annuity Trust.................
 10.21*   Supplemental Limited Liability Company Agreement between
          Element K Holdings LLC and Lance D'Amico....................
 11.1*    Statement regarding computation of per share earnings.......
 21.1*    Subsidiaries of the registrant..............................
 23.1     Consent of Arthur Andersen LLP..............................
 23.2*    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)...................................
 24       Power of attorney (included on the signature pages to this registration statement).....................................

---------------
  * To be filed by amendment.

(b) Financial Statement Schedules: